Exhibit 96.1

TECHNICAL REPORT SUMMARY

RAINBOW BLOCK,

BUTTE MINING DISTRICT

SILVER BOW COUNTY,

MONTANA, USA

Prepared For:	Silver Bow Mining Corp. 1401 Idaho St. Butte, MT 59701 USA

Effective Date:	31st December 2024
Signature Date:	May-27-2025

REPORT PREPARED BY:

DAHROUGE GEOLOGICAL CONSULTING

SUITE 115, 7000 STH , YOSEMITE STREET, CENTENNIAL, CO, USA, 80112

TEL: +1 780 434 9808 | FAX: +1 780 439-9789| www.dahrouge.com

Rainbow Block – Montana, USA

TABLE OF CONTENTS

1	Executive Summary	2
1.1	Introduction	2
1.2	Property Description	2
1.3	Ownership	2
1.4	Mineral Tenure, Surface rights, Water Rights, Royalties and Agreements.	2
1.5	Geology and Mineralization	3
1.6	Exploration	3
1.7	Mineral Resource Estimate	3
1.7.1	ESTIMATION METHODOLOGY	3
1.7.2	MINERAL RESOURCE STATEMENT	4
1.7.3	FACTORS THAT MAY AFFECT THE MINERAL RESOURCE ESTIMATE	4
1.8	Mineral Reserve Estimate	4
1.9	Mining Method	5
1.10	Recovery Method	5
1.11	Infrastructure & Operations	5
1.12	Markets and Contracts	5
1.12.1	Market Studies	5
1.12.2	Commodity prices	6
1.13	Environmental, Permitting and Social Considerations	6
1.13.1	ENVIRONMENTAL STUDIES AND MONITORING	6
1.13.2	SOCIAL PLANS	6
1.13.3	PERMITTING	7
1.13.4	CLOSURE PLANS	7
1.14	Capital Cost Estimates	7
1.15	Operating Cost Estimates	7
1.16	Economic Analysis	7
1.17	Conclusions & Recommendations	7
1.18	Risks and Opportunities	7
2	Introduction	8
2.1	Registrant	8
2.2	Purpose of the report	8
2.3	Terms of reference	8

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Technical Report Summary

2.4	Qualified Persons	9
2.5	Site Visits and Personal inspections	9
2.6	Report Date	9
2.7	Information Sources and References	9
2.8	Previous Reports	10
3	Property Description & Location	11
3.1	Property Location	11
3.2	Mineral Title and Tenure	11
3.3	Ownership	16
3.4	Environmental Liabilities	16
3.5	Permits	17
3.5.1	Surface Rights	17
3.5.2	Water Rights	17
3.5.3	Government Mining Taxes, Levies and Royalties	17
3.5.4	Other Significant Factors or Risks	18
3.6	Encumbrances	18
3.6.1	Permitting Requirements	18
3.6.2	Permitting Timelines	18
3.6.3	Permit Conditions	18
3.6.4	Violations and Fines	19
3.7	Significant Factors and Risks that may affect access, right or work programs	19
4	Accessibility, Local Resources, Infrastructure, Physiography & Climate	20
4.1	Topography Elevation and Vegetation	20
4.2	Climate	21
4.3	Accessibility	22
4.4	Local Resources & Infrastructure	23
5	History	26
5.1	Previous Exploration & Development	26
5.2	Prior Ownership	27
5.3	Historical Production	28
6	Geological Setting, Mineralization, & Deposit	30
6.1	Regional Geology	30
6.2	Local & Property Geology	31
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Rainbow Block – Montana, USA

6.3	Mineralization	34
6.4	Deposit	37
7	Exploration	39
7.1	Exploration	39
7.1.1	Geologic Mapping	39
7.1.2	Geochemistry	41
7.1.3	Geophysics	41
7.1.4	Petrology, Mineralogy and Research Studies	41
7.1.5	Qualified persons interpretation of the Exploration Information	42
7.1.6	Exploration Potential	42
7.2	Drilling	43
7.2.1	Drilling on Property	43
7.2.2	Drilling excluded for estimation purposes	43
7.2.3	Future drilling planned	43
7.3	Drill methods	44
7.3.1	1987 drill program	44
7.3.2	2021 drilling	47
7.4	Logging	48
7.5	Recovery	49
7.6	Collar Surveys	50
7.7	Down Hole details	50
7.8	Results	50
8	Sample Preparation, Analysis & Security	52
8.1	Pre-Analysis Sample Preparation and Quality Control	52
8.1.1	Anaconda Copper Mining channel sampling	52
8.1.2	Drill core sampling	53
8.1.3	Historic drill core re-sampling	53
8.2	Laboratory Sample Preparation & Analysis	54
8.2.1	SGS Minerals – Burnaby, British Columbia	54
8.2.2	American Analytical Services – Osburn, Idaho	55
8.2.3	Paragon Geochemical Laboratories – Sparks, Nevada	56
8.2.4	ALS – Elko and Reno, Nevada	57
8.3	Density Determination	57
8.4	Sample security methods	58
8.5	Sample shipment	58
8.6	Quality Control & Quality Assurance	58
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Technical Report Summary

8.6.1	Performance of Certified Reference Materials	59
8.6.2	Performance of Blank Materials	60
8.6.3	Umpire Assaying	60
8.7	Database	60
8.8	Qualified Persons Opinion on sample preparation, security and analytical Procedures.	61
9	Data Verification	62
9.1	Internal data verification	62
9.1.1	Drillhole and Channel Data Verification	62
9.1.2	2021 Assay Verification	63
9.2	External Data verification	63
9.3	Data verification by qualified person	64
9.4	Qualified Person’s opinion on data adequacy	64
10	Mineral Processing & Metallurgical Testing	65
10.1	Historical Mineral Processing Information	65
10.2	Metallurgical Process and Predicted Recoveries	65
10.3	Mineral Process Testing	65
10.4	Qualified PERSON’S Opinion on Data Adequacy	65
11	Mineral Resource Estimate	66
11.1	Summary	66
11.2	Key Assumptions, Parameters, and Methods	66
11.2.1	Database	66
11.2.2	Interpretation And Modelling	67
11.2.3	Bulk Density Data	71
11.2.4	Compositing	72
11.2.5	Outlier Analysis and Capping	74
11.2.6	Statistical Analysis and Variography	81
11.2.7	Block Model and Grade Estimation	83
11.2.8	Block Model Validation	83
11.3	Mineral Resource Classification	84
11.4	Depletion	85
11.5	Reasonable Prospects of Economic Extraction for Mineral Resources	85
11.5.1	Input Assumptions	86
11.5.2	Commodity Price	87
11.5.3	Cut-off	87
11.6	Mineral Resource Statement	91
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Rainbow Block – Montana, USA

11.7	Qualified Person Statement	92
11.8	Mineral Resource Uncertainty discussion	92
12	Mineral Reserve Estimate	93
13	Mining Methods	94
14	Process and Recovery Methods	95
15	Infrastructure	96
16	Market Studies	97
16.1	Market Analysis	97
16.1.1	Overview	97
16.1.2	Commodity Price Projections	97
16.2	Contracts	102
17	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups	103
17.1	Baseline and Supporting studies	103
17.2	Site Context	103
17.3	Environmental and Socio-Economic Setting	104
17.4	Stockpiles and Waste Rock Storage	104
17.5	Permits and Regulatory Context	105
17.6	Community Relations	106
17.7	Water Management	106
17.8	Qualified Persons Opinion on adequacy of current plan.	107
18	Capital and Operating Costs	108
19	Economic Analysis	109
20	Adjacent properties	110
21	Other Relevant Data & Information	111
22	Interpretation & Conclusions	112
22.1	Introduction	112
22.2	Property Description and Ownership	112
22.3	Mineral Tenure, Surface Rights, Water rights, Royalties and Agreements	112
22.4	Geology and Mineralization	112
22.5	History
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Technical Report Summary

22.6	Exploration	112
22.7	Data Verification	113
22.8	Mineral Resources	113
22.9	Mineral Reserves	113
22.10	Mining Methods	113
22.11	Metallurgical Testing and Mineral Processing	113
22.12	Infrastructure	113
22.13	Environmental Studies, Permitting, Social or Community Impacts	113
22.14	Market studies	113
22.15	Capital and Operating Costs and Economic Evaluation	113
22.16	Capital Cost Estimates	113
22.17	Economic Cost estimate	114
22.18	Economic Analysis	114
22.19	Risk and opportunities	114
22.20	Conclusions	114
23	Recommendation	115
23.1	Introduction	115
23.2	Geology and Mineral Resources	115
23.3	Mining and Mineral Reserves	115
23.4	Mineral Processing	116
23.5	Environmental Studies, Permitting, Social or Community Impacts	116
23.6	Economics Analysis	117
24	References	118
25	Reliance on information provided by the registrant	122
26	Date & Signature Page	123

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Rainbow Block – Montana, USA

LIST OF TABLES

TABLE 1: METAL PRICE (KITCO, 2024)	6
TABLE 2: RAINBOW BLOCK MINERAL TENURE LIST	12
TABLE 3: STATUS OF PERMITS AND LICENSES	17
TABLE 4: HISTORICAL PRODUCTION ON BUTTE PROPERTY (CEHURA, 2006).	29
TABLE 5: COLLAR COORDINATES FOR 1987 NEW BUTTE MINING TRENCHES AND WEST SIDES (SILVER BOW MINING 2022).	41
TABLE 6: COLLAR LOCATIONS FOR RC DRILL HOLES FROM 1987-1988 (SILVER BOW MINING 2022).	44
TABLE 7: DIAMOND DRILL HOLE COLLARS FROM NEW BUTTE MINING 1988-1990 DRILLING PROGRAM (SILVER BOW MINING 2022)	45
TABLE 8:UNDERGROUND DIAMOND DRILL HOLE COLLARS FROM 1988-1990 DRILLING PROGRAM (SILVER BOW MINING 2022).	46
TABLE 9: COLLAR INFORMATION FOR SILVER BOW MINING 2021 DRILL PROGRAM	48
TABLE 10: TYPES OF LOGGING DATA RECORDED	49
TABLE 11: SIGNIFICANT DRILL INTERSECTIONS FROM COMPANY’S 2021 – 2022 DRILLING PROGRAM	51
TABLE 12: STANDARDS USED BY THE COMPANY DURING 2021 DRILLING PROGRAM	60
TABLE 13: SUMMARY OF DRILLING AND TRENCHING IN THE RAINBOW BLOCK	62
TABLE 14: ANACONDA COMPANY UNDERGROUND CHANNEL SAMPLES	63
TABLE 15: GENERAL STATISTICS OF RAW DATA FOR BOTH DRILL HOLE AND UNDERGROUND CHANNEL SAMPLES	66
TABLE 16: LIST OF MINERALIZED VEINS MODELLED WITHIN THE RAINBOW BLOCK	67
TABLE 17: COMPOSITE DATABASE FOR DRILL HOLE AND CHANNEL SAMPLES	73
TABLE 18: CAPPING PARAMETERS OF COMPOSITE DATASET PER VEIN PER METAL	74
TABLE 19: COMPOSITE AND CAPPED DATABASE FOR DRILLHOLE AND CHANNEL SAMPLES	83
TABLE 20: SUMMARY OF THE BLOCK MODEL PARAMETERS	83
TABLE 21: COMMODITY PRICES AND RECOVERIES UTILIZED	86
TABLE 22: RECOMMENDED CUTTOFF'S FOR ESTIMATED METALS	91
TABLE 23: MINERAL RESOURCE STATEMENT AT 31ST DECEMBER 2024, FOR THE RAINBOW BLOCK	91

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Technical Report Summary

LIST OF FIGURES

FIGURE 1: RAINBOW BLOCK – LOCATION MAP (PREPARED BY DAHROUGE, 2024)	11
FIGURE 2: RAINBOW BLOCK MINERAL TENURE MAP (PREPARED BY DAHROUGE, 2024)	12
FIGURE 3: VIEW OF BUTTE FROM WALKERVILLE LOOKING SOUTHEAST. (VISIT SOUTHWEST MONTANA, 2024)	20
FIGURE 4: CLOUD COVER, PRECIPITATION, HUMIDITY, AVERAGE TEMPERATURE AND BEST TIME OF THE YEAR TO VISIT FOR THE BERT MOONEY AIRPORT, BUTTE, MT. (WEATHER SPARK, 2024)	21
FIGURE 5: SITE ACCESS MAP FOR THE PROJECT (PREPARED BY DAHROUGE, 2024)	23
FIGURE 6: REGIONAL POWER AND ELECTRICAL INFRASTRUCTURE MAP FOR THE PROJECT (PREPARED BY DAHROUGE, 2024)	24
FIGURE 7: LOCAL ELECTRICAL AND WATER INFRASTRUCTURE MAP FOR THE SILVER BOW MINING CORP. PROJECT (PREPARED BY DAHROUGE, 2024)	25
FIGURE 8: CLAIM BLOCKS OF THE SILVER BOW MINING AREA	28
FIGURE 9 GENERALIZED STRATIGRAPHIC COLUMN OF THE BUTTE DISTRICT, MONTANA (HOUSTON, 2001)	30
FIGURE 10 REGIONAL GEOLOGY OF WEST-CENTRAL MONTANA (HOUSTON AND DILLES, 2013)	31
FIGURE 11: GEOLOGIC MAP OF THE CENTRAL PART OF THE BUTTE DISTRICT (HOUSTON AND DILLES, 2013)	32
FIGURE 12 GEOLOGIC INTERPRETATION OF THE BUTTE LOCAL GEOLOGY (HOUSTON AND DILLES, 2013)	33
FIGURE 13 GEOLOGIC MAP OF THE CENTRAL PART OF THE BUTTE DISTRICT (HOUSTON AND DILLES, 2013)	34
FIGURE 14: A REFLECTED LIGHT MICROSCOPY IMAGE OF MINERALIZATION FROM THE ALICE MINE (ACANTHITE (AG2S) AND GALENA (PBS)) (GAMMONS ET AL, 2016)	35
FIGURE 15: A REFLECTED LIGHT MICROSCOPY IMAGE OF MINERALIZATION FROM THE LEXINGTON MINE. VISIBLE ARE NATIVE SILVER, GALENA (PBS), ARGENTITE (AG2S) AND CHALCOPYRITE "CPY" (CUFES2) (GAMMONS ET AL, 2016)	36
FIGURE 16 IDEALIZED ALTERATION ZONATION OF A PORPHYRY SYSTEM (SEAL, R. 2012)	37
FIGURE 17: ANATOMY OF AN IDEAL PORPHYRY SYSTEM (SILLITOE, R. 2010)	38
FIGURE 18: PLAN SHOWING THE EXPLORATION DRILL HOLES WITHIN THE RAINBOW BLOCK	39
FIGURE 19: CHIEF JOSEPH VEIN SURFACE SHOWING CHANNEL SAMPLES AND DRILL HOLES (PREPARED BY DAHROUGE, 2025)	70
FIGURE 20: LEXINGTON VEIN SURFACE SHOWING CHANNEL SAMPLES AND DRILL HOLES (PREPARED BY DAHROUGE, 2025)	70
FIGURE 21: SKYRME VEIN SURFACE SHOWING CHANNEL SAMPLES AND DRILL HOLES (PREPARED BY DAHROUGE, 2025)	71
FIGURE 22: REGRESSION ANALYSIS FOR DENSITY VS PB%+ZN%.	72
FIGURE 23: ANALYSIS OF DIFFERENT COMPOSITING LENGTHS AND THE EFFECTS ON THE ARITHMETIC MEAN AND VARIANCE WITHIN THE SILVER DATA FOR VEIN 220.	73
FIGURE 24: SILVER VARIOGRAM FOR VEIN 220	81
FIGURE 25: ZINC VARIOGRAM FOR VEIN 362	82
FIGURE 26: EXAMPLE OF A SWATH PLOT SHOWING ESTIMATED GRADES UTILIZING OK, NN AND THE POINT AVG	84
FIGURE 27: BREAK-EVEN CUT-OFF GRADE VS PROPOSED PROCESSING COST	87
FIGURE 28: SILVER EQUIVALENT (AGEQ) GRADE TONNAGE CURVE	88
FIGURE 29: SILVER (OUNCE PER TON) GRADE TONNAGE CURVE	89
FIGURE 30: GOLD (OUNCE PER TON) GRADE TONNAGE CURVE	89
FIGURE 31: LEAD (PERCENT) GRADE TONNAGE CURVE	90
FIGURE 32: ZINC (PERCENT) GRADE TONNAGE CURVE	90
FIGURE 33: SILVER COMMODITY PRICE JANUARY 31, 2014, TO APRIL 30, 2024 (IMF, 2024)	98
FIGURE 34: ZINC COMMODITY PRICE JANUARY 1, 2014 TO SEPTEMBER 1, 2024 (IMF, 2024)	99
FIGURE 35: LEAD COMMODITY PRICE JANUARY 1, 2014 TO SEPTEMBER 1, 2024 (IMF, 2024)	101
FIGURE 36: GOLD COMMODITY PRICE JANUARY 31, 2014, TO APRIL 30, 2024 (IMF, 2024)	102

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ABBREVIATIONS

Abbreviation	Definition
AA	Atomic Absorption
Ag	Silver
AgEq	Silver Equivalent
AMC, Anaconda	The Anaconda Company, Anaconda Mining Company, Anaconda Copper Mining Company
ARCO	Atlantic Richfield Company, or ARCO Environmental Remediation, L.L.C.
Au	Gold
BMFOU	Butte Mine Flooding Operable Unit
BMP	Best Management Practice
BPSOU	Butte Priority Soils Operable Unit
BQM	Butte Quartz Monzonite
BSBCo	Butte-Silver Bow County
Cu	Copper
DEQ	Montana Department of Environmental Quality
E	East
EPA	Environmental Protection Agency
ft	Feet
ICP-MS	Inductively Coupled Plasma Mass Spectrometry
IVD2	Inverse Distance Squared
LCV	Lowland Creek Volcanics
LLP	Limited Liability Partnership
mi	Mile(s)
Mn	Manganese
µm	micron
Mt	Million Tons
N	North
NN	Nearest Neighbor
NSR	Net Smelter Return
OK	Ordinary Kriging
opt	Troy Ounce(s) Per Ton
Pb	Lead
RC Drilling	Reverse Circulation Drilling
RQD	Rock Quality Designation
S	South
SWPPP	Stormwater Pollution Prevention Plan
tonne	Metric tonne
TRS	Technical Report Summary
USD	United States Dollar
W	West
Zn	Zinc
°	Degree(s)

Technical Report Summary

1	EXECUTIVE SUMMARY

1.1	INTRODUCTION

Silver Bow Mining Corp. (“Silver Bow Mining” or “the Company”) has retained Dahrouge Geological Consulting (“DGC”) to prepare an independent Technical Report Summary on the Rainbow Block (“the Property”) of the Rainbow Block Project, located in Montana, USA.

This Technical Report Summary was prepared as an exhibit to support the mineral property disclosure, including the initial assessment for the Mineral Resource estimate, for the “Rainbow Block Project of Silver Bow Mining Corp.” in accordance with the Securities and Exchange Commission (SEC) S-K regulations (title 17, Part 229, items 601 and 1300 until 1305).

1.2	PROPERTY DESCRIPTION

The Rainbow Block is in the Summit Valley Mining District (“the Butte Mining District”, or “the District”), Silver Bow County, Montana, USA. This property is located north of the town of Butte and overlies a portion of Walkerville. In the north central part of the Rainbow Block is the historic Alice Pit, and directly southeast of the block is the historic Berkeley Pit. Montana Resources LLP (“Montana Resources”) operates an active mine at the Continental Pit, producing copper and molybdenum concentrates east of the Rainbow Block.

1.3	OWNERSHIP

Silver Bow Mining holds the mineral rights in the Rainbow Block, which consists of 129 patented mining claims totaling approximately 878 acres, located within Sections 6 and 7, Township 3N, Range 7W, and Sections 1, 11 and 12, Township 3N, Range 8W. In many cases the surface rights have been severed from the mineral rights.

Title to the mineral rights for the Rainbow Block is held directly by Ferry Lane Limited, a wholly owned subsidiary of Silver Bow Mining Corp.

1.4	MINERAL TENURE, SURFACE RIGHTS, WATER RIGHTS, ROYALTIES AND AGREEMENTS.

Silver Bow Mining holds approximately 878 acres of mineral rights and approximately 215 acres of surface rights in the Rainbow Block.

The Company has granted a Net Smelter Returns Royalty ("NSR") of 2% of Net Smelter Returns from all products produced from the Property. The Company has the exclusive right to buy out the full NSR for $7,500,000, with this price remaining fixed until 2035, after which it will be adjusted based on published inflation rates.

Various water rights for future operations may be required by the Company. Water for exploration activities will be purchased from Butte-Silver Bow County at an onsite hydrant.

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Rainbow Block – Montana, USA

1.5	GEOLOGY AND MINERALIZATION

The Butte Quartz Monzonite hosts a classic porphyry copper- and molybdenum deposits with the main mineralization occurring primarily within the potassic alteration shell on the periphery of the porphyry body.

Two stages of mineralization occurred in this deposit; the earlier “Pre-Main Stage” mineralization is currently being mined at the adjacent Montana Resources’ Continental Open Pit Mine. The later “Main Stage” mineralization created wide mineralized veins that have historically been mined both underground and open pit methods. These polymetallic veins are rich in copper, zinc, manganese, lead, silver, and gold bearing minerals. The vein systems were accessed through the hundreds of miles of historical underground workings.

Main Stage mineralization in the District is concentrically zoned with copper-dominated veins located closest to the Anaconda porphyry core (Central Zone). These veins transition to copper-zinc veins within the Intermediate Zone and then to silver-zinc-lead-manganese-gold dominated veins in the Peripheral Zone.

Silver Bow Mining’s mineral claims cover a significant portion of the Peripheral Zone and part of the Intermediate zone mineralization, and include some of the most persistent vein systems in the District.

Faulting throughout the District occurred in conjunction with and after vein formation as veins often display varying degrees of syn- and post-mineralization shearing and faulting. Vein offset due to faulting are generally minimal and usually do not significantly impact vein continuity.

1.6	EXPLORATION

New Butte Mining commenced a drilling program in late 1987, drilling a total of 118 RC and diamond core drillholes from December 1987 through 1990, for a total of 38,251ft drilled. The RC drilling program was focused on the Badger and Rainbow vein systems. Prior to New Butte Mining, Anaconda performed underground diamond and RC drilling throughout the Project area.

From October 2021 to January 2022, eight surface diamond drill holes totalling 4,780 ft, were completed by the Company to confirm historical high-grade intercepts, provide infill data and determine the extent of vein systems.

The drill results from the 2021-2022 drill program revealed several high-grade mineralized zones. Notable highlights include Rainbow-Alice hole BJS21-03, averaging 3.60 opt silver, 0.1% copper, 1.7% lead, and 2.6% zinc, with a 1.41 ft interval yielding 13.27 opt silver and 36.5 opt silver equivalent. Other significant intercepts include Rainbow-Alice hole BJS21-23, which averaged 2.32 opt silver resulting in a 8.5 opt silver equivalent, and Lexington-Missoula hole BJS21-31, which intersected 7.09 ft averaging 4.31 opt silver and a resulting 10.8 opt silver equivalent.

1.7	MINERAL RESOURCE ESTIMATE
1.7.1	ESTIMATION METHODOLOGY

The grade block model was created along the geologic wireframe surfaces.

Compositing lengths of 2 feet were applied to the drillholes and the channel samples. The composites were calculated for Ag, Zn, Au and Pb.

Capping of the values in the composite dataset, and the result was used as the input dataset for estimation. Capping level was tested for each vein for each metal variable.

Ordinary Kriging (“OK”) estimates were selected for Ag, Zn and Pb.

Inverse distance squared (“IVD2”) was selected for the Au estimate.

Silver Equivalent (“AgEq”) was calculated from the 4 variables estimated within the block of the grade block model.

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Technical Report Summary

1.7.2	MINERAL RESOURCE STATEMENT

The Mineral Resource statement for Silver Equivalent is as of 31st December 2024.

A break-even cut-off grade of 4 opt for silver equivalent. Assumptions of metal price been utilized for the AgEq calculation. No cost analysis and processing factors have been analysed.

	Vein	AgEq
Category	Mt	M oz	opt
Inferred	11.48	170.01	14.8
Total	11.48	170.01	14.8

Average individual metal grades and contained metal for the individual metals included in the AgEq calculation within the AgEq Mineral Resource for the Rainbow Block are shown in table 31 using a cut-off grade of 4 opt AgEq. Cut-off grades for individual metals have not been applied in determining average grade and contained metal.

The AgEq estimate was calculated for each block based on the estimated metal results and the methodology as explained further in Section 11.5.1

Average Grade by Metal and Contained Metal in the AgEq Mineral Resource
Vein Material	Ag (Silver)		Au (Gold)		Pb (Lead)		Zn (Zinc)
Tons (M)	Ounces	(opt)	Ounces	(opt)	lbs (M)%		lbs (M)%
11.48	49,155,194	4.28	553,549	0.05	287	1.25	1,053	4.59

1.7.3	FACTORS THAT MAY AFFECT THE MINERAL RESOURCE ESTIMATE

An inferred Mineral Resource estimate has been compiled for the Rainbow Block, using a constrained geologic model with hard boundary definition of the mineralized vein system. A limited amount of data for metal variables affected the estimation of those variables resulting in an inferred classification of the Mineral Resource estimate.

Current economic assumptions can be considered partially speculative and require more advanced data collection and economic analysis to convert the resource practically into mineral reserves.

The Metallurgical recoveries utilized in the calculation of cut-off grade require further analysis and study to confirm the applicability within the Rainbow Block.

1.8	MINERAL RESERVE ESTIMATE

No Mineral Reserve estimate is provided in this technical report summary.

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Rainbow Block – Montana, USA

1.9	MINING METHOD

There is no mining activity on the Rainbow Block.

1.10	RECOVERY METHOD

There is no recovery method proposed at this stage of the Project.

1.11	INFRASTRUCTURE & OPERATIONS

The Rainbow Block features established infrastructure including a network of paved and unpaved roads, high-voltage power distribution systems and water service infrastructure. Historical mine workings throughout the property could potentially serve future development and can support future operational infrastructure, but this is yet to be established.

1.12	MARKETS AND CONTRACTS

A short, surface-level review of market performance of important metals hosted within the Rainbow Block Project is presented. Silver Bow Mining does not currently have any contracts in place for the Rainbow Block for the products resulting from mining.

1.12.1	Market Studies

The Rainbow Block has produced significant quantities of silver, zinc, copper, gold, and lead throughout 100-years of operating history. The Property's polymetallic nature provides exposure to both precious and base metals, including zinc, which the U.S. Government has designated as a Critical Mineral essential for economic and national security.

Market analysts project positive long-term price positive trends in the sector.

Zinc's strategic importance continues to expand beyond its traditional galvanizing applications. As an U.S. Government-designated Critical Mineral, zinc plays an essential role in renewable energy systems. Domestic zinc production capabilities are particularly significant given supply chain security concerns and limited U.S. production capacity.

Lead maintains its industrial relevance through established applications in energy storage systems, particularly for renewable energy installations and grid stability.

Copper demand shows sustained strength driven by renewable energy infrastructure, electric vehicle manufacturing, and global urbanization trends. The metal's vital role in green energy transition suggests continued price support and growth potential.

Gold continues its traditional role as a monetary metal and safe-haven asset. Market analysts project bullish long-term performance driven by global economic uncertainty and geopolitical factors.

The overall silver market continues to benefit from dual demand drivers: industrial consumption and investment interest. Industrial applications in electronics, photovoltaics, and medical devices provide baseline demand, while precious metal investment demand offers potential upside during periods of economic uncertainty.

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Technical Report Summary

Current market fundamentals support continued development of the Property's mineral potential.

1.12.2	Commodity prices

Current commodity prices as reviewed on November 11th, 2024, are shown below:

Table 1: Metal Price (Kitco, 2024)

Commodity	Spot Price	Unit of Price
Copper	9,328.50	USD/ton
Zinc	3,018.17	USD/ton
Silver	30.63	USD/ounce
Gold	2,617.90	USD/ounce
Lead	2,017.19	USD/ton

1.13	ENVIRONMENTAL, PERMITTING AND SOCIAL CONSIDERATIONS

Environmental issues within the Project area and the greater Butte Mining District are surface and underground water quality, subsidence from historical underground mining operations and historical mining activities near domiciles of the public. Any future exploration and mining related activities are governed by stringent environmental regulations and subject to strict oversight by state and federal regulatory agencies.

New Butte Mining commissioned an environmental impact study (EIS) along with a hardrock mining impact plan for their operation in the Project area.

1.13.1	ENVIRONMENTAL STUDIES AND MONITORING

The Rainbow Block presents unique environmental and social considerations due to its location within both the Butte Area Superfund site and an established urban community.

Silver Bow Mining monitors the Rainbow Block Project site monthly as required by its SWPPP permit. In accordance with the inspection requirements, when all earth disturbing activities are complete or temporarily inactive, monthly site inspection reports are provided to DEQ.

During the spring and summer months, all reclaimed drill pads are inspected for noxious weeds and the appropriate measures are taken for weed control when required.

1.13.2	SOCIAL PLANS

No social plans are available for the Project.

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Rainbow Block – Montana, USA

1.13.3	PERMITTING

The Company holds a current Exploration License on the Rainbow Block to conduct exploration activities and rehabilitation of the Chief Joseph Decline. The Company is in process of amending the Exploration Licence for a new underground exploration decline to be excavated, with approval of the amendment expected in 2025.

Currently held permits and licenses include the Exploration License, Stormwater Pollution Prevention Plan, and the Butte-Silver Bow County Business Licence. These are currently renewed annually and are current valid.

Potential future risks for consideration are the potential for local impacts that may be more significant and can be expected to result in extensive consultations and the development of remedial actions.

1.13.4	CLOSURE PLANS

Closure and reclamation plans are included within the Exploration License for all approved exploration activity. The Company has posted a cash bond of $217,663 with the State of Montana for these closure requirements.

1.14	CAPITAL COST ESTIMATES

No Capital cost analysis was available for the technical report summary.

1.15	OPERATING COST ESTIMATES

No operating cost analysis was available for the technical report summary.

1.16	ECONOMIC ANALYSIS

No economic analysis is available for this technical report summary.

1.17	CONCLUSIONS & RECOMMENDATIONS

The Rainbow Block hosts underground Inferred Mineral Resources along well-defined mineralized trends. Through decades of drilling, mapping, sampling and resource delineation work, previous owner operators identified significant mineralization remaining within and beyond both historically mined areas and the mineralization contained in this Technical Report. Numerous veins remain open along strike and at depth

1.18	RISKS AND OPPORTUNITIES

This is an exploration Project and there is no guarantee that current or future exploration activities will result in the delineation of an economic Mineral Resource. Risks can be mitigated by adhering to a multi-phase exploration program with a robust planning and execution strategy.

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Technical Report Summary

2	INTRODUCTION
2.1	REGISTRANT

Silver Bow Mining Corp. (“Silver Bow Mining”, or “the Company”) has retained Jacob Anderson, CPG., of Dahrouge Geological Consulting (“DGC”), to prepare an independent Technical Report on the Rainbow Block (“the Project”, or “the Property”), located in Butte, Montana, USA. The Property consists of the Rainbow claim block (“Rainbow Block”) which includes 129 full and fractional contiguous patented lode mining claims covering approximately 215 surface acres, and approximately 878 acres of mineral rights.

Silver Bow Mining Corp. (formerly known as Blackjack Silver Corp.) is a privately held, Canadian company with its corporate office located at:

1401 Idaho St

Butte, Montana 59701

The Company fully owns the Rainbow Block mineral rights of the former Anaconda Mining Company underground mine complex, a historically prolific world class silver, zinc and copper producer.

2.2	PURPOSE OF THE REPORT

This Technical Report Summary was prepared in accordance with the Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for the Rainbow Block of Silver Bow Mining Corp.

The Technical Report Summary has been prepared to fulfill requirements for potential listing on a U.S. stock exchange and to meet U.S. securities compliance standards. As a U.S. domestic issuer with mineral property assets in Montana, Silver Bow Mining Corp. must comply with S-K 1300 disclosure requirements for mineral properties that are material to the Company's business or financial condition.

2.3	TERMS OF REFERENCE

The following Technical Report Summary (the “Report”) was prepared by Dahrouge Geological Consulting (“DGC”) on behalf of Silver Bow Mining Corp. (“Silver Bow Mining”, or “the Company”) in accordance with the U.S. SEC Disclosure by Registrants Engaged in Mining Operations (disclosure regulations S-K 1300). It has been prepared to meet the requirements of Section 229.601(b)96 - Technical Report Summary.

The purpose of the Report is to provide open and transparent disclosure of all material, exploration activities Mineral Resource information to enable potential investor to understand the Rainbow Block claims and related estimations of the silver, zinc, lead, and gold mineralization contained within the Rainbow Block (“the Property”, or “the Project) in the city of Butte and the town of Walkerville, Silver Bow County, Montana, USA.

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Rainbow Block – Montana, USA

2.4	QUALIFIED PERSONS

This Technical Report Summary has been prepared in accordance with the requirements of Subpart 1300 of Regulation S-K (SK 1300) and has been reviewed and approved by a qualified third-party consultant independent of the registrant. The third party has conducted a thorough review of the technical content, methodologies, assumptions, and conclusions presented in this report.

The qualified person responsible for this review is Jacob Anderson, CPG, MAusIMM of Dahrouge Geological Consulting, a reputable and independent consulting firm with extensive experience in mineral project evaluations and disclosures. The consultant meets the definition of a “qualified person” as set forth under Item 1300 of Regulation S-K and has confirmed that the information included herein is complete, materially accurate, and consistent with professional standards.

2.5	SITE VISITS AND PERSONAL INSPECTIONS

Mr. Jacob Anderson, CPG., and Mr. Patrick Mullinger, B.Sc., of Dahrouge Geological Consulting, conducted a site visit to the Rainbow Block Property from December 9th to 13th, 2024. During this visit, an independent review of onsite data capture and verification of sampling and modelling was completed by Jacob Anderson and was assisted by Patrick Mullinger.

During this site visit, Dahrouge Consultants investigated current infrastructure and recorded the locations of claim boundaries and drillhole collar locations to verify and evaluate data capture and QAQC on drilling core and conducted an overall review of operations on the property.

2.6	REPORT DATE

This desktop study and work program was completed between the dates of November 4th, 2024 and Report End Date with a site visit and data verification completed between the dates of December 13th , 2024 and February 28th, 2025

The effective date of this Technical Report Summary is 31st December 2024.

2.7	INFORMATION SOURCES AND REFERENCES

In addition to the site visit, the authors (the “Authors”) of this Report held discussions with technical personnel from the Company regarding all pertinent aspects of the Project and completed a review of all available literature and documented results concerning the Property.

This Technical Report Summary is based on, in part, information including technical papers from peer-reviewed geological journals; maps and reports published by the U.S. Geological Survey and the Montana Bureau of Mines and Geology; internal reports prepared for and by New Butte Mining Inc. and International Silver Inc., and maps and reports created by Anaconda Mining Company during their extensive period of ownership.

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Technical Report Summary

2.8	PREVIOUS REPORTS

This Technical Report Summary is the first which has been prepared for Silver Bow Mining Corp. regarding the Rainbow Block.

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Rainbow Block – Montana, USA

3	PROPERTY DESCRIPTION & LOCATION
3.1	PROPERTY LOCATION

The Rainbow Block is located in the Summit Valley Mining District (“the Butte Mining District”, or “the District”), Silver Bow County, Montana, USA (Figure 1). The property is located in the northern part of Butte and within a portion of Walkerville. In the north central part of the Rainbow Block is the historic Alice Pit, and directly southeast of the block is the historic Berkeley Pit. Montana Resources LLP (“Montana Resources”) operates an active mine at the Continental Pit, producing copper and molybdenum concentrates east of the Rainbow Block.

  Figure 1: Rainbow Block – Location Map (Prepared by Dahrouge, 2024)

3.2	MINERAL TITLE AND TENURE

Silver Bow Mining holds the mineral rights in the Rainbow Block, which consists of 129 patented mining claims totaling approximately 878 acres (Table 2), located within Sections 6 and 7, Township 3N, Range 7W, and Sections 1, 11 and 12, Township 3N, Range 8W. In many cases the surface rights have been severed from the mineral rights.

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Technical Report Summary

Figure 2: Rainbow Block Mineral Tenure Map (Prepared by Dahrouge, 2024)

Table 2: Rainbow Block Mineral Tenure List

	Claim Name	Mineral Survey No.	Acres[1]	Section[2]	Township	Range
1	Adirondack	1105	2.71	7	3	7
2	Albertross	4825	0.67	7	3	7
3	Alice	466	15.02	1	3	8
4	Alice Millsite Lot 116-B	674	16.43	12	3	8
5	Allie Brown	347	5.5	12	3	8
6	Allie brown Lot 37A	89	3.37	12	3	8
7	Amadore	8096	1.21	12	3	8
8	Amy	1023	15.52	1	3	8
9	Angela	1573	0.25	12	3	8
10	Annie & Ida	554	12.49	12	3	8
11	Atlantic	671	5.45	12	3	8
12	Auraria	1031	16.64	7	3	7
13	Badger State	1032	19.3	7	3	7
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Rainbow Block – Montana, USA

	Claim Name	Mineral Survey No.	Acres[1]	Section[2]	Township	Range
14	Batchelor	688	13.71	11	3	8
15	Beaver	2781	0.1	7	3	7
16	Beck	1822	3.26	7	3	7
17	Bee Hive Fract	6386	0.84	11	3	8
18	Belcher	1081	20.06	11	3	8
19	Bell	746	13.32	7	3	7
20	Belle of Butte	787	13.95	12	3	8
21	Blk 013 – Lot 16W Walkerville	0	0.069	12	3	8
22	Blue Wing	675	10.38	12	3	8
23	Boston	1066	7.26	6	3	7
24	Breakdown	7566	10.68	11	3	8
25	Buenos Ayres	669	3.53	12	3	8
26	Can-Can - Lots 1 & 2	1663	1.73	1	3	8
27	Cary	982	17.05	11	3	8
28	Chicago	1074	1.53	12	3	8
29	Chief Joseph - Por	1084	15.7	7	3	7
30	Corra	987	13.53	12	3	8
31	Cottonwood	1970	1.46	6	3	7
32	Cripple	1630	2.48	12	3	8
33	Crotch	2740	0.14	12	3	8
34	Curry - Lot 116A	674	16.43	12	3	8
35	Darling Fract	4007	0.77	12	3	8
36	Delmonte - Por	614	17.59	12	3	8
37	Diamond	858	5.9	7	3	7
38	Edith May	970	7.23	7	3	7
39	Eveline	1126	7.34	12	3	8
40	Excelsior	1891	4.635	1	3	8
41	Exile of Erin	1161	0.24	12	3	8
42	Flag	576	10.02	12	3	8
43	Frank Moulton	553	18.14	12	3	8
44	Free For All	1165	0.64	12	3	8
45	Frenchman No. 2	6518	9.21	11	3	8
46	Gabriella	1574	0.58	12	3	8
47	Garfield	1628	4.05	12	3	8
48	Giant	5512	0.0431	7	3	7
49	Golden Rule	2267	3.31	12	3	8
50	Gray Rock	580	17.76	12	3	8
51	Gulch	1566	3.25	11	3	8
52	Gusset	1528	0.9	1	3	8
53	Hall	3366	4.9	1	3	8
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Technical Report Summary

	Claim Name	Mineral Survey No.	Acres[1]	Section[2]	Township	Range
54	Hawkeye Lot 205-A	948	4.69	12	3	8
55	High Ore	712	11.95	7	3	7
56	Jennie Dell	2146	8.95	11	3	8
57	Jersey Blue	793	19.66	6	3	7
58	Josephine	577	6.5	12	3	8
59	Julia	8224	0.46	1	3	8
60	Kentucky	1189	8.75	7	3	7
61	King O'Tolle	3898	7.03	11	3	8
62	Lamonta - Por	988	19.59	11	3	8
63	LaPlata	416	17.38	12	3	8
64	Lexington	552	0.74	12	3	8
65	Lizzie K	5410	0.23	7	3	7
66	Lone Tree	1269	0.4	12	3	8
67	Lost Fraction - Por	6831	2.81	11	3	8
68	Louisa	1575	0.21	12	3	8
69	M.O.F.	5829	0.0028	7	3	7
70	Magna Charta	483	18.59	12	3	8
71	Magnolia	1062	2.04	12	3	8
72	Manzenille - Por	1413	16.03	11	3	8
73	Meighan	6039	5.1	1	3	8
74	Midnight	676	4.13	12	3	8
75	Midnight	735	13.31	12	3	8
76	Might	1626	6.33	11	3	8
77	Millview	1112	7.9	7	3	7
78	Miners Union	1097	10.43	7	3	7
79	Minnie Irvine	907	16.29	1	3	8
80	Missing Link	1058	0.025	1	3	8
81	Missoula	615	16.58	12	3	8
82	Missouri Girl	6619	18.43	11	3	8
83	Molecule	5833	0.0001	7	3	7
84	Moose	769	4.04	7	3	7
85	Neptune	1562	2.4	12	3	8
86	Non-Consolidated	1810	0.82	1	3	8
87	October	3514	4.28	11	3	8
88	Old Glory	1914	8.19	12	3	8
89	Paymaster	1180	4.04	12	3	8
90	Plover No. 1	805	6.03	1	3	8
91	Pole	7405	0.03	12	3	8
92	Poser	672	14.65	6	3	7
93	Ray Walker	1776	0.22	12	3	8
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Rainbow Block – Montana, USA

94	Claim Name	Mineral Survey No.	Acres[1]	Section[2]	Township	Range
94	Ready Cash	1698	7.9	6	3	7
95	Rear Stake	6620	8.06	12	3	8
96	Reef Fraction	1435	0.79	6	3	7
97	Retaken	2346	1.46	12	3	8
98	Ridge	1697	1.04	7	3	7
99	Rising Star	561	13.57	12	3	8
100	Rival	3572	14.41	11	3	8
101	Rock Island	704	5.92	12	3	8
102	Rooney	947	7.89	1	3	8
103	Roosevelt	7741	0.21	7	3	7
104	Sally Ann	7458	0.237	12	3	8
105	Salvadore	956	10.06	12	3	8
106	Sargeant	1615	7.547	11	3	8
107	Saukie	810	7.11	1	3	8
108	Saukie West	857	6.29	1	3	8
109	Seal	3916	0.45	12	3	8
110	Silver	1778	0.845	7	3	7
111	Silver City	6298	0.99	7	3	7
112	Silver Queen	1508	0.19	7	3	7
113	Silver Rule	2268	0.61	12	3	8
114	Silver Safe	1358	9.86	11	3	8
115	Sister	1083	0.81	7	3	7
116	Speculator	1100	8.31	7	3	7
117	St. Clair	5252	4.82	1	3	8
118	Thesus	1746	10.068	1	3	8
119	Ticon	1821	1	7	3	7
120	Transit	670	15.13	12	3	8
121	Twilight/Surprise	957	17.45	11	3	8
122	Valdemere	467	3.34	6	3	7
123	Venus - Por	1193	3.27	12	3	8
124	Violet	6094	0.33	6	3	7
125	Walkerville (Lot 207A)	950	5.01	12	3	8
126	Wappelo	566	12	12	3	8
127	Wedge	4098	0.35	12	3	8
128	Wild Bill	802	11.79	7	3	7
129	Wood Yard	1969	0.538	12	3	8

1 Non-material discrepancies are possible in reported acreage, depending on source.

2 Some original patents show claims situated over more than one section.

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Technical Report Summary

3.3	OWNERSHIP

Silver Bow Mining holds the mineral rights in the Rainbow Block, which consists of 129 patented mining claims totaling approximately 878 acres, located within Sections 6 and 7, Township 3N, Range 7W, and Sections 1, 11 and 12, Township 3N, Range 8W. In many cases the surface rights have been severed from the mineral rights.

Title to the mineral rights for the Rainbow Block are held directly by Ferry Lane Limited, a wholly owned subsidiary of Silver Bow Mining Corp.

3.4	ENVIRONMENTAL LIABILITIES

The Rainbow Block is situated within the Silver Bow Creek/Butte Area Superfund site, which is governed by two key consent decrees:

1.	The Butte Priority Soils Operable Unit (BPSOU) Consent Decree (2020)
2.	The Butte Mine Flooding Operable Unit (BMFOU) Consent Decree (2002)

Under the BMFOU Consent Decree, Montana Resources LLP treats contaminated groundwater before it enters Silver Bow Creek. This treatment obligation is part of the broader environmental management framework for the Butte Mining District.

Environmental indemnification for a substantial portion of the Property is governed by an agreement dated July 27, 2004, between Ferry Lane Limited and ARCO (the “ARCO Indemnification Agreement”).

The ARCO Indemnification Agreement establishes two primary indemnification obligations:

●	ARCO's Indemnification to Ferry Lane Limited:
a.	Covers ARCO's duties and obligations for environmental response actions required by applicable laws
b.	Encompasses claims, liabilities, obligations, actions, costs, fines, penalties and associated fees
●	Ferry Lane's Indemnification to ARCO:
a.	Covers mining activities on Ferry Lane Limited properties by any entity
b.	Extends to Ferry Lane Limited's use, ownership and development of the properties

This ARCO Indemnification Agreement forms part of a comprehensive settlement addressing environmental cleanup and remediation requirements at the Silver Bow Creek/Butte Area National

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Rainbow Block – Montana, USA

Priorities List (NPL) Site. The settlement was negotiated under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA).

3.5	PERMITS

Table 3: Status of permits and licenses.

Permit / License	Reference No.	Issued By	Date Granted	Validity
Stormwater Pollution Prevention Plan (SWPPP)	109160	DEQ	09/18/2021	Annual
Exploration License	000857	DEQ	10/05/2021	Annual
Butte-Silver Bow County Business License	3497	BSBCo	01/11/2021	Annual
3.5.1	Surface Rights

Silver Bow Mining owns approximately 215 acres of private surface lands in the Rainbow Block which may be utilized for development of the Project, with remaining portions of the Property’s surface rights being owned by third parties. Aside from this, there are no known risk factors that should prevent mineral exploration activities from taking place, and additional development if warranted.

3.5.2	Water Rights

Silver Bow Mining does not currently own any water rights. All historic water rights were either abandoned or deeded to third parties. Water needed for exploration activities is available for purchase from Butte-Silver Bow Water Utility Division at an existing onsite hydrant. Silver Bow Mining may eventually a secure additional water rights for Project development purposes.

3.5.3	Government Mining Taxes, Levies and Royalties

The Company has granted a Net Smelter Returns Royalty ("NSR") of 2% of Net Smelter Returns from all products (including precious metals, copper, zinc, lead, manganese, molybdenum, rare earth elements and other metallic products) produced and sold from the Property. The Company has the exclusive right to buy out the full NSR for $7,500,000, with this price remaining fixed until 2035, after which it will be adjusted based on published inflation rates. There are no other known third-party royalties, payments or other agreements or encumbrances subject to the findings of an updated title report for the claims.

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Technical Report Summary

3.5.4	Other Significant Factors or Risks

Should mining, mineral processing and waste management be proposed, the consideration of local impacts will be important and can be expected to result in extensive consultations and the development of remedial actions. Due to proximity of the Rainbow Block to housing developments, property rights and access, mitigation actions for dust, noise and public safety risks will be factors to consider when performing work in the area.

3.6	ENCUMBRANCES
3.6.1	Permitting Requirements

The State of Montana requires an Exploration License for all exploration activities on the Property. The application must include detailed surface maps and proposed prospecting activity including exploration and reclamation methods. A reclamation and re-vegetation bond must be posted before the license is issued. The license is renewed annually and remains active until a full bond release is granted following a formal reclamation inspection by DEQ. Annual renewals require documentation of completed work and planned activities for the upcoming year.

3.6.2	Permitting Timelines

Silver Bow Mining’s Exploration License is valid through December 31, 2025. Under Montana's Metal Mine Reclamation Act, exploration licenses are valid for one year from the date of issuance and require annual renewal. An amendment application (see Section 3.6.3) is currently being prepared by the Company for review by DEQ, with approval anticipated in 2025.

3.6.3	Permit Conditions

Silver Bow Mining holds Exploration License No. 000857 issued by the Montana Department of Environmental Quality (MDEQ) in October 2021. The current license authorizes:

●	Surface Drilling Program:
●	Up to 10 drill pads
●	35 diamond drill holes
●	Up to 1,500 feet below surface
●	Total drilling of 29,300 ft
●	Associated surface disturbance and access

Underground Rehabilitation:

●	Rehabilitation of the Chief Joseph portal and decline
●	Repair of underground workings
●	Installation of required ground support
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Rainbow Block – Montana, USA

●	Extraction of up to 10,000 tons of mineralized material for testing purposes
●	Ventilation system upgrades

The Company is presently preparing an amendment application to DEQ to expand the scope of permitted activities to include:

●	Development of a new exploration decline
●	Additional surface exploration drill pads
●	Associated surface support infrastructure

Advantages unique to permitting the Rainbow Block include:

●	Located in a heavily impacted brownfield setting
●	Ability to utilize existing mining infrastructure and access footprints
●	For the most part, proposed surface disturbance will be located adjacent to other active mining operations and outside of the view-range of the community
3.6.4	Violations and Fines

There are no known violations or fines associated with the Property.

3.7	SIGNIFICANT FACTORS AND RISKS THAT MAY AFFECT ACCESS, RIGHT OR WORK PROGRAMS

The Author of this Report section is not aware of any additional significant factors and risks that may affect access, title or the right or ability to perform work on the Rainbow Block that have not been discussed in this Report.

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Technical Report Summary

4	ACCESSIBILITY, LOCAL RESOURCES, INFRASTRUCTURE, PHYSIOGRAPHY & CLIMATE
4.1	TOPOGRAPHY ELEVATION AND VEGETATION

The Rainbow Block is situated within Silver Bow County, Montana, in an area characterized by its distinctive topographic setting along the Continental Divide. This major geographic feature encircles Butte to the north, east and south, forming a natural boundary between the Pacific watershed to the west and the Gulf of Mexico watershed to the east.

The District spans a significant elevation range across three distinct topographic zones. Lower Butte, known locally as "the Flats," is located within the Summit Valley at approximately 5,500 ft above sea level. Upper Butte, commonly called "Uptown," is situated at approximately 5,700 ft above sea level. The Rainbow Block Property lies in the upper region of the District, with topography reaching an elevation of 6,400 ft above sea level.

Terrain within the Property varies from gentle slopes to moderately steep hillsides. Historical mining activities have significantly altered the natural topography, creating a complex landscape of former mine workings, waste rock piles and reclaimed areas. Despite this disturbance, the Project area retains sufficient flat and gently sloping terrain to support potential future mining infrastructure and operations.

Figure 3: View of Butte from Walkerville looking southeast. (Visit Southwest Montana, 2024)

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Rainbow Block – Montana, USA

The topography within the Rainbow Block Project area has been significantly altered by over 150 years of mining activity, making it a classic example of a “brownfields” site. The landscape is marked by historical mine sites, waste dumps, re-graded and remediated areas, and remnants of old headframes.

4.2	CLIMATE

The Project's climate is strongly influenced by its location relative to the Continental Divide, which creates distinct weather patterns across Montana. The Rainbow Block, situated on the western side of the divide, experiences a climate characterized by Pacific maritime influences, resulting in a cold, semi-arid environment.

Temperature patterns show significant seasonal variation. Over the past decade, the area has maintained an average annual temperature of approximately 40.6°F . Summer temperatures typically peak in July and August, reaching highs of 90°F, while winter lows can plunge to -30°F, particularly during December and January.

Precipitation follows a predictable seasonal pattern, with the majority falling during the late spring and early summer months of May through July. Annual rainfall averages 12 inches, supplemented by brief but intense afternoon thunderstorms during July and August. Winter snowfall is substantial, averaging 60 inches annually, with the heaviest accumulations occurring between November and March. The snow season can extend from mid-September through early May.

Spring runoff presents operational considerations for the Project. As mountain snowpack melts during spring and early summer, local waterways experience increased flow volumes, occasionally resulting in flood conditions. This seasonal pattern influences both surface water management requirements and access considerations for any planned exploration or development activities.

The climate allows for year-round operations, though winter conditions require additional operational considerations for safety and efficiency. Historical mining operations in the District have demonstrated the feasibility of continuous operation despite seasonal weather challenges.

Figure 4: Cloud cover, precipitation, humidity, average temperature and best time of the year to visit for the Bert Mooney Airport, Butte, Mt. (Weather Spark, 2024)

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Technical Report Summary

4.3	ACCESSIBILITY

Silver Bow County, located in southwestern Montana, is home to the unified government of Butte- Silver Bow, formed in 1977 when the city of Butte consolidated with Silver Bow County. As of the 2020 census, the county has a population of 34,494 residents, making Butte-Silver Bow the fifth- largest population center in Montana, covering 718 square miles.

The Property benefits from excellent transportation infrastructure. The Rainbow Block site is located just 2 miles from the intersection of two major interstate highways: Interstate 90, which runs east- west, and Interstate 15, which runs north-south (Figure 5). This strategic location provides efficient road access for both personnel and equipment.

Within the boundaries of Butte-Silver Bow lies Walkerville, a self-administered incorporated town. As of the 2020 census, Walkerville had a population of 639 residents.

Rail access is provided by two major lines that service the area. The Port of Montana railyard, situated 7 miles west of Butte, offers comprehensive logistics support including transload operations, distribution services, warehousing, and storage facilities. Both Union Pacific Railroad and BNSF Railway serve the Port, providing direct connections to West Coast shipping terminals (www.portofmontana.org). This rail service extends to within 1.5 miles of the Rainbow Block in Butte.

Air access is facilitated by Bert Mooney Airport on the southeast edge of Butte. The airport features modern terminal facilities and maintains regular domestic flight service through both Delta and United Airlines. The combination of highway, rail and air transportation infrastructure positions the Project advantageously for future development activities.

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Rainbow Block – Montana, USA

Figure 5: Site Access Map for the Project (Prepared by Dahrouge, 2024).

4.4	LOCAL RESOURCES & INFRASTRUCTURE

The local business community provides comprehensive support services for mining operations. Industrial services include welding, metal fabrication, and machine shops throughout the area. Equipment support is readily available through rental companies, parts suppliers, and heavy equipment contractors. Technical services such as drilling contractors and engineering firms maintain local offices, while the supply chain is supported by vendors of mine and office materials, industrial parts, petroleum products, and explosives.

Butte hosts several institutions critical to mining sector development. Montana Technological University offers programs in geological, mining, environmental, metallurgical, and engineering disciplines. The city is also home to the Montana Bureau of Mines and Geology (MBMG) and the Center for Advanced Materials Processing (CAMP).

While Butte provides most essential services locally, additional support is available in nearby cities. Bozeman lies 90 miles to the east, Helena 65 miles to the north, and Missoula 120 miles to the west.

The Property benefits from proximity to significant power generation facilities. The Basin Creek natural gas power plant, with 54 MW capacity, is located 9 miles from the site, while the Dave Gates natural gas power plant, generating 204 MW, is situated 24 miles away.

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Technical Report Summary

The Rainbow Block features established infrastructure including a network of paved and unpaved roads, high-voltage power distribution systems, and water service infrastructure. Historical mine workings throughout the property could potentially serve future development as ventilation pathways, hoisting systems, or emergency egress routes.

The local workforce is well-experienced in open-pit operations, though underground mining expertise is currently limited. However, recruitment opportunities exist within a 4-hour drive along Interstate 90, where several major underground operations maintain experienced workforces.

This infrastructure foundation, combined with local technical expertise and educational resources, positions the Project favorably for potential future development.

Figure 6: Regional Power and Electrical Infrastructure Map for the Project (Prepared by Dahrouge, 2024).

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Rainbow Block – Montana, USA

Figure 7: Local Electrical and Water Infrastructure Map for the Silver Bow Mining Corp. Project (Prepared by Dahrouge, 2024).

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Technical Report Summary

5	HISTORY
5.1	PREVIOUS EXPLORATION & DEVELOPMENT

In 1864, the discovery of placer gold in southwestern Montana led to an initial gold rush. By 1867, ~75,000 oz of gold (Reed & Dilles, 2020) was produced from Missoula, Buffalo, Town (now Dublin) and Parrot Gulches, as well as Silver Bow Creek. By 1874 placer gold production began to wane as placers were depleted. Silver mining in Butte began at the end of 1864 when prospecting led miners to silver-rich vein outcrops of the Travona (Weed, 1912). Shortly afterwards the silver-rich Rainbow Vein was located, having been named for the broad sweeping curve of its outcrop along the northern portion of the Rainbow Block (Blake, 1887). Most of the silver produced in the Butte Mining District came from the Rainbow vein system (Jenkins and Lorengo, 2002) between 1874-1892, with most production coming from the supergene-enriched zones. More than 50 shafts were eventually sunk in the Butte Project area. Detailed production records for these early mines are unknown.

After the silver panic of 1892-1893, exacerbated by the repeal of the Sherman Silver Purchase Act in 1894, most of the silver mines closed and the primary metal of interest in Butte shifted to copper. Copper production started as early as 1866 as a byproduct of silver mining; however, with no treatment plant in the western USA, and with little economic value, copper was an afterthought.

With a blossoming electrical industry and new smelting technology at the turn of the century, Butte’s copper resources rose to the forefront of mine development. Marcus Daly purchased interests in the Anaconda Mine in 1875 forming the Anaconda Gold and Silver Mining Company in 1880. Rich chalcocite-bearing veins, ranging from 50 to 100 ft, were encountered in the mine in 1882 and by 1884, the Anaconda shaft had reached a depth of ~590 ft. With the discovery of significant copper- bearing ore at the Anaconda Mine, Daly decided to build a local smelter instead of continuing the expensive procedure of shipping ore to Wales. In 1884, a 500 ton per day smelter was completed twenty-six miles west of Butte in the newly formed town of Anaconda. In 1891, the Anaconda Gold and Silver Mining Company was reincorporated as the Anaconda Mining Company. By 1892, Anaconda Mine production reached 100 million pounds of copper which made it the largest copper mine in the USA (Reed and Dilles, 2020). Over the next few years, the Anaconda Mining Company began to purchase and consolidate operations and control over its services and sources of raw materials. In 1899, the Amalgamated Copper Company was formed to hold all assets. Starting around 1910, the Anaconda Copper Mining Company began to consolidate all the assets of Amalgamated Copper Company under its direct ownership. By 1915, the Amalgamated Copper Company was dissolved, and all its assets became operational units under the Anaconda Copper Mining Company. In 1955, the Anaconda Copper Mining Company was renamed The Anaconda Company in recognition that its business interests had expanded beyond copper. These companies are referred to collectively as “Anaconda”.

With the discovery of high-grade copper ore in wide polymetallic veins below the silver-rich, near surface vein systems, mining focused on the deeper Cu-mineralized bodies which necessitated deeper shafts. The sump of the Con Shaft (Mountain Consolidated) eventually reached 5,300 ft below the surface and was rivaled by other adjacent mines at depths of from 4,000 to 4,500 ft. The various Anaconda mines focused on the large copper veins in the central and intermediate portions of the District.

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Rainbow Block – Montana, USA

While Anaconda was primarily focused on the Cu-rich veins systems, it continued mining the copper- zinc veins of the Intermediate Zone, most notably at the Badger Mine. Between 1916 and 1967, Anaconda’s mining operations in the zinc-dominant areas of the Butte Mining District produced >22 million tons of ore, which yielded more than 3.6 billion pounds of zinc, 470 million pounds of lead, 135 million pounds of copper, 67 million ounces of silver and 188 thousand ounces of gold. While these production figures are significant, a 1998 USGS report estimated that remaining silver and zinc resources in the District equal recorded District production totals of 2,400 tons zinc metal and >700 million ounces of silver production (Long et al., 1998). Zinc mining began to wane due to labor issues and falling metal prices because of the sale of US government stockpiles. This forced primary zinc mines to close. Zinc mining was almost entirely shutdown in 1959 and finally ended at Butte in 1966 when the Elm Orlu-Badger block-caving project was shut down. From 1967 to 1975, Anaconda produced low-grade, bulk tonnage copper ore with block-caving methods at the Kelley Mine. Concurrently, mining continued in higher-grade veins from mines including the Mt. Con, Steward and Anselmo until Anaconda shut down all underground mining production in 1975.

Remaining mineralization was documented in detail by Anaconda as developed “reserves” and projected “resources” – as defined by Anaconda at that time, along with areas with significant exploration potential. Much of this is documented in a 1978 Anaconda report titled: “Ore Reserves and Resources”, listed in the References section of this Report.

Open pit mining began in the Berkeley Pit in 1955 and continued through 1982. Mining of Pittsmont dome porphyry Cu-Mo to the east in the Continental Pit began in 1980, and a molybdenum circuit was added to the Weed Concentrator in 1981.

5.2	PRIOR OWNERSHIP

The Anaconda Company was purchased by Atlantic Richfield (“ARCO”) in 1977. Following a combination of poor metal prices and environmental liabilities associated with the Berkeley Pit, ARCO closed all its Butte operations in 1983. In 1985, Montana Resources owned by the industrialist Dennis Washington purchased the Anaconda properties in Butte from ARCO. Washington assigned the copper-molybdenum porphyry core to Montana Resources and the periphery Ag-Au-Pb-Zn-Cu vein assets to a network of smaller business entities to manage (Montana Mining Properties). Three blocks of patented mining claims – the Rainbow, Marget Ann (Florida), and Travona (Figure 8)were leased from Montana Mining Properties to a British-owned company, New Butte Mining PLC. New Butte Mining completed significant exploration and drilling programs on the claim blocks between 1987 and 1990, and mined within the Rainbow Block from 1988 to 1991. Within this short period of time, approximately 120,000 tons of ore were mined and milled before operations ceased due to low commodity prices. Due to the resulting financial difficulties, these claim blocks were sold to Burmarsh Limited, which in turn sold them to Ferry Lane Limited in 1998.

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Technical Report Summary

Figure 8: Claim blocks of the Silver Bow Mining area.

5.3	HISTORICAL PRODUCTION

Historical production from the Butte Mining District from 1881 to 2004 is shown below Table 4. This is cumulative production of reported values. In total, these levels of production of the deposit make it one of the top silver, zinc, and copper producers in the world. During World War I and II efforts, the Butte Property produced 98% of all manganese required for steel production (Czehura, 2006). No production has occurred on the Rainbow Block since New Butte Mining’s operations in 1991.

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Rainbow Block – Montana, USA

Table 4: Historical Production on Butte Property (Cehura, 2006).

Production	Contained Metal
	Cu (tonnes)	Zn (tonnes)	Mn (tonnes)	Pb (tonnes)	Ag (oz)	Au (oz)
1881 to 2004	10,777,465	2,454,601	1,851,394	427,399	715,340,826	2,922,446
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6	GEOLOGICAL SETTING, MINERALIZATION, & DEPOSIT
6.1	REGIONAL GEOLOGY

The Butte porphyry copper-molybdenum deposit is hosted within the Late Cretaceous Butte Quartz Monzonite (BQM), which is part of the Boulder Batholith in Silverbow County, Montana. The BQM classifies as a biotite-hornblende granite, dated at approximately 76.5 Ma.

 Figure 9 Generalized Stratigraphic Column of the Butte District, Montana (Houston, 2001)

The Boulder Batholith comprises the Butte Granite and various satellite plutons emplaced into older Mesoproterozoic to Mesozoic sedimentary units and possibly coeval Elkhorn Mountains Volcanics. The batholith is elongated NNE–SSW, bounded by the Lewis and Clark Line to the north and a major East–West fault to the south that delineates the transition to Archean basement. Magmatism in the region is attributed to the subduction of the Farallon Plate, initially producing Elkhorn Volcanics and followed by emplacement of multiple intrusive phases ranging from mafic to felsic. Mineralization at

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Rainbow Block – Montana, USA

Butte is hosted entirely within the BQM and associated quartz porphyry dikes. These dikes, characterized by orthoclase phenocrysts and quartz eyes, predate the Main Stage porphyry Cu-Mo mineralization.

Figure 10 Regional Geology of West-Central Montana (Houston and Dilles, 2013)

Intrusions of aplite, pegmatite, and grano-aplite occur throughout the BQM, with grano-aplite bodies representing composite magmatic textures and larger volumes than the more tabular aplite and pegmatite.

Although Eocene-aged Lowland Creek Volcanics are present, they are rare within the project area and post-date mineralization. Structural disruption from Basin and Range faulting has uniquely exposed both upper phyllic and lower potassic zones of the Butte system at the surface. The Continental Pit, currently active, extracts Pre-Main Stage Cu-Mo ore east of the Continental Fault, while historical mining at the Berkeley Pit targeted Main Stage copper veins and a supergene chalcocite blanket west of the fault.

6.2	LOCAL & PROPERTY GEOLOGY

The Rainbow Block is located within the Butte Mining District and is included within the Butte Quartz Monzonite (BQM), a medium- to coarse-grained intrusive rock that is mineralogically uniform across

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Technical Report Summary

the district. The BQM is composed primarily of quartz and potassium feldspar, with consistent mineralogy throughout the region (Rusk et al., 2008).

The Butte porphyry copper-molybdenum (Cu-Mo) system developed from a magmatic-hydrothermal system that fractured the overlying BQM, forming a stockwork of quartz-sulfide veinlets. These veins were deposited in a sequence reflecting cooling and evolving fluid chemistry: early high-temperature quartz-chalcopyrite veins with biotite-feldspar alteration gave way to quartz-molybdenite veins with minimal alteration, followed by quartz-pyrite veins with strong sericite alteration, and finally, Main Stage veins containing quartz and base metal sulfides (Rusk et al., 2008).

Figure 11: Geologic Map of the Central Part of the Butte District (Houston and Dilles, 2013)

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Rainbow Block – Montana, USA

Mineralization is primarily localized within two structural domes: the Anaconda and Pittsmont Domes (Houston and Dilles, 2013). These domes host overlapping zones of potassic alteration and stockwork veining. Alteration progresses from deep biotite-potassium feldspar zones to shallower chlorite-sericite-pyrite assemblages near the surface. Between the domes lies an intensely altered zone characterized by dense quartz-sericite-pyrite (QSP) alteration and pyrite-quartz veining.

Figure 12 Geologic interpretation of the Butte local geology (Houston and Dilles, 2013)

The mineralization includes early Cu-Mo related to deep porphyry-style systems, followed by later Main Stage Ag-Zn-Cu veins related to shallower hydrothermal activity (Lund et al., 2018).

The BQM is intruded by numerous pegmatitic and aplitic dikes. These light pink dikes are composed of orthoclase, quartz, oligoclase-andesine, and minor biotite, with accessory sulfides such as pyrite and chalcopyrite, and rare occurrences of magnetite and pyrrhotite. The dikes are typically gently dipping and occur as parallel sheeted sets. Contacts with the BQM are generally sharp, although locally gradational. Aplite dikes range in thickness from a few inches to over 50 feet, often displaying zoning toward coarser pegmatitic cores.

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Technical Report Summary

Figure 13 Geologic Map of the Central Part of the Butte District (Houston and Dilles, 2013)

6.3	MINERALIZATION

Pre-Main Stage mineralization is centered on the Anaconda and Pittsmont Domes and comprises of stockwork quartz-sulfide veinlets formed from magmatic-hydrothermal fluids. This early stage is rich in copper and molybdenum and associated with potassic alteration in the quartz monzonite host.

Main Stage mineralization is structurally controlled along two main vein sets:

●	Anaconda veins (striking ~N65–80°E, steeply south-dipping)
●	Blue veins (striking ~N45–65°W, dipping ~50–90° SW)

The Blue veins locally offset Anaconda veins with left-lateral displacements of up to 1,000 feet. Cross- cutting relationships suggest they formed contemporaneously along conjugate fault systems during Laramide compression (Houston and Dilles, 2013; Proffett, 1973).

Main Stage veins exhibit distinct zoning:

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Rainbow Block – Montana, USA

●	Central Zone: High-sulfidation Cu-rich minerals (e.g., enargite, hypogene chalcocite)
●	Intermediate Zone: Mixed Cu-Zn mineralization (e.g., sphalerite, chalcocite, chalcopyrite, bornite)
●	Peripheral Zone: Ag-Pb-Zn-Mn mineralization (e.g., sphalerite, galena, rhodochrosite, silver sulfides), with limited copper

Figure 14: A reflected light microscopy image of mineralization from the Alice mine (Acanthite (Ag2S) and Galena (PbS)) (Gammons et al, 2016).

The Rainbow Block contains both Intermediate and Peripheral zones, and mineralization is present in multiple styles including massive sulfides, banded textures, breccias, disseminations, and pod-like masses. The dominant veins—Rainbow and Badger State—are laterally extensive (>11,900 ft), vertically continuous (>4,500 ft), and range from 5 to 50 ft in width (Czehura, 2006).

Economic minerals within the Rainbow Block include:

●	Silver (native, acanthite/argentite, proustite, tennantite)
●	Zinc (sphalerite)
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Technical Report Summary

●	Lead (galena)
●	Copper (chalcopyrite)
●	Gold (native and electrum)
●	Manganese (rhodonite, rhodochrosite)

Figure 15: A Reflected light Microscopy image of mineralization from the Lexington mine. Visible are native silver, galena (PbS), argentite (Ag2S) and chalcopyrite "cpy" (CuFeS2) (Gammons et al, 2016).

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Rainbow Block – Montana, USA

Silver and gold occur as fine inclusions (5–80 µm) within pyrite and galena. Some gold is substituted within sphalerite.

Figure 16 Idealized Alteration Zonation of a Porphyry System (Seal, R. 2012)

Main Stage veins are surrounded by zoned alteration halos, progressing from:

●	Sericitic/phyllic (adjacent to veins)
●	Argillic (kaolinite and green montmorillonite)
●	Propylitic (epidote-rich zones)

This mineralization and alteration pattern reflects cooling and neutralization of metal-rich fluids migrating outward from the porphyry core, producing predictable changes in mineral assemblages and metal zoning.

6.4	DEPOSIT

The metallogenetic setting of the Rainbow Block and surrounding area is that of the periphery of a classic mineralized porphyry system (Figure 17).The Butte porphyry system is the fourth largest documented porphyry system in the world, based on contained copper, with a global resource of 6.34 billion tonnes averaging 0.75% Cu, 0.018% Mo, and 1.2 g/t (0.035 opt) Au (Cooke, Hollings, Walsh, et al, 2005). Due to the unique structural setting of the area, the overlying and peripheral areas are particularly rich in base metals. Mineralization has been identified as being a sub-linearly aligned swarm of cross-cutting veins, which can reach thicknesses of several feet, strike lengths of around 1000 feet or more and down-dip extents of more than 5,000 feet.

The mineralized vein formed when metal-rich fluids migrated outward from the porphyry core, their chemical composition changed, forming metal zonation in the veins, such that Cu base minerals progressively replaced Zn and Ag base minerals. Mineral assemblages in veins change gradually inward from Ag-Au mineralization, through the Cu front within which sphalerite-galena-

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Technical Report Summary

chalcopyrite-tennantite and sphalerite-galena-chalcopyrite-bornite assemblages are common, and past the inner Zn zone which contains the predominant Cu-rich chalcocite-enargite-bornite-pyrite assemblages (Lund et al., 2018).

On the outskirts of the Butte Porphyry, the Rainbow Block hosts large, mineralized vein systems which vary in mineralogy in a predictable arrangement. The arrangement is commonly described as vein zonation in which the central district is characterized by high-sulphidation, Cu-rich veins. The Rainbow Block contains the Intermediate Zone, considered as Zn plus Cu to the Cu front and containing Pb-Zn sulfides and the Peripheral Zone of the block containing Ag-Mn-Pb-Zn polymetallic assemblages (Sales and Meyer, 1949; Proffett, 1973; Lund et al, 2018).

The Rainbow Block Ag-rich veins follow a generally consistent mineral assemblage within the Anaconda and Blue vein systems. South of the Rainbow Block, in the veins of the porphyry core are sets of high sulfidation Cu minerals. Cu veins are hosted in fractures that have been more complexly deformed, are wider and more mineralized than their outer-district counterparts.

Figure 17: Anatomy of an Ideal Porphyry System (Sillitoe, R. 2010)

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Rainbow Block – Montana, USA

7	EXPLORATION

Drilling within the Rainbow Block originally started in 1959 through work done by Anaconda Mining. This was followed by a more extensive exploration program within the block from 1980 until 1981. Once New Butte Mining acquired the property drilling exploration recommenced from 1987 until 1990.

Company exploration activities recommenced from 2021 to 2022.

Location of the drill hole collars are shown in Figure 18.

Figure 18: Plan showing the exploration drill holes within the Rainbow Block

7.1	EXPLORATION

Given the extensive data on hand coupled with many decades of mining previously discussed in Section 5.1., the Rainbow Block is considered an advanced-stage exploration Project. Aside from the diamond drilling program completed in January 2022, much of the activities carried out by the Company since then have focused on scanning, digitization and 3D modelling of underground mine workings and geologic & sampling data.

7.1.1	Geologic Mapping

The Company has compiled, digitized and systematically organized an extensive collection of historical technical documents spanning operations from the late 1800’s to 1991. This involved

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Technical Report Summary

scanning around 10,000 maps and documents, followed by data entry into spreadsheets and digitization of maps for the 3D geologic model.

Historical documentation includes:

●	Underground level plans and stope sheets
●	Geological maps at various scales (1:50 to 1:5000)
●	Assay records and sampling sheets
●	Production reports and ledgers
●	Survey control documents
●	Cross-sections and long sections
●	Metallurgical reports
●	Geologic reports and correspondence
●	Claim and property documents

Data Management and Organization:

●	Maps and sections are georeferenced and organized by mine or location
●	Dedicated folder structures maintained for each software package:
o	Vulcan 3-D for resource modelling and mine planning
o	AutoCAD for engineering drawings and infrastructure
o	ArcGIS for surface mapping and spatial analysis
●	Historical sample data manually entered into standardized spreadsheets
●	Rigorous data validation through cross-checking and spot verification
●	All numerical sample data imported into Vulcan 3-D database
●	Supporting databases maintained in Microsoft Excel
●	Quality control documentation maintained
●	Storage and Security Protocols:
●	Original hardcopy documents preserved in secure vault
●	Digital archive maintained on dedicated servers at Company's Butte office
●	Regular automated backups to secure cloud storage
●	Regular backups to physical drives stored in an offsite facility
●	Regular validation of backup integrity
●	Restricted access protocols for both physical and digital records
●	Duplicate archives maintained at MBMG facilities
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Rainbow Block – Montana, USA

In addition, new Butte Mining conducted a surface trenching program in December 1987. The program consisted of nine north-to-south trenches sampled on the east and west sides of each trench. A total of 1,626.5 ft of trenching was completed (Table 5)

Note that coordinates in Tables 6 – 10 are reported in UTM NAD 83 Zone 12N AMC Mine Grid.

Table 5: Collar Coordinates For 1987 New Butte Mining Trenches and west sides (Silver Bow Mining 2022).

Trench No.	Easting AMC)	Northing AMC	Start Elevation (ft)	Length (ft)
R-T87-1E	29,709.2	39,495.9	6,366.5	222.0
R-T87-1W	29,707.0	39,496.0	6,366.3	222.0
R-T87-2E	29,607.0	39,643.5	6,358.3	210.0
R-T87-2W	29,605.0	39,643.0	6,358.1	210.0
R-T87-3E	29,502.6	39,715.0	6,350.4	336.0
R-T87-3W	29,499.0	39,715.0	6,350.0	336.0
R-T87-4E	29,593.6	39,244.6	6,332.8	103.0
R-T87-4W	29,592.0	39,245.0	6,332.7	103.0
R-T87-5E	29,402.0	39,625.0	6,336.7	285.0
R-T87-5W	29,400.0	39,625.0	6,336.6	285.0
R-T87-6	29,416.0	39,283.0	6,318.9	52.0
R-T87-7E	29,306.5	39,503.7	6,321.9	147.5
R-T87-7W	29,304.0	39,504.0	6,321.7	147.5
R-T87-8E	29,472.0	39,342.0	6,329.6	91.0
R-T87-9E	29,744.4	39,367.6	6,351.7	180.0
R-T87-9W	29,743.0	39,367.0	6,351.5	180.0
7.1.2	Geochemistry

Aside from the metallurgy and channel sampling done by Anaconda (see section 8.1.1), past drilling programs from New Butte Mining from 1987 to 1990, and by the Company in 2022 discussed in section 7.3, no other geochemical sampling has occurred on the Property.

7.1.3	Geophysics

No geophysical studies have been conducted over the Rainbow Block that the QP can provide comment.

7.1.4	Petrology, Mineralogy and Research Studies

Multiple research studies have occurred throughout the history of the District. Ranging from USGS mapping and mineralogical reports to college theses. Topics ranged from alteration patterns and genesis with a focus on sericite alteration.

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Technical Report Summary

●	Geology and Ore Deposits of the Butte District, Montana (Weed, 1912)
●	The Butte Magmatic-Hydrothermal System: One Fluid Yields All Alteration and Veins (Reed & Rusk, 2013)
●	Structural Geologic Evolution of the Butte District, Montana (Houston & Dilles, 2013)
●	New investigations of the mineralogy of silver in the world-class porphyry lode deposits of Butte, Montana (Gammons, 2016).

A study conducted by Geiger et al, 2002, titled “New insights from reactive transport modelling: the formation of the sericitic vein envelopes during early hydrothermal alteration at Butte, Montana”, used a reactive transport model to study the formation of sericitic alteration envelopes around veins in the Butte porphyry copper deposit. The study was conducted on samples collected from the Butte Quartz Monzonite. The findings of the model suggest that a reducing, low pH, and low salinity fluid at ~750°F and <14500 PSI can produce the observed grey sericitic and sericitic with remnant biotite alteration zones within ~100 years. The Butte Quartz monzonite is coarse-grained and compositionally uniform throughout the Butte district. Alteration, mineralization, and metal enrichment in the Butte district are associated with vein sets of different ages within the quartz, and as study indicates that this hydrothermal alteration has very little impact on porosity of the host rock, so accumulation of metal enrichment is focussed along the vein sets and is typical of this type of alteration common for other porphyry copper deposits around the world.

A thesis on the Marget-Anne deposit noted that the veining was different in that area. They determined that there was a mixing of high temperature high salinity and lower temperature and salinity meteoric water to account for these changes near the periphery of the system (Ostenburg, 2024).

Mark Reed and John Dilles (2021) summarise the ore deposit of Butte, Montana and the historical mining that has taken place. The paper reviews historical data collected and describes historical exploration of the region. Including review of the Geological models utilised for the description of the ore geochronology and mineralization across the region. The paper expressed that the setting of the Butte Mining District holds a prominent place in geology for its enormous metal endowment but also because it has yielded groundbreaking discoveries in hydrothermal geology.

7.1.5	Qualified persons interpretation of the Exploration Information

Silver Bow Mining has in their possession a large amount of historical data. After a review of the organization, preservation and collection of the historical data it is in the opinion of the qualified person that the historical data is of merit for use in evaluating a potential resource. Robust and thorough QAQC has been applied to recent and historical data to ensure to validity of the data.

7.1.6	Exploration Potential

The Rainbow Block shows potential for expanding and upgrading the current Mineral Resource Estimate, which includes Ag-Au-Pb-Zn-Cu mineralization associated with a mesothermal vein system near a large copper-molybdenum porphyry. Historical exploration by Anaconda focused primarily

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Rainbow Block – Montana, USA

on veins exceeding 7 feet in width, leaving considerable potential for narrower high-grade veins that were not systematically mapped or sampled. Anaconda's routine assaying program often did not include gold analysis unless visible gold was noted or in specific areas known to carry higher gold values. Recent exploration has identified significant gold values, suggesting untapped gold potential throughout the Property. This historical sampling bias presents multiple opportunities for Silver Bow Mining to discover and delineate additional mineralization through modern exploration techniques and comprehensive multi-element assaying.

Silver Bow Mining's exploration efforts to date, encompassing 4,780 feet of diamond drilling, along with comprehensive scanning and digitization of historical mine data, have validated numerous high- grade intercepts and supported detailed 3D modelling of known veins. Future exploration programs will aim to increase resource confidence by upgrading resources to the Indicated and/or Measured categories, focusing initially on areas most suitable for near-term development.

Both known vein systems and unexplored areas show promise at depth, particularly below the current water table, beneath the current Mineral Resource in this TRS. The Property's potential extends beyond the current resource boundaries, with several geologic and structural indicators suggesting continuation of mineralization both laterally and at depth. Additionally, zones between historically mined veins remain largely untested for parallel structures and mineralized splays. Future exploration plans will systematically evaluate narrow vein potential throughout the Property, investigate areas between major historical workings, test depth extensions below the current water table, explore parallel structures and mineralized splays and assess bulk mining potential in areas of closely spaced veins. The addition of systematic gold assaying to these programs may identify new zones of economic interest not recognized in historical work.

7.2	DRILLING
7.2.1	Drilling on Property

Drilling has occurred on the Property starting in 1959 with a diamond drilling program by the Anaconda Company targeting zinc in the Alice Pit. A RC program was implemented by Anaconda in 1981 targeting the Rainbow Vein system, which was continued by New Butte Mining in 1987. New Butte Mining completed both underground and surface diamond core drilling campaigns from 1988 through 1990. The Company’s 2021 core drilling program was the first within the Rainbow Block since New Butte Mining’s activities in 1990. See Section 7.3 for more information on these programs.

7.2.2	Drilling excluded for estimation purposes

All known drilling conducted on the Property was included in the resource estimate.

7.2.3	Future drilling planned

Drilling is planned from both the surface and underground. These holes will target multiple mineralized zones including the Rainbow, State, Chief Joseph and Lexington veins to provide both infill and expansion of “resource”. Underground drilling is intended to commence after excavation of a new underground decline.

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Technical Report Summary

7.3	DRILL METHODS
7.3.1	1987 drill program

New Butte Mining commenced a drilling program in late 1987, drilling a total of 33 reverse circulation drillholes from December 1987 through January 1988, for a total of 4,734 ft drilled. The RC drilling was focused on the Rainbow vein system. Collar coordinates and orientations of the drillholes from this RC drilling program are summarized in Table 6.

Table 6: Collar Locations for RC Drill Holes From 1987-1988 (Silver Bow Mining 2022).

Drill Hole ID	Easting AMC	Northing AMC	Elevation	Drill Hole Length (ft)	Dip (deg)	Azimuth (deg)
R-R87-1	30,001.5	39,735.5	6,426.7	100	-45.0	180.0
R-R87-2	29,702.9	39,725.2	6,423.6	82	-45.0	180.0
R-R87-3	29,899.8	39,716.6	6,426.9	120	-45.0	180.0
R-R87-4	29,925.3	39,490.0	6,440.0	110	-45.0	180.0
R-R87-5	29,800.4	39,769.4	6,425.7	120	-45.0	180.0
R-R87-6	29,801.9	39,419.6	6,423.7	125	-45.0	180.0
R-R87-7	29,802.1	39,611.8	6,434.5	75	-45.0	180.0
R-R87-8	29,705.2	39,411.1	6,412.7	140	-45.0	180.0
R-R87-9	29,601.1	39,715.5	6,408.5	100	-45.0	180.0
R-R87-10	29,606.6	39,375.4	6,403.0	170	-45.0	180.0
R-R87-11	29,501.8	39,314.3	6,386.9	160	-45.0	180.0
R-R87-12	29,500.0	39,530.7	6,391.4	120	-45.0	180.0
R-R87-13	29,498.6	39,654.2	6,395.2	80	-45.0	180.0
R-R87-14	29,399.4	39,630.6	6,379.3	105	-45.0	180.0
R-R87-15	29,403.1	39,400.0	6,371.9	130	-45.0	180.0
R-R87-16	29,304.2	39,492.8	6,363.7	123	-45.0	180.0
R-R87-17	29,196.7	39,638.4	6,379.8	140	-45.0	180.0
R-R87-18	29,101.6	39,603.8	6,377.4	200	-45.0	180.0
R-R87-19	28,999.0	39,554.7	6,372.7	148	-45.0	180.0
R-R87-20	28,901.1	39,530.2	6,365.2	138	-45.0	180.0
R-R87-21	28,901.0	39,601.6	6,365.8	140	-45.0	180.0
R-R87-22	30,001.7	39,535.7	6,443.4	160	-45.0	180.0
R-R88-1	30,104.9	39,720.4	6,400.0	120	-45.0	180.0
R-R88-2	30,106.8	39,583.7	6,397.8	135	-45.0	180.0
R-R88-3	30,300.8	39,655.6	6,386.1	120	-45.0	180.0
R-R88-4	30,403.5	39,645.8	6,362.8	110	-45.0	180.0
R-R88-5	30,501.3	39,672.4	6,334.7	90	-45.0	180.0
R-R88-6	28,799.3	39,515.2	6,299.3	200	-45.0	180.0
R-R88-8	28,800.0	39,608.7	6,307.6	220	-45.0	180.0
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Rainbow Block – Montana, USA

R-R88-9	28,697.8	39,610.0	6,290.5	180	-45.0	180.0
R-R88-10	28,689.0	39,499.1	6,285.3	240	-45.0	180.0
R-R88-11	28,599.5	39,488.1	6,271.4	200	-45.0	180.0
R-R88-12	28,599.9	39,584.4	6,277.6	333	-45.0	180.0

A diamond drill coring program commenced at the end of 1987 and continued through 1990, with holes collared from both surface and underground stations. Surface drilling concluded in January 1989 after completing 46 drillholes totalling 21,687 ft (Table 8). Surface drilling targeted multiple veins, including the Lexington, State, Chief Joseph, Grey Rock and Rainbow. Drillholes ranged from - 45° to -80° in dip, at various azimuths.

Table 7: Diamond Drill Hole Collars from New Butte Mining 1988-1990 Drilling Program (Silver Bow Mining 2022).

Drill Hole ID	Easting AMC	Northing AMC	Elevation	Drill Hole Length (ft)	Dip (deg)	Azimuth (deg)
88-1	26,672.7	36,815.7	6,083.0	450	-45.0	351.0
88-2	30,520.6	38,957.9	6,405.0	1111	-45.0	199.0
88-3	30,060.0	38,639.0	6,381.0	620	-59.0	200.0
88-3A	30,060.9	38,639.6	6,381.4	724	-68.0	199.0
88-3B	30,060.0	38,639.0	6,381.4	1005	-77.0	199.0
88-3C	30,060.0	38,693.0	6,381.0	641	-45.0	171.0
88-4	30,614.0	38,554.0	6,365.0	632	-45.0	201.0
88-4A	30,614.0	38,554.0	6,365.7	775	-58.0	206.0
88-4B	30,614.0	38,554.0	6,365.7	1020	-69.0	199.0
88-4C	30,614.0	38,554.0	6,365.0	799	-53.0	177.0
88-5	30,439.0	38,713.0	6,387.0	770	-45.0	197.0
88-6	26,524.5	36,553.8	6,059.0	612	-63.0	31.0
88-6A	28,790.0	39,523.0	6,351.0	153	-63.0	31.0
88-7	29,821.0	38,575.0	6,364.0	476	-44.0	187.0
88-8	30,911.0	38,296.0	6,279.0	420	-48.0	205.0
88-8A	30,911.0	38,296.0	6,279.0	620	-67.0	205.0
88-9	30,373.0	38,530.0	6,381.0	572	-48.0	193.0
88-10	29,797.0	38,503.0	6,357.0	400	-50.0	194.0
88-11A	29,982.2	38,745.4	6,373.8	932	-70.0	227.0
88-12	29,596.0	38,581.0	6,350.0	400	-45.0	200.0
88-13	29,714.0	38,681.0	6,360.0	625	-55.0	215.0
88-14	29,420.7	38,714.2	6,325.0	505	-46.0	174.0
88-15	30,131.2	38,480.2	6,375.0	422	-45.0	198.0
88-16	30,228.0	38,830.0	6,393.9	905	-55.0	201.0
88-18	30,448.0	38,383.0	6,376.1	354	-45.0	198.0
88-19	31,172.5	38,218.9	6,233.4	502	-45.0	180.0
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Technical Report Summary

88-23	30,915.0	38,215.0	6,279.8	432	-44.0	178.0
88-23A	30,915.0	38,215.0	6,279.0	510	-65.0	178.0
88-24	26,550.8	36,753.6	6,081.3	320	-57.0	343.0
88-26	26,551.2	36,752.6	6,081.3	374	-70.0	343.0
88-27	26,552.3	36,750.6	6,081.1	287	-38.0	343.0
88-28	30,368.0	38,520.3	6,329.0	574	-35.0	207.3
88-29	30,579.4	38,551.9	6,367.3	746	-32.0	192.5
88-30	26,454.2	36,830.6	6,080.3	248	-30.0	349.0
88-31	26,320.8	36,687.1	6,062.2	270	-50.0	344.0
88-32	29,320.0	37,665.8	6,290.0	577	-27.0	357.5
89-1	29,572.6	37,465.4	6,290.8	428	-30.0	354.0
89-2	29,767.4	37,541.5	6,317.6	476	-35.0	355.5

Table 8: Underground Diamond Drill Hole Collars from 1988-1990 Drilling Program (Silver Bow Mining 2022).

Drill Hole ID	Easting AMC	Northing AMC	Elevation	Drill Hole Length (ft)	Dip (deg)	Azimuth (deg)
88-U1	26,781.8	37,154.2	5,912.0	202	15.0	210.0
88-U2	26,786.6	37,170.2	5,910.2	383	0.0	5.9
88-U3	26,671.0	37,391.7	5,913.5	179	24.0	12.0
88-U4	26,671.0	37,391.7	5,909.0	179	-42.0	18.4
88-U5	26,660.5	37,405.8	5,913.5	183	25.0	335.0
88-U6	26,683.0	37,317.3	5,908.7	315	-30.0	225.5
88-U7	27,006.1	37,053.0	5,910.0	206	0.0	305.0
88-U8	27,010.9	37,056.1	5,910.4	176	0.0	5.0
88-U9	27,013.6	37,053.3	5,908.3	200	-27.0	5.0
88-U10	27,013.5	37,053.1	5,905.9	275	-60.0	5.0
88-U11	26,789.9	37,168.9	5,907.3	509	-45.0	25.5
88-U12	26,790.2	37,169.4	5,908.5	449	-22.0	24.0
88-U13	26,782.9	37,169.4	5,908.4	411	-22.0	330.0
88-U14A	26,782.9	37,169.2	5,907.0	198	-45.0	330.0
88-U15	26,786.4	37,170.5	5,908.9	171	-45.0	5.0
88-U16	26,786.3	37,170.3	5,907.3	236	-45.0	5.0
88-U17	26,746.8	36,792.5	5,907.9	264	-12.0	15.0
88-U18	26,746.8	36,792.4	5,906.1	224	-40.0	12.0
88-U19	26,743.2	36,793.6	5,906.9	221	-12.0	0.0
88-U20	26,742.9	36,792.2	5,905.9	212	-40.0	0.0
88-U21	26,738.9	36,792.3	5,907.8	232	-12.0	317.0
88-U22	26,739.1	36,792.5	5,906.7	217	-40.0	325.0
88-U23	26,739.5	36,792.0	5,905.7	212	-60.0	316.0
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Rainbow Block – Montana, USA

88-U24	26,745.7	36,792.3	5,905.5	229	-60.0	0.0
88-U25	26,749.1	36,790.4	5,904.9	298	-70.0	40.0
88-U26	26,903.3	36,900.0	5,907.7	197	-16.0	354.0
88-U27	26,901.4	36,897.3	5,905.6	197	-56.0	322.0
88-U28	26,906.7	36,899.4	5,905.2	208	-54.0	21.0
88-U29	26,904.2	36,898.0	5,904.0	215	-70.0	342.0
89-U1	29,782.1	37,747.2	5,918.1	292	30.0	31.5
89-U2	29,782.1	37,747.2	5,918.1	50	-1.0	31.5
89-U3	29,776.1	37,736.1	5,921.4	362	27.0	214.3
89-U4	29,772.5	37,737.6	5,915.6	300	-23.0	229.5
89-U5	30,342.9	38,166.0	5,924.1	486	1.0	201.0
89-U6	30,344.4	38,170.0	5,927.4	89	45.0	200.5
89-U7	30,335.4	38,209.0	5,919.7	64	1.5	6.0
89-U8	30,439.8	38,163.5	5,924.7	96	-1.0	180.0
89-U9	30,444.8	38,176.9	5,924.1	223	-3.0	46.0
90-U1	30,125.2	37,883.1	5,923.9	240	20.5	216.5
90-U2	30,132.1	37,879.3	5,918.7	242	1.5	166.2
90-U3	29,484.3	38,856.0	5,920.8	548	0.4	4.0
90-U4	29,830.9	37,971.4	5,922.5	204	0.0	195.0
90-U5	30,224.6	37,701.1	5,918.7	259	0.0	41.0
90-U6	30,216.6	37,687.8	5,918.7	261	15.0	208.0

Underground drilling commenced in June 1988 and continued through June 1990. Forty-four underground diamond drill core holes were completed at dips of -70° to 30° and with varying azimuths, for a total of 10,969 ft (Table 8). Underground drilling targeted the Missoula, the Lexington Horsetails and the Chief Joseph and Grey Rock veins.

7.3.2	2021 drilling

Eight diamond drill holes totalling 4,780 ft were completed by Silver Bow Mining (Table 9), from October 2021 to January 2022, to confirm historical high-grade intercepts, provide infill data and determine the extents of vein systems.

Two Boart Longyear drill core rigs, an LF-90 and LF-70, were mobilized to the Badger-Rainbow and Missoula Mine Yard areas respectively. Drilling commenced at both rigs with HQ3-size drill tubes (2.375- inch nominal diameter). Difficult ground conditions were encountered in the Badger- Rainbow area with the LF-90. After discussing several options, Silver Bow Mining’s technical team and A.K. Drilling agreed to switching to the larger PQ-size core tubes (3.35-inch diameter core size), which proved to be more successful.

Drilling PQ allowed the campaign to achieve satisfactory drill core recovery through highly mineralized and altered geologic structures.

Recovery from all eight BJS21 drillholes averaged 89%.

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Technical Report Summary

Table 9: Collar Information for Silver Bow Mining 2021 Drill Program

Drill Hole ID	Easting (AMC)	Northing (AMC)	Elevation	Azimuth (deg)	Dip (deg)	Total Depth (ft)	Target Vein System
BJS21-01	29635.25	40003.91	6412.8	166.66	-56.14	1050	Rainbow-Alice
BJS21-03	29635.5	40004.89	6412.7	160	-60	628	Rainbow-Alice
BJS21-23	29529.04	39456.46	6405.72	2.07	-38.72	686	Rainbow-Alice
BJS21-24	29528.0	39454.41	6405.65	180	-60	375	Badger-State
BJS21-25	29470.74	39583.14	6403.02	350.45	-43.94	500	Rainbow-Alice
BJS21-26	29469.99	39581.7	6403.04	179.49	-60.91	361	Rainbow-Alice
BJS21-31	26355.2	36804.44	6092.72	325	-50	538	Lexington- Missoula Horsetails
BJS21-32	26354.23	36805.46	6092.68	316.82	-61.74	642	Lexington- Missoula Horsetails
Total drilled:						4,780
7.4	LOGGING

Logging commenced by cleaning the core drilled from the previous day. Historical logging was done with pen and paper. In the most recent drilling program, A Microsoft Excel workbook was used to input all data logged by the geologists. The Excel workbook utilized different sheets for detail logged as per Table 10.

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Rainbow Block – Montana, USA

Table 10: Types of Logging data recorded

Category	Characteristics Recorded
Recovery	Core length recovered divided by run length
RQD	Total pieces >4 inches divided by recovered length
Lithology	What rock type the core is as well as any identifying characteristics like texture and color.
Alteration	What is the intensity of the alteration in an area, the alteration style and the alteration minerals present.
Oxidation	What are the oxidation conditions present in the interval and what minerals are they causing.
Mineralogy	Quantify mineralization, indicate which mineral species are present and how they are presenting.
Structure	Identify any visible structures as well as their angle to the core axis.
7.5	RECOVERY

All recoveries were measured from the core as the total amount of core recovered by the drillers.

The Rock Quality Designation (RQD), which is measured as any piece of core larger than 4 inches in length divided by the total length of recovered core. This methodology is highlighted in the rock quality designation (RDQ) procedure for HQ size core (2.5” normal diameter).

RDQ =	∑ LC (Length of sound pieces of core (>4 inches))
Total Length Recovered

If core is very soft and able to be broken either by hand or easily broken with a knife, then this core shall not be counted towards the RQD calculation.

For the Silver Bow Mining drilling program in 2021, the RDQ and percentage recovery was recorded.

The average RQD recorded for that program from 8 holes is 36%, indicating that the rock quality drilled is of poor quality. This can mainly be attributed to the fact that several holes drilled down previously unrecognized shear zones, and while pieces of core were often longer than 4-inches in these areas, it was semi-friable and thus not counted with the competent pieces >4 inches long.

However, the average percentage recovery for the same 8 holes was recorded as 89%.

The percentage recover for historical drilling was also recorded and reviewed by the QP, recoveries were reported as good relative to the poor the quality of the rock drilled.

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Technical Report Summary

7.6	COLLAR SURVEYS

Collar surveys of all drill rigs and alignment was done to ensure precise borehole trajectories and achieve targeted mineral intercepts. These surveys involved the validation of the exact starting location, angle, and azimuth of each drill hole. Initial rig lineout was completed using a Brunton compass and collar locations were surveyed using a total station after the rig had moved off the pad.

7.7	DOWN HOLE DETAILS

Upon reaching the designed depth or stopped due to encountering ground conditions deemed too difficult to continue, the drill holes were surveyed using rented REFLEX EZ-GYRO down-hole survey, tool with ±1° azimuth and ±0.3° dip accuracy.

Incremental down hole survey intervals ranged from 24.1 to 75.1 feet. Six out of eight drill holes were surveyed. For the surveyed drillholes, deviation in azimuth and dip was minimal.

Oriented drill core data was initially collected from the second drill hole (BJS21-23) using the REFLEX ACT III system. Intense wall rock alteration, fractured ground, and shearing made reliable orientation data difficult to impossible to collect. The orientation program was cancelled for the subsequent drill holes.

7.8	RESULTS

The drill results from the 2021-2022 drill program at the Rainbow-Alice, Badger-State, and Lexington-Missoula targets reveal several high-grade mineralized intervals. Notable highlights include 43.5 feet in Rainbow-Alice hole BJS21-03, averaging 3.60 opt Ag 1.7% lead and 2.6% zinc from 410.5 to 454.0 feet, with a 1.4-foot interval yielding 13.27 opt silver and 36.5 opt silver equivalent from 445.5 to 446.9 feet. Other significant intercepts include 46 feet in Rainbow-Alice hole BJS21-23, which averaged 2.32 opt silver and 8.5 opt silver equivalent from 419.0 to 465.0 feet, and Lexington-Missoula hole BJS21-31, which intersected 7.1 feet averaging 4.31 opt silver and 10.8 opt silver equivalent from 309.5 to 316.6 feet. These intervals display variable yet noteworthy gold, silver, and base metal contents, especially in enriched zones with significant silver equivalent values. Table 11 below contains significant intercepts from the 2021-2022 drilling campaign.

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Table 11: Significant drill intersections from Company’s 2021 – 2022 drilling program.

Vein Intercept	Hole ID	Dip	Azimuth	From (ft)	To (ft)	Interval (ft)*	AgEq (opt)	Au (opt)	Ag (opt)	Pb (%)	Zn (%)	Mn (%)	Cu (%)
Rainbow-Alice	BJS21-03	-60	160	410.5	454	43.5	8.9	0.014	3.6	1.7	2.6	3.8	0.1
	including			445.5	446.9	1.4	38.8	0.045	13.27	10.1	13.1	5.5	0.2
Rainbow-Alice	BJS21-23	-45	0	419	465	46	9.7	0.01	2.32	2.1	4.6	2.8	0.1
	including			425	430	5	19.1	0.015	5.51	3.4	9.2	3.9	0.1
Badger-State	BJS21-24	-60	180	225.5	238.5	13	6.9	0.012	4.34	0.2	1.2	2.3	0
	including			230	235	5	10.3	0.019	7.2	0.3	0.9	3	0
Rainbow-Alice	BJS21-25	-45	350	19	33.5	14.5	10.4	0.027	5.31	1.1	1.5	8.6	0.2
Rainbow-Alice	BJS21-26	-60	180	97	110	13	12	0.019	3.15	3.3	4.4	6.4	0.2
	including			97	102	5	13.5	0.009	2.1	5.5	6.2	3.3	0.2
Lexington-Missoula	BJS21-31	-50	325	309.5	316.6	7.1	12.7	0.022	4.31	0.8	5.4	0.1	1
	including			311.5	315.2	3.7	23.7	0.041	8.2	1.3	10	0	1.8
Edith May	391-301	-90	0	40	50	10	58.3	0.149	42.8	0.3	0.37	-	-
Goldsmith Splay	3C_DDHSE	-39	156	68	71	3	22	0.046	17.2	0.2	0.05	0.3	-
Rainbow-Alice	3C_DDHSE	-39	156	176	182.5	6.5	53.1	0.192	27.3	2.7	4.4	7	-
Skyrme	NBM88-12	-45	200	344	347	3	33	0.043	19.2	1.9	7.8	-	0.1
Chief Joseph	NBM88-3	-60	200	593	596	3	39.3	0.123	16.8	3.1	7.6	-	0.2
Chief Joseph	NBM88-4C	-55	175	786	791	5	60.2	0.233	24.8	2.1	10.1	-	0.1
Chief Joseph	NBM88-7	-45	187	345	349	4	83.4	0.222	50.6	4.1	7.3	-	-
Lexington-Missoula	NBM88-U19	-12	0	174	185	11	223.8	1.308	82.9	2.4	8	-	1.3
High Ore	NBM89-1	-30	354	256.1	259.4	3.3	57.9	0.287	22.2	3.2	4.5	-	-
Wild Bill	NBM89-2	-35	355	268.5	274.7	6.2	45.7	0.164	8.6	5.2	16.2	-	-
State	NBM90-U3	0.4	4	305	313	8	39.5	0.09	13.1	2.5	14.9	-	-
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Technical Report Summary

8	SAMPLE PREPARATION, ANALYSIS & SECURITY
8.1	PRE-ANALYSIS SAMPLE PREPARATION AND QUALITY CONTROL
8.1.1	Anaconda Copper Mining channel sampling

Channel sampling carried out by Anaconda Copper Mining during the mining process was meticulously documented and described. Sampling was conducted to control mining operations, estimate ore reserves, differentiate ore from waste, determine grade and quantity of material, reduce waste and determine shipping grade. Each sample was examined to ensure it accurately represents the material's grade and composition. All mineralized faces and sides must be sampled, excluding those parallel to the structure to obtain a representative sample. Samples should be taken horizontally at breast height, regardless of vein dip. Note the true width. Geologists took caution to sample veins with varying hardness to not take too much softer material and not enough harder wall rock.

To sample a streak, a geologist would start at one end of the streak and remove small portions of sample rock until you reach the other side of the streak. Geologists are instructed to repeat this action back and forth at different elevations until the sample bag is three quarters full. These instructions are valid for veins and waste rock to better identify where the ore is. In the event of horsetail veining, sample the entire exposed area until you reach 5 pounds of material for each linear foot sampled.

These samples were assayed for copper, lead, zinc and/or silver using the following procedures. A copper vein containing zinc or vice versa was assayed for both metals. Copper only stopes were only measured for copper unless noticeable zinc or silver were noticed in average or greater quantities. Same process was completed for zinc. However, when zinc appeared in low grade quantities and more silver or lead were reported to be in economic quantities lead and silver would be assayed for as well. All development samples were sampled for silver unless the sampling geologist indicates otherwise. Geologists were encouraged to make a grade estimate while sampling and compare them to the assay results. This helped to identify any assaying issues so the area could be resampled and ran again.

Sampling of each streak was conducted separately, and the average grade was calculated after from the combined width. To do this the following rules were utilized. The dividing line between ore and waste was 1.2% copper and 4% zinc. When silver and lead are present, 2 ounces of silver and one percent lead are equivalent to 0.8% zinc. In low grade zones between two streaks the following procedures were used:

●	Under one foot of material between two streaks use all grade in the assay average
●	From one to 2.9 feet use half of the grade in the assay average
●	Anything over three feet should no be included in the assay average

Manganese mineralization exceeding 15% Mn was classified as ore grade material. Metal equivalencies for manganese calculations were established as follows: 1% lead equated to 2% Mn, 1% zinc corresponded to 1.6% Mn, and 1 ounce of silver was equivalent to 1% Mn. When evaluating intervals between manganese ore streaks containing grades below 15% Mn, a distance-based criterion was applied: material within three feet was included in the average grade calculation, while intervals greater than three feet were excluded.

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Rainbow Block – Montana, USA

A rigorous chain of custody system was implemented to maintain sample integrity throughout the sampling process. All sampling data, including diamond drill holes, vein and waste descriptions, and supplementary geological observations, was consolidated through the senior sampler. Each sample bag was systematically tagged with critical tracking information: date, shift, working place number, number of cars sampled, and car size classification. To ensure accountability, sample tags were submitted to the timekeeper before the conclusion of each shift, and strict protocols required all samples to be transported out of the mine by shift end.

8.1.2	Drill core sampling

Sample intervals were determined by geologists during the logging process, with intervals generally centered between structural, mineralization and or alteration contacts. Samples were typically no more then 5 feet. Where drill core was to be sampled, reference lines were drawn along the core axis to ensure a representative splitting of a vein or disseminated mineralization. Cut lines were drawn to bisect masses or pods of mineralization or vein apexes, so minerals were relatively evenly distributed throughout each half of split core. Orange flagging tape was used to demarcate sample intervals and sample tags were stapled to the core boxes. These tags contain the sample ID, drill hole number and sample intervals. Drill core was subsequently photographed and then sampled. Halving of the drill core was accomplished using a hydraulic splitter, with ½ of the split core bagged and secured for shipment to the laboratory, and the other half retained in the core boxes for future reference. The drill core splitter was thoroughly cleaned with brushes, compressed air and vacuuming between samples.

8.1.3	Historic drill core re-sampling

Historical core drilled by New Butte Mining from 1988 to 1990, housed in the Badger Hoist House, was selectively resampled by the Company. The approach and purpose of this undertaking was to verify assays of vein intervals originally sampled by New Butte Mining, sample wall rock adjacent to veins and sample previously unsampled veins along with adjacent mineralized wall rock. The approach to sampling historical drill core was tailored to both the size of drill core and the fraction of drill core remaining (whole, half, or quarter).

Where unsampled intervals of interest were identified, drill core was always split in half, with half retained in the drill core box for future reference, regardless of drill core diameter. When sampling HQ or NQ drill core with (1.87 and 2.4-inch nominal diameters), respectively, if the core was already sampled, the sampled core was split in half again, such that a quarter of the original core was sampled and a quarter returned to the core box. If the core was already sampled twice before, then the entire remaining quarter was taken for assay. The sampling approach for AX drill core, with (1-inch nominal diameter) was to halve the drill core if it had not been previously sampled, or if only halved drill core was available for sampling, the entire half was taken for assay. AX drill core was not quartered, due to the very small sample size that would result.

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Technical Report Summary

Sampling of historical drill core was carried out in two phases: 1) a vein interval resampling program and 2) a comprehensive sampling program.

During the re-sampling program, which took place during summer and fall of 2021, previously sampled vein intercepts were resampled to provide confirmation of existing assay data. Re-assaying historical vein intervals necessitated quartering core due to a lack of historical sample pulps or rejects from New Butte Mining drilling programs. During the vein resampling effort, unsampled mineralized wall rock adjacent to the vein was also sampled on a limited basis comprising ~25% of the samples taken during the first phase. The sorting of drill core boxes, splitting of drill core (with a manual drill core splitter) and sampling, all took place in the Badger Hoist House.

The objectives of the comprehensive historical drill core sampling program entailed sampling previously unsampled mineralized wall rock and sampling unmineralized wall rock, beyond the influence of significant alteration. This weakly altered unmineralized wall rock was sampled to give the Mineral Resource Estimate model “near-zero” values to aid in the creation of vein domains. The approach for this phase was to transport all the Rainbow Block historical drill core at the Badger Hoist House to the Missoula Yard drill core processing facility. Since much of this historical core was not stored in order, a significant amount of the time and labour was required to organize drill core boxes by drill hole. Each drill core box was opened, either during or after relocation, and a visual assessment made by the geologists to determine whether the geology warranted further inspection and sampling. Although not the primary objective of this effort, numerous unsampled, polymetallic vein intervals were encountered and sampled.

During the historical core sampling programs, it became apparent that many drill holes were not present in their entirety. The fraction of drill core missing varied greatly between drill holes, with some drill holes only missing several boxes, and others with only several boxes remaining. Vein intercepts were commonly part of missing intervals.

8.2	LABORATORY SAMPLE PREPARATION & ANALYSIS

All channel samples collected by Anaconda were sent and processed at an onsite laboratory for analysis. In subsequent drilling programs conducted by the Company and New Butte Mining, samples were sent to independent certified laboratories. The following section discusses the Company’s history of the laboratories utilized throughout the 2021 - 2022 period.

8.2.1	SGS Minerals – Burnaby, British Columbia

The Company employed the services of SGS Minerals (“SGS”) in Burnaby, BC for the initial historical resampling and for the first shipment of samples from the 2021 drilling program. The shipment of historical samples (work order reference BBM21-12042) contained 177 drill core and QC samples and shipped on July 6, 2021. The second shipment to SGS, transported on November 9, 2021 (work order reference BBM21-14653), consisted of samples from drill holes BJS21-23, BJS21-24 and BJS21- 26, and a range of QC samples.

Samples at SGS were prepared and analyzed using the following methods:

●	PRP89: Weigh <3 kg, dry 105 degrees Celsius, crush to 75% passing 2 mm, split 250 g, pulverize 85% passing 75 µm (Procedure combining WGH10, DRY10, CRU11, SPL10, PUL10);
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Rainbow Block – Montana, USA

●	GO_FAG32V: Au Ag – “ore” grade 30 g Fire Assay, Au by AA spectrometry, Ag by gravimetric. Reporting Limits Au 0.01 to 100 ppm, Ag 10 to 10,000 ppm. Samples were analyzed at SGS Lakefield;
●	GE_ICP-AES-90A50: 29 element package – sodium peroxide fusion, ICP-AES;
●	GO_ICP90Q100: Single Element – “ore” grade sodium peroxide fusion, ICP-AES (for overlimit samples); and
●	GO_XRF70V: Pyrosulphate Fusion, XRF, “Ore” Grade (for overlimit samples).

SGS was utilized as the Company’s primary assay laboratory from July 7, 2021 to December 3, 2021., at which time the decision was made to switch to American Analytical Services Inc. (“AAS”).

Receipt of the first batch results from SGS certificate BBM21-14653 revealed a 64% failure rate in Au, Ag, Cu, Pb and Zn certified reference material (“CRM”) results.

The Company requested that SGS rerun affected samples in batch BBM21-14653 by ICP analysis and no failures were noted in the re-assayed batch results (BBM22-16515). After comparison of original and rerun results, a decision was made to import Au and Ag fire assay results from the original batch (BBM21-14653) into the database, as most standard failures were associated with ICP-AES results, and not the Au-Ag fire assay data. The 29-element package ICP re-run results from BBM22-16515 were reported to the company database as well as results from SGS batch BBM21-12042.

SGS is independent of Silver Bow Mining and operates more than 2,600 offices and laboratories throughout the world. Sample processing services at SGS are ISO/IEC 17025:2017 accredited by the Standards Council of Canada. Quality Assurance procedures include standard operating procedures for all aspects of the processing and also include protocols for training and monitoring of staff. ONLINE LIMS is used for detailed worksheets, batch and sample tracking including weights and labelling for all the products from each sample.

8.2.2	American Analytical Services – Osburn, Idaho

Silver Bow Mining transitioned to using the laboratory services of American Analytical Services (AAS) in Osburn, Idaho for the next batch of samples from the 2021 drilling project, and for the continuation of re-sampling and gap infill sampling of historical drill core. The first batch of continued historical drill core gap and re-sampling (BJS_123021-F&AA) was shipped to AAS on December 30, 2021, and contained 46 samples of historical drill core and QC samples. Batch BJS_011422-F&AA, consisting of 132 samples from drill holes BJS21-25, BJS21-01 and BJS21-03, and various QC samples, was sent to AAS on January 10, 2022. Umpire samples (five pulp samples) from SGS batch BBM21- 14653 were also sent to AAS for check assaying.

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Technical Report Summary

Samples at AAS were prepared and analyzed using the following methods:

●	M-SP-R: Dry, Crush to 80% passing 10 mesh, split 250 g and pulverize to 85% passing 140 mesh;
●	M-AA-2A – Ag, Cu, Pb, Zn: Aqua Regia digestion, Atomic Absorption 4 element;
●	FA-Ag/Au: Fire Assay with gravimetric finish; and
●	M-Vol-Zn: Volumetric Analyses (for Zn overlimit samples).

A third batch, containing 263 historical drill core and QC samples, was sent to AAS, but not processed. Work was put on hold at AAS until a decision was made to send the unprocessed samples to another laboratory in February of 2022. AAS was considered the Company’s primary lab from December 3, 2021, to February 7, 2022, when the decision was made to change labs to Paragon Geochemical Laboratories Inc., (“Paragon”), Nevada.

The Company later chose to utilize AAS for umpire/duplicate sample analysis of SGS and Paragon lab results and, therefore, has not reported any AAS data in the Company’s assay database.

AAS, incorporated in 1996, is a full service metallurgical, environmental, and chemical analytical laboratory that carries out geochemical assaying in accordance with ASTM and USGS standards. AAS are ISO 17025:2017 accredited through Perry Johnson Laboratory Accreditation Inc., for mineral and “ore” chemical analysis, including the analytical methods performed throughout the 2021 program.

8.2.3	Paragon Geochemical Laboratories – Sparks, Nevada

Following the decision to transition from AAS to Paragon, the Company requested all pulp samples and coarse rejects from AAS (batches BJS_123021-F&AA and BJS_011422-F&AA), and the third batch of unprocessed historical samples, be sent to Paragon for analysis. The third batch of 50 historical drill core and QC samples were also sent directly from the Company to Paragon for analysis. A batch consisting of four coarse reject samples and a single CRM from SGS batch BBM21-14653 were sent to Paragon for umpire duplicate analysis.

Sample preparation for pulp samples in Paragon batch B22-0079 were not required, since samples were already prepped at AAS. Sample preparation for the second and third batches of historical drill core (Paragon B22-0080 & B22-0081), and the SGS coarse rejects (Paragon B22-0105) were prepared according to the following method protocol

●	PREP-PKG: Inventory, weigh, dry to 100°C, crush to 70% passing 10 mesh, riffle split 250 g and pulverized to 85% passing 200 mesh;
●	33MA-OES: 33-element suite; 0.25 g Multi-Acid digestion/ICP-OES;
●	AuAg-GR30: Au and Ag; 30 g fire assay, gravimetric finish; and
●	OLMA-OES – Cu, Pb, Zn: Over-limits Multi-Acid; OES digestion.

CRM results in batches B22-0079 and B22-0081 failed to meet the Company’s QA/QC requirements. However, Paragon re-ran all samples from these batches and results from the re-run batch passed QC protocol. Assay results from B22-0079 REV2, B22-0080, and B22-0081 REV2 were reported in the assay database. The Company considered Paragon as the primary assay laboratory effective February 7, 2022 to the date of this Report.

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Paragon is a mid-size provider of commercial assay lab services to the mining and exploration industries and is independent of Silver Bow. Located in Northern Nevada, they provide service in the Reno, Nevada, and Sparks, Nevada districts. Paragon processes and procedures are documented within its ISO 9001 compliant Quality Management System (QMS) and are readily available to ensure that all staff are operating at their best. The QMS also provides a framework for the constant monitoring of data quality that is directed toward a program of continual improvement. Paragon are ISO 17025:2017 accredited through International Accreditation Service Inc., for all analysis methods utilized during the Company’s 2021 program.

8.2.4	ALS – Elko and Reno, Nevada

The Company utilized ALS as another umpire laboratory, and for wax-impregnated bulk density analysis. A batch (COA-EL22059438) containing 14 duplicate pulps from Paragon and a single CRM sample was sent to ALS in Elko for umpire analysis on February 28, 2022. A second batch for umpire assaying, comprising eight duplicate pulps (split by AAS but not assayed at AAS) and a single CRM was sent to ALS in Reno and assayed at ALS on April 26, 2022. Paragon originally analyzed the duplicate pulp split samples assayed by ALS - Reno in batch number COA-RE22122986.

Samples at ALS were analyzed using the following methods:

●	ME-GRA21: Au & Ag by Fire Assay and gravimetric finish;
●	ME-ICP61: 33 element Four Acid ICP-AES; and
●	ME-OG62: “Ore” grade elements – Four Acid (Ag, Cu, Pb, Zn) for overlimit samples.

ALS is independent of the Company and has developed and implemented strategically designed processes and a global quality management system at each of its locations. The global quality program includes internal and external inter-laboratory analysis programs and regularly scheduled internal audits that meet all requirements of ISO/IEC 17025:2017 and ISO 9001:2015. All ALS geochemical hub laboratories are accredited to ISO/IEC 17025:2017 for specific analytical procedures.

8.3	DENSITY DETERMINATION

Density calculations were conducted by Company geologists using a water immersion method on site. The Company later utilized ALS Elko to conduct 25 wax impregnated SG samples. The current Mineral Resource Estimate uses a mineralized bulk density derived from 323 measurements including: 285 historical (Anaconda), 25 independent verifications, 12 by the Company, and five ALS samples. Regression analysis of Pb+Zn content and bulk density for all samples yielded the formula applied to each mineralization block.:

“Density = 0.024 x (Pb%+Zn%) + 2.7617,”

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Technical Report Summary

A similar regression slope was found using only the 21 independent samples. While suitable for the current estimate, the independent samples suggest slightly lower bulk densities, and further measurements are recommended to increase confidence.

8.4	SAMPLE SECURITY METHODS

Throughout the Company’s 2021 - 2022 drilling campaign, drill core was picked up from the drill sites at a minimum of once per shift and always picked up by the Company’s staff prior to a drill crew leaving for the day or commencing days off. Prior to drill core logging and sampling, all drill core was securely housed by the Company inside the Missoula Mine Yard, which houses both the Silver Bow Mining Corp office and drill core processing facilities. Drill core samples taken from select intervals were placed in heavy weight canvas sample bags and stored in a plastic-lined wood shipping crate inside the building. The storage and logging premises remained locked overnight and are surrounded by a barbed wire fence with lockable gate.

Samples were subsequently sent by the Company to the assay labs in wood shipping crates that were nailed shut with a particle board lid. Samples were shipped with the ground freight transportation companies Manitoulin Transportation when shipping samples to SGS in Canada and Old Dominion Freight Line Inc., when shipping samples within the United States to Paragon and, ALS in Nevada and AAS in Osburn, Idaho. All samples were reported received by the laboratories with the crates unopened and undamaged.

8.5	SAMPLE SHIPMENT

For sample submittal shipments, sample groups were first prepared with each sample individually bagged, tagged, labeled, and placed in order. Samples were then packed in containers with a recording of their sequence listed in a spreadsheet that corresponded to the lab job number. The lab’s sample submittal form was filled out with sample IDs, prep, analysis codes and disposal instructions which was then emailed to the lab for review. A printed copy of this form was placed in a Ziplock bag inside the first container. transport truck pick-up was arranged, payment confirmed and the Bill of Lading and Canada Customs or commercial invoice was completed (for SGS samples). Once shipped, the signed Bill of Lading was obtained, and an email of the commercial invoice and the Bill of Lading was sent to the customs agent. Finally, a confirmation that the lab had received the shipment was obtained, followed by request for invoice from the shipper referencing the Bill of Lading.

8.6	QUALITY CONTROL & QUALITY ASSURANCE

The Company commenced drilling at the Rainbow Block in 2021 and, from this time, implemented a QA/QC program that included the routine insertion of CRMs and blanks into the sample stream sent for geochemical analysis. This includes all samples from the 2021 drilling program, the historical resampling program, and the umpire assaying carried out on the 2021 drill core.

Commencing in 2021, the Company implemented protocol for QC sample insertion, whereby CRMs were inserted every 20 samples utilizing six CRMs from Canadian Resource Laboratories of Langley

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BC (“CRL”). Two types of blanks were used as part of QC protocol. These barren samples included Virginia City Gneiss and the BQM wall rock. Blanks were inserted at a rate of one every 20 samples.

Field duplicates were not taken during the 2021 - 2022 program. However, duplicate pulp samples from a primary lab were sent for check assaying at an umpire lab.

The Company currently monitors laboratory assay performance of all CRM and blank material as results are received. Deviations greater than ±3 standard deviations from the expected certified mean value of each CRM are followed up with the lab in a timely manner and samples are re-assayed as required .

8.6.1	Performance of Certified Reference Materials

CRMs were inserted into the analytical stream approximately every 20 samples by the Company geologists. Six CRMs were used during the 2021 - 2022 drilling and historical resampling program to monitor gold, silver, copper, lead and zinc performance: 1) ME-1406, 2) ME-1808, 3) ME-1805, 4) ME-1903, 5) ME-1902 and 6) ME-1812 (Table 12). All CRMs were purchased from CRL and are certified for gold, silver, copper, lead and zinc. The CRMs were sourced from CDN Laboratories in Langley BC and consisted of a mix of low-, medium- and high-grade polymetallic pulps and each CRM contained 60-g of pulp in a vacuum sealed plastic envelope to prevent oxidation or contamination. CRMs were inserted randomly with respect to grade.

A total of 74 CRMs were submitted in 2021, representing at a 5% insertion rate. Criteria for assessing CRM performance are based as follows: data falling within ±3 standard deviations (σ) from the certified mean value, pass; and data falling outside ±3 (σ) from the certified mean value, fail. As discussed in Section 8.1, the CRM failure rate was initially high during the 2021 – 2022 drilling program, and it took some months for the Company to settle on suitable primary and secondary labs that could provide acceptable turnaround times with quality results. Despite the issues faced throughout the program, robust and timely assessment of laboratory results, in conjunction with appropriate follow up action, has ensured the integrity of the data. Follow-up action taken with batches containing problematic CRM failures has included discussions with the relevant laboratory, rerun of potentially affected samples, assessment of rerun batches (all rerun batches passed QC assessment) and comparison between original and rerun results. to assess for bias and select which results to import into the database.

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Technical Report Summary

Table 12: Standards Used by the Company during 2021 Drilling Program

CDN Standard	30g FA, Instrumental	30g FA, Gravimetric	4-Acid / ICP
	Au g/t	Ag ppm	Ag ppm	Cu %	Pb %	Zn %
CDN-ME-1406	0.678	57.1	N/A	0.320	0.485	2.270
CDN-ME-1805	2.670	2236	2288	0.873	5.500	10.540
CDN-ME-1808	2.310	N/A	39	0.212	0.600	3.850
CDN-ME-1812	7.860	96	97	0.989	1.470	3.230
CDN-ME-1902	5.380	356	349	0.781	2.200	3.660
CDN-ME-1903	3.035	177	180	1.230	1.060	1.750
8.6.2	Performance of Blank Materials

Blank material (“blanks”) utilized at the Rainbow Block during their 2021 - 2022 drilling campaign were procured from unaltered and unmineralized intervals of historical diamond drill core, composed of barren Butte Quartz Monzonite (Butte Mining District host rock) (the predominant lithology in the district). For the historical core sampling program, Virgina City Gneiss was utilized (barren rock). The blanks were inserted at a frequency of one in 20 samples. If the assayed value in the certificate was indicated as being less than detection limit, the value was assigned half the value of the detection limit for data analysis purposes. An upper tolerance limit of three times the calculated standard deviation of all blank sample results was set. There were 49 data points to examine, representing a frequency of 5%.

8.6.3	Umpire Assaying

Silver Bow Mining’s geologists selected samples for umpire assaying from intervals considered to be of higher grade (based on observed mineralogy) for shipment to an assay lab other than the one handling the main sample stream. Around 5% of samples from each batch were assayed at an umpire lab. Due to the localized “nuggety” mineralization observed in veins, duplicate sample pulps from the same initial sample preparation were selected for duplicate analysis and not quartered core.

RMA analysis shows acceptable reproducibility between all labs for all elements, and no significant bias evident. The Author of this Report section considers that the umpire assay data is acceptable, supports the original analyses and does not demonstrate significant bias between labs.

8.7	DATABASE

The Rainbow Block database was compiled from extensive historical and recent drilling, channel sampling, and bulk density measurements, structured to support Inferred Mineral Resource estimation.

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Anaconda Copper Mining

Historical channel sampling data from Anaconda Copper Mining has been digitized to retain original assay and sample location details. This data, vital to understanding early mineralization and structural patterns, has been maintained in approximately regular sample lengths, thus requiring no compositing.

New Butte Mining

Historical drillhole data from New Butte Mining have been incorporated. This includes drillhole intervals, assay values, and lithological information, validated to ensure compatibility with current data formatting and consistency standards.

Silver Bow Mining

Recent drilling conducted by Silver Bow Mining was added to the database to provide an updated understanding of mineralization. The integration includes 5 ft and 10 ft composites of drillhole intervals, which align with the mineralization wireframes and supplement the historical data for resource estimation.

The channel sampling was digitised by Rangefront Mining Services together with the Silver Bow Mining Geologists. Internal controls and validation checks were conducted on the data collated. A systematic validation process was undertaken to check for inconsistencies and errors in the compiled database. Minor errors identified during verification were corrected.

To manage data outliers and ensure statistical reliability, grade capping was applied to combined drillhole composite and channel sample assay values. Grade capping thresholds were determined for each mineralization domain using log-normal histograms and log-probability plots, ensuring consistency in grade distribution across the dataset.

8.8	QUALIFIED PERSONS OPINION ON SAMPLE PREPARATION, SECURITY AND ANALYTICAL PROCEDURES.

The qualified person did not observe the sample preparation in person; however the Project had recorded their data capture and QAQC of core drilling and it is sufficient to the QP that proper procedures and QAQC were conducted for the recent core drilling.

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Technical Report Summary

9	DATA VERIFICATION
9.1	INTERNAL DATA VERIFICATION
9.1.1	Drillhole and Channel Data Verification

Silver Bow Mining provided historical and drilling data collated for the Project, including 2021 surface drilling, older drilling data, and underground channel. The Drilling database includes:

Table 13: Summary of drilling and trenching in the Rainbow Block.

Drillholes and Trenches in the Rainbow Block
	Company	Year	Type	no. of drillholes	Total footage drilled(ft)
1	Anaconda	1959	Surface	6	2,375
2	Anaconda	1980	Surface	10	2,630
3	Anaconda	1981	Surface	39	9,970
4	New Butte Mining PLC	1987	Surface	22	2,786
5	New Butte Mining PLC	1988	Surface	50	23,579
6	New Butte Mining PLC	1989	Surface	2	904
7	Silver Bow Mining	2021	Surface	8	4,780
				137	47,024

8	New Butte Mining PLC	1988	Underground	29	7,253
9	New Butte Mining PLC	1989	Underground	9	1,974
10	New Butte Mining PLC	1990	Underground	6	1,755
				44	10,982

11	New Butte Mining PLC	1987	Trenching	16	3,110
12	Silver Bow Mining	2021	Trenching	1	61
				17	3,171

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Table 14: Anaconda Company underground channel samples.

Channel Samples within the Rainbow Block
Company	Year	Type	no. of channels	Total footage (ft)
Anaconda	1940- 1956	Underground	15,719	167,334

●	183 drill holes totaling 58,392 ft (8 by Silver Bow Mining in 2021, 89 by New Butte Mining from 1987-1990, 2 by Lee Mining in 1984 (Marget Ann) and 55 by Anaconda 1959 - 1984),

●	29 Underground Boreholes drilled by New Butte Mining in 1988 -1990,

●	17 Surface channel samples collected between 1987 and 2021, and

●	15,719 underground channels totaling 167,334 ft.

Channel Sample Validation was conducted by Rangefront Mining Services together with Silver Bow Mining Geologists. As part of the validation, the channel samples were combined with the drill hole database and interrogates as part of the geological model wireframe construction. Channel samples were then coded according to the wireframe model representing the individual modelled veins.

9.1.2	2021 Assay Verification

Verification of the Rainbow Block drillhole assay database was conducted for gold, silver, copper, lead and zinc by comparison of the database entries with assay certificates, provided directly to the Authors.

9.2	EXTERNAL DATA VERIFICATION

During the Company’s 2021 - 2022 drilling campaign, an umpire assay lab was selected to test 5% of samples in each batch. This was done to ensure that each lab was providing accurate assay data. During the 2021 - 2022 drilling campaign, multiple labs were used to gather the most accurate data.

At Actlabs, samples underwent gold fire assay with gravimetric finish, and silver, lead, and zinc analysis via ICP-OES, with high-silver samples further analyzed by fire assay. Bulk densities were measured by water immersion, and Actlabs' QA system met ISO/IEC and Health Canada standards. Despite a nugget effect in gold assays, assay values were consistent between Silver Bow’s database and verification samples, confirming data quality suitable for the Mineral Resource Estimate

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Technical Report Summary

9.3	DATA VERIFICATION BY QUALIFIED PERSON

Mr. Jacob Anderson of Dahrouge geological consulting conducted a site visit to the Rainbow Block on December 9 -13, 2024, inspecting old drilling sites, verifying GPS locations, reviewing data collection and storage protocols.

From the available drill holes sample pulps 5 pulps were selected and sent to an assay lab for verification.

9.4	QUALIFIED PERSON’S OPINION ON DATA ADEQUACY

The QP is of the opinion that the data supplied by the registrant is adequate to support the Mineral Resource estimate.

The variability in the number of assay results for each metal element received from the registrant is due to the variability of sampling processes and assay procedures applied during the various sampling and assay programs on the property. Equal number of results for each element is not available, however the data sets used in the mineral resource are considered representative and have been considered independently for the overall Mineral Resource estimate.

The availability of QAQC protocols and the QAQC data supports the data supplied. The confidence in the data exhibited through the methodologies exhibited by the operation during data collection supports the classification of the final Mineral Resource estimate.

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10	MINERAL PROCESSING & METALLURGICAL TESTING
10.1	HISTORICAL MINERAL PROCESSING INFORMATION

Silver Bow Mining will consider the results from the historical mineral processing done in the region, however will set up new plants and processes for any extraction planned in future.

10.2	METALLURGICAL PROCESS AND PREDICTED RECOVERIES

Silver Bow Mining has not performed metallurgical testing at this stage.

10.3	MINERAL PROCESS TESTING

Silver Bow Mining has not initiated any mineral process testing. A metallurgical testing program is expected once drill core is obtained by an underground drilling program.

10.4	QUALIFIED PERSON’S OPINION ON DATA ADEQUACY

No Metallurgical or processing test work has been conducted by Silver Bow Mining.

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Technical Report Summary

11	MINERAL RESOURCE ESTIMATE
11.1	SUMMARY

Silver Bow Mining requested that Dahrouge Geological Consulting prepare an initial assessment of the Mineral Resource for the Rainbow Block from the database collated from drilling program and historical underground channel sampling. The channel sampling was digitized by the Silver Bow Mining geologists from historical channel mapping and sampling, combined with the drill hole database. The Silver Bow Mining geologists used the channel sampling and the historical drilling to produce the geological wireframe models of the veins.

Dahrouge Geological Consulting utilized the wireframe boundaries to domain the combined drill- hole and channel sampling database into the veins and compiled an estimate for individual metals within each vein. The metals estimated were Silver (Ag), Gold (Au), Lead (Pb) and Zinc (Zn), with the main result of the estimate being a calculated Silver Equivalent (AgEq) reported for the Mineral Resources of the Rainbow Block. The Silver Equivalent estimate was calculated per block based on the individual metal estimates within each block. The Mineral Resource was reported by accumulating these results within the block model volume. The metallurgical recoveries utilized in the calculation of the cut-off grade require further analysis and study to confirm the applicability within the Rainbow Block.

The complexity of the estimate is aligned within the well constrained Geological wireframe model of the veins. The estimated metal contents were estimated within the hard boundaries modelled by Rangefront Mining Services and the Silver Bow Mining geologists, and the results followed their guidance.

The effective date of this Mineral Resource estimate is the 31st of December 2024.

11.2	KEY ASSUMPTIONS, PARAMETERS, AND METHODS
11.2.1	Database

The database is a combination of drill holes and channel samples as collated by the Company’s geologists.

The raw statistics of the Rainbow Block data are shown in Table 14.

Table 14: General Statistics of Raw data for both Drill hole and Underground channel Samples.

Variable name	Ag (opt)	Au (opt)	Pb (%)	Zn (%)
Count	67,887	8,280	65,754	66,087
Mean	2.60	0.03	1.72	5.63
Standard deviation	6.43	0.37	2.59	6.38
Variance	41.36	0.14	6.73	40.70
CV	2.48	12.86	1.51	1.13
Median	0.90	0.00	1.00	3.40
Max	259.10	30.55	88.70	102.00
Min	0.00	0.00	0.00	0.00
Skewness	12.54	69.70	5.88	2.36
Kurtosis	289.65	5642.76	75.84	7.72
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11.2.2	Interpretation And Modelling

Geological wireframe and block models were prepared in Maptek Vulcan. Independent wireframes for each vein were constructed from the logging and channel sampling data. The block model consists of separate model variables for estimated silver, gold, lead and zinc. As well as associated variables used for the estimation and reporting of the Mineral Resources.

The Geological wireframe model was used to construct the sub blocked block model and was set up to accurately represent tonnages within each vein domain. Each vein domain was accurately represented by a suitable number of blocks that are constrained by the geological model.

There were 82 geological wireframes of the individual veins within the Rainbow Block constructed for the preparation of the Mineral Resource estimate.

The list of the veins modelled are reported in Table 16.

Table 16: List of mineralized veins modelled within the Rainbow Block

	Vein Code	Vein Name
1	V101	Alice
2	V102	alice_south_split_1
3	V103	alice_south_split_2
4	V104	alice_south_split_3
5	V101A	alice_south_split
6	v101b	alice_south_split4
7	V105	alice_splay
8	V170	Auraria
9	V180	Badger
10	V210	Boston
11	V220	chief joseph
12	V221	chief_joseph_split_1
13	V222	chief_joseph_split_2
14	V220A	cj_sky_splay_1
15	V220B	cj_sky_splay_2
16	V220C	cj_sky_splay_3
17	V240	edith_may
18	V250	Emily
19	V270	Florida
20	V290	Goldsmith
21	V291	goldsmith_splay_1
22	V292	goldsmith_splay_2
23	V300	grey_rock
24	V302	grey_rock_splay
25	V310	high_ore
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Technical Report Summary

	Vein Code	Vein Name
26	V340	jersey_blue
27	V350	Jessie
28	V710	lex_midnight_1
29	V711	lex_midnight_2
30	V360	Lexington
31	V366	lexington_ladder_2
32	V361	lexington_n_split_1
33	V362	Lexington_West
34	V364	lexington_n_split_2
35	V399	lexington_south_splay
36	V360A	lexington_splay_1
37	V360C	lexington_splay_2
38	V360D	lexington_splay_3
39	V360E	lexington_splay_4
40	V499	lexington_stringer_10
41	V397	lexington_stringer_1
42	V398	lexington_stringer_2
43	V491	lexington_stringer_3
44	V492	lexington_stringer_4
45	V493	lexington_stringer_5
46	V494	lexington_stringer_6
47	V495	lexington_stringer_7
48	V497	lexington_stringer_8
49	V498	lexington_stringer_9
50	V362	lexington_west
51	V601	Lucille
52	V400	Midnight
53	V402	midnight_splay
54	V430	plover_no_1
55	V114	rainbow_906
56	V110	Rainbow
57	V112	rainbow_n_split
58	V110B	rainbow_splay_1
59	V111	rainbow_splay_2
60	V116	rainbow_splay_3
61	V117	rainbow_splay_4
62	V119	rainbow_splay_5
63	V113	rainbow_split
64	V115	rainbow_state
65	V460	Skyrme
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	Vein Code	Vein Name
66	V461	skyrme_split_1
67	V462	skyrme_split_2
68	V463	skyrme_split_3
69	V465	skyrme_split_4
70	V467	skyrme_split_5
71	V468	skyrme_split_6
72	V469	skyrme_split_7
73	V470	Snowdrift
74	V730	state_area_1
75	V730A	state_area_2
76	V480	State
77	V481	state_fw
78	V481N	state_fw_splay
79	V480S	state_splay
80	V500	Tyrone
81	V520	Wildbill
82	V521	wildbill_splay

Historically underground mined areas within the Rainbow block were modelled as a solid and removed by classifying the blocks where the centroid was contained within the shape and flagged as “mined”. These blocks were not used for the classification of the Mineral Resource. The vein block models were also limited by the topography and the deeper extremities did not extend beyond the modelled water table. Both the topographic and water table surfaces were modeled within Vulcan and used to limit the block model construction for each vein.

Continuity of the volume and grades withing the rainbow block has been constructed by the block model interpolation using the available geological and sampling data. Estimation utilized only data within the block model to interpolate the grade variables. The vein wireframes provided a constraint for interpolation of grade distribution with this vein domains. Figure 19, Figure 20, Figure 21 illustrate examples where underground channel, and the drill hole data were utilized to constrain modelled vein surfaces within the Rainbow Block.

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Technical Report Summary

Figure 19: Chief Joseph vein surface showing channel samples and drill holes (Prepared by Dahrouge, 2025).

Figure 20: Lexington vein surface showing channel samples and drill holes (Prepared by Dahrouge, 2025).

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Rainbow Block – Montana, USA

Figure 21: Skyrme vein surface showing channel samples and drill holes (Prepared by Dahrouge, 2025).

11.2.3	Bulk Density Data

The bulk density used to determine the Mineral Resource was derived from historical measurements. Due to the limited availability of density data on the Rainbow block a regression analysis of Pb and Zn was utilized to determine the density of each block estimated. 301 samples were analyzed and the resulting regression can be seen in Figure 22 below.

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Technical Report Summary

Figure 22: Regression Analysis for Density vs Pb%+Zn%.

An average density of 0.085 tons/cubic foot was used to calculate the Mineral Resource.

11.2.4	Compositing

Compositing lengths of 2 feet were applied to the drill holes and the channel samples (Table 17). The composites were calculated for Ag, Au, Pb and Zn, starting at the first point of intersection between assay data points (Figure 23).

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Rainbow Block – Montana, USA

Table 17: Composite database for Drill hole and Channel samples.

Variable name	Ag(opt)	Au (opt)	Pb (%)	Zn (%)
Count	110,706	14,278	105,321	105,990
Mean	2.35	0.02	1.61	5.18
Standard deviation	5.32	0.13	2.21	5.41
Variance	28.30	0.02	4.87	29.22
CV	2.27	6.74	1.37	1.04
Median	0.90	0.00	1.00	3.40
Max	249.00	7.65	56.48	62.60
Min	0.00	0.00	0.00	0.00
Skewness	11.60	31.29	4.91	2.16
Kurtosis	260.29	1330.20	51.51	6.69

Figure 23: Analysis of different compositing lengths and the effects on the arithmetic mean and variance within the Silver data for vein 220.

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Technical Report Summary

11.2.5	Outlier Analysis and Capping

Grade Capping was analyzed per vein, per metal and performed on both the drillhole and channel datasets. The capped values applied to the input dataset for estimation is shown in the table below.

Table 18: Capping parameters of composite dataset per vein per metal.

Vein	Element	Count	Count (Capped)	Mean	Mean (Capped)	S.D.	S.D. (Capped)	CV	CV (Capped)	Capped Level
V101	Ag (opt)	1509	36	3.318	3.143	4.068	3.129	1.226	0.995	15
v101	Au (opt)	512	10	0.036	0.031	0.077	0.048	2.158	1.533	0.25
v101	Pb (%)	1529	97	2.605	2.488	1.846	1.513	0.708	0.608	5.5
v101	Zn (%)	1545	17	5.151	5.114	3.319	3.154	0.644	0.617	15
v101a	Ag (opt)	1082	20	2.953	2.671	4.382	3.573	1.484	1.276	17
v101a	Au (opt)	63	9	0.024	0.022	0.021	0.017	0.874	0.766	0.05
v101a	Pb (%)	22	2	0.74	0.726	0.825	0.728	1.115	1.028	2.8
v101a	Zn (%)	22	3	1.553	1.485	1.779	1.678	1.146	1.13	3.7
V102	Ag (opt)	406	18	2.76	2.535	2.762	2.432	1.242	0.959	11
v102	Au (opt)	194	3	0.064	0.021	0.37	0.033	5.766	1.567	0.2
v102	Pb (%)	339	2	1.406	1.338	2.142	1.683	1.524	1.258	8.5
v102	Zn (%)	342	12	2.902	2.8	2.834	2.523	0.977	0.901	8.9
V103	Ag (opt)	660	29	3.702	3.523	4.65	3.974	1.256	1.128	16
v103	Au (opt)	84	5	0.075	0.062	0.155	0.069	1.529	1.121	0.21
v103	Pb (%)	655	33	2.927	2.776	2.685	2.148	0.917	0.774	8.6
v103	Zn (%)	662	11	5.905	5.848	4.83	4.621	0.818	0.79	19
V104	Ag (opt)	352	6	3.888	3.666	4.603	3.405	1.184	0.929	17.5
v104	Au (opt)	32	2	0.024	0.018	0.039	0.015	1.587	0.84	0.05
v104	Pb (%)	351	11	2.532	2.402	2.388	1.808	0.943	0.752	7.4
v104	Zn (%)	359	11	5.011	4.96	3.765	3.611	0.751	0.728	14.9
V105	Ag (opt)	164	14	4.768	4.507	5.134	4.14	1.077	0.918	17
v105	Au (opt)	49	3	0.038	0.03	0.038	0.025	1.12	0.838	0.08
v105	Pb (%)	164	4	2.057	1.971	2055	1.73	0.999	0.878	7
v105	Zn (%)	161	4	3.575	3.467	3.408	3.004	0.953	0.867	12.5
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Vein		Count	Count (Capped)	Mean	Mean (Capped)	S.D.	S.D. (Capped)	CV	CV (Capped)	Capped Level
V110	Ag (opt)	963	16	4.195	3.962	6.334	31.127	1.51	1.102	26.5
v110	Au (opt)	271	13	0.04	0.037	0.054	0.04	1.346	1.085	0.18
v110	Pb (%)	807	9	2.367	2.252	3.142	2.447	1.328	1.087	13
v110	Zn (%)	836	25	7.308	7.16	6.062	5.6	0.829	0.782	21.7
V110B	Ag (opt)	269	5	4.86	4.578	9.524	7.751	1.96	1.693	49
v110b	Au (opt)	0								NA
v110b	Pb (%)	269	6	2.315	2.265	1.493	1.332	0.645	0.588	5.1
v110b	Zn (%)	272	13	8.49	8.277	5.586	4.983	0.658	0.602	20.5
V111	Ag (opt)	53	4	2.967	2.828	2.617	2.287	0.882	0.809	8
v111	Au (opt)	12		0.03		0.034		1.146		NA
v111	Pb (%)	53	4	5.273	4.894	4.969	4.163	0.942	0.851	12.1
v111	Zn (%)	49	0	11.1	11.1	7.56	7.56	0.681	0.681	31.4
V112	Ag (opt)	114	8	2.319	2.193	2.477	2.089	1.068	0.953	7
v112	Au (opt)	100	13	0.016	0.014	0.013	0.011	0.847	0.764	0.03
v112	Pb (%)	43	2	1.086	1.061	1.783	1.702	1.642	1.604	6.14
v112	Zn (%)	49	2	1.165	1.085	2.133	1.854	1.814	1.708	6.49
V113	Ag (opt)	96	10	3.689	3.484	4.074	3.49	1.104	1.002	12
v113	Au (opt)	90		0.028		0.029		1.045		NA
v113	Pb (%)	43	3	0.704	0.667	0.638	0.555	0.907	0.833	1.69
v113	Zn (%)	46	2	1.679	1.611	2.384	2.212	1.42	1.373	6.5
V115	Ag (opt)	866	21	3.237	3.048	3.868	2.672	1.195	0.877	13
v115	Au (opt)	67		0.025		0.014		0.584		NA
v115	Pb (%)	842	18	2.139	2.08	1.836	1.55	0.859	0.745	7
v115	Zn (%)	844	20	7.601	7.51	5.566	5.248	0.732	0.699	23.5
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Technical Report Summary

Vein		Count	Count (Capped)	Mean	Mean (Capped)	S.D.	S.D. (Capped)	CV	CV (Capped)	Capped Level
V170	Ag (opt)	660	4	1.996	1.877	4.165	2.742	2.086	1.46	30
v170	Au (opt)	4	0	0.01		0.005		0.52		NA
v170	Pb (%)	651	24	2.24	2.132	1.92	1.497	0.857	0.702	6.23
v170	Zn (%)	651	10	9.605	9.563	5.832	5.708	0.607	0.597	25
V220	Ag (opt)	2103	34	6.22	5.88	11.788	9.542	1.895	1.621	55
v220	Au (opt)	83	3	0.065	0.048	0.147	0.061	2.243	1.272	0.24
v220	Pb (%)	2100	88	2.989	2.864	2.616	2.091	0.875	0.73	8.25
v220	Zn (%)	2100	15	7.679	7.655	5.104	5.017	0.655	0.655	23.9
V220A	Ag (opt)	260	12	4.513	4.282	6.283	4.73	1.392	1.105	21
v220a	Au (opt)	0
v220a	Pb (%)	260	10	3.231	3.053	2.534	1.951	0.784	0.639	7.7
v220a	Zn (%)	262	16	7.851	7.593	4.525	3.885	0.576	0.511	15.3
V220B	Ag (opt)	173	6	2.592	2.464	3.367	2.375	1.299	0.964	14
v220b	Au (opt)	0
v220b	Pb (%)	175	6	3.093	2.91	3.109	2.372	1.005	0.815	10.5
v220b	Zn (%)	183	8	6.008	5.857	3.935	3.491	0.655	0.596	14
V220C	Ag (opt)	490	10	2.932	2.771	4.329	3.133	1.477	1.131	20
v220c	Au (opt)	0
v220c	Pb (%)	490	24	3.255	3.105	2.645	2.129	0.813	0.686	8.5
v220c	Zn (%)	490	21	7.826	7.75	4.196	3.987	0.536	0.515	17.6
V300	Ag (opt)	1559	31	3.45	3.276	4.519	3.234	1.31	0.987	17
v300	Au (opt)	78	3	0.18	0.051	0.768	0.072	4.277	1.427	0.26
v300	Pb (%)	1558	26	2.623	2.498	3.218	2.274	1.227	0.91	11.5
v300	Zn (%)	1559	30	6.894	6.824	4.555	4.304	0.661	0.631	19.5
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Vein		Count	Count (Capped)	Mean	Mean (Capped)	S.D.	S.D. (Capped)	CV	CV (Capped)	Capped Level
V310	Ag (opt)	1916	41	3.791	3.601	5.262	4.016	1.388	1.115	21
v310	Au (opt)	116	6	0.07	0.059	0.122	0.08	1.741	1.368	0.26
v310	Pb (%)	1916	52	2.847	2.711	2.999	2.351	1.053	0.867	10
v310	Zn (%)	1916	32	7.308	7.234	5.024	4.755	0.687	0.657	21.6
V360	Ag (opt)	2034	10	3.268	3.1	6.408	3.678	1.961	1.186	34
v360	Au (opt)	201	2	0.095	0.087	0.313	0.243	3.304	2.776	2.04
v360	Pb (%)	2034	32	2.358	2.234	2.955	2.215	1.253	0.991	11.5
v360	Zn (%)	2034	13	10.509	10.482	8.868	8.762	0.844	0.836	41.63
V360A	Ag (opt)	414	4	3.1	2.947	4.871	3.904	1.571	1.325	24
v360a	Au (opt)	24	2	0.359	0.042	1.11	0.051	3.09	1.231	0.15
v360a	Pb (%)	413	12	2.177	2.065	2.335	1.822	1.073	0.882	8
v360a	Zn (%)	414	8	10.813	10.662	8.717	8.23	0.806	0.772	32.28
V360C	Ag (opt)	217	3	4.474	4.239	8.861	6.64	1.981	1.566	50
v360c	Au (opt)	8	0	0.108		0.096		0.891		NA
v360c	Pb (%)	217	3	2.301	2.274	1.91	1.799	0.83	0.791	8
v360c	Zn (%)	217	9	8.262	7.851	7.046	5.647	0.853	0.719	22
V360D	Ag (opt)	73	3	4.157	3.951	7.759	6.696	1.867	1.695	35
v360d	Au (opt)	7	0	0.139		0.162		1.164		NA
v360d	Pb (%)	73	3	2.923	2.674	4.296	3.073	1.47	1.149	13.49
v360d	Zn (%)	73	4	11.521	10.726	10.892	8.676	0.945	0.809	29.4
V360E	Ag (opt)	399	12	5.695	5.409	6.923	5.412	1.216	1.001	26
v360e	Au (opt)	34	3	0.165	0.152	0.147	0.119	0.894	0.781	0.37
v360e	Pb (%)	399	10	2.166	2.078	2.128	1.716	0.983	0.826	7.65
v360e	Zn (%)	399	11	5.123	4.931	4.264	3.35	0.832	0.679	16.5

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Technical Report Summary

Vein		Count	Count (Capped)	Mean	Mean (Capped)	S.D.	S.D. (Capped)	CV	CV (Capped)	Capped Level
V361	Ag (opt)	2240	24	3.949	3.746	6.341	4.898	1.606	1.308	29
v361	Au (opt)	189	5	0.133	0.102	0.18	0.121	1.584	1.183	0.51
v361	Pb (%)	2240	13	2.533	2.508	3.114	2.941	1.229	1.173	19.5
v361	Zn (%)	2240	47	8.913	8.797	7.703	7.268	0.864	0.826	32
V362	Ag (opt)	1917	15	2.758	2.617	6.437	4.44	2.334	1.697	39
v362	Au (opt)	122	4	0.099	0.087	0.183	0.128	1.856	1.469	0.54
v362	Pb (%)	1917	25	2.211	2.128	2.99	2.496	1.352	1.173	13
v362	Zn (%)	1917	41	9.949	9.848	7.608	7.289	0.765	0.74	29.79
V364	Ag (opt)	103	5	2.342	2.232	3.143	2.534	1.342	1.135	12.5
v364	Au (opt)	0
v364	Pb (%)	103	1	2.219	2.185	2.908	2.766	1.311	1.266	12.18
v364	Zn (%)	103	8	9.043	8.752	6.387	5.756	0.706	0.658	19.7
V400	Ag (opt)	2398	42	3.059	2.903	4.651	3.519	1.521	1.212	18.5
v400	Au (opt)	181	5	0.054	0.047	0.111	0.08	2.05	1.694	0.35
v400	Pb (%)	2396	33	2.28	2.192	2.619	2.039	1.148	0.93	10.5
v400	Zn (%)	2416	33	7.255	7.189	5.397	5.124	0.744	0.713	24.53
V402	Ag (opt)	1718	80	3.199	3.029	4.227	3.084	1.322	1.018	15
v402	Au (opt)	108	5	0.031	0.027	0.046	0.033	1.496	1.216	0.13
v402	Pb (%)	1718	23	3.48	3.328	5.513	4.593	1.584	1.38	20.32
v402	Zn (%)	1718	33	8.868	8.778	7.045	6.643	0.794	0.757	32
V460	Ag (opt)	15639	163	2.801	2.676	5.053	3.811	1.804	1.424	25
v460	Au (opt)	75	0	0.033		0.039		1.162		NA
v460	Pb (%)	15645	315	2.631	2.581	2.326	2.048	0.884	0.794	10
v460	Zn (%)	15651	165	7.335	7.287	5.129	4.927	0.699	0.676	24

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Vein		Count	Count (Capped)	Mean	Mean (Capped)	S.D.	S.D. (Capped)	CV	CV (Capped)	Capped Level
V461	Ag (opt)	227	8	2.309	2.189	3.86	3.031	1.672	1.385	13.5
v461	Au (opt)	5	0	0.147		0.224		1.526		NA
v461	Pb (%)	227	5	2.684	2.625	2.124	1.899	0.791	0.723	7.9
v461	Zn (%)	227	9	6.973	6.729	4.882	4.114	0.7	0.611	17.2
V462	Ag (opt)	1488	59	2.268	2.156	2.717	2.098	1.198	0.973	9.5
v462	Au (opt)	0
v462	Pb (%)	1488	20	2.509	2.481	2.159	1.997	0.861	0.805	10.8
v462	Zn (%)	1488	30	7.847	7.7	5.493	4.92	0.7	0.639	23.1
V463	Ag (opt)	42	2	1.754	1.662	2.386	2.019	1.36	1.215	8
v463	Au (opt)	0
v463	Pb (%)	42		1.956		1.459		0.742		5.5
v463	Zn (%)	42	1	5.148	5.075	3.458	3.264	0.672	0.643	12.2
V465	Ag (opt)	979	0	2.416		3.391		1.404		NA
v465	Au (opt)	8	0	0.019		0.017		0.855		NA
v465	Pb (%)	980	18	3.115	3.052	2.599	2.318	0.934	0.759	10.4
v465	Zn (%)	976	26	10.452	10.356	7.007	6.73	0.67	0.65	26.1
V467	Ag (opt)	564	23	3.155	2.994	4.157	3.173	1.318	1.06	14
v467	Au (opt)	90		0.044		0.041		0.911		NA
v467	Pb (%)	564	10	2.83	2.766	2.346	2.005	0.829	0.725	9.5
v467	Zn (%)	562	9	8.213	8.141	5.752	5.477	0.7	0.673	25.5
V468	Ag (opt)	574	2	4.267	4.202	5.877	5.472	1.377	1.302	29.8
v468	Au (opt)	17		0.064		0.064		1		NA
v468	Pb (%)	574	6	2.186	2.147	1.822	1.619	0.833	0.754	7
v468	Zn (%)	574	15	6.464	6.381	4.603	4.321	0.712	0.677	18.5

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Technical Report Summary

Vein		Count	Count (Capped)	Mean	Mean (Capped)	S.D.	S.D. (Capped)	CV	CV (Capped)	Capped Level
V469	Ag (opt)	2227	48	5.979	5.687	7.442	5.154	1.245	0.906	26
v469	Au (opt)	168		0.043		0.06		1.383		NA
v469	Pb (%)	2237	37	2.285	2.239	1.876	1.666	0.821	0.744	8
v469	Zn (%)	2236	42	6.967	6.877	5.409	5.055	0.776	0.735	23.5
V480	Ag (opt)	6248	0	3.741		7.58		2.026		NA
v480	Au (opt)	103		0.019		0.027		1.406		NA
v480	Pb (%)	6075	45	1.604	1.581	1.696	1.53	1.057	0.968	8.5
v480	Zn (%)	6238	79	7.061	7.004	5.056	4.826	0.716	0.689	22.6
V492	Ag (opt)	155	1	4.14	3.731	8.45	5.382	2.041	1.442	30
v492	Au (opt)	44	3	0.113	0.08	0.266	0.117	2.348	1.461	0.43
v492	Pb (%)	154	2	2.813	2.672	4.589	3.806	1.631	1.424	20.5
v492	Zn (%)	154	7	11.133	10.811	9.56	8.622	0.859	0.798	30.7
V520	Ag (opt)	450	3	7.689	7.186	19.416	14.578	2.525	2.029	125
v520	Au (opt)	42		0.067		0.121		1.795		NA
v520	Pb (%)	450	6	2.321	2.24	2.4	1.965	1.034	0.877	9
v520	Zn (%)	450	5	6.464	6.391	5.129	4.795	0.794	0.75	23.2
V601	Ag (opt)	51		2.232		3.102		1.367		NA
v601	Au (opt)	23	1	0.046	0.044	0.053	0.051	1.157	1.145	0.12
v601	Pb (%)	3
v601	Zn (%)	3
V711	Ag (opt)	58	0	3.946		3.861		0.979		NA
v711	Au (opt)	0
v711	Pb (%)	58	7	2.196	2.088	2.159	1.945	0.983	0.932	5.5
v711	Zn (%)	58	3	5.348	5.208	3.684	3.337	0.689	0.641	12.5

Where possible capping was applied to the data within the vein’s dataset. In some cases it was determined not possible. The number of data points and variance played a role in this decision.

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In some instances, the metal variable could not be estimated due to limited data.

11.2.6	Statistical Analysis and Variography

Upon capping of each individual metal, an omni directional correlogram was modeled to evaluate the spatial continuity of the metals. Below are some of the individual variograms used in the estimations. Variograms were generated for each metal and for each individual vein.

Figure 24: Silver Variogram for vein 220

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Figure 25: Zinc Variogram for vein 362

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Table 19: Composite and Capped database for Drillhole and Channel samples.

Variable name	Ag (opt)	Au (opt)	Pb (%)	Zn (%)
Count	110706	14278	105321	105990
Mean	2.25	0.02	1.58	5.14
Standard deviation	4.38	0.09	1.93	5.25
Variance	19.18	0.01	3.74	27.54
CV	1.95	5.43	1.23	1.02
Median	0.90	0.00	1.00	3.40
Max	249.00	7.65	28.44	55.90
Min	0.00	0.00	0.00	0.00
Skewness	9.75	50.32	2.84	1.93
Kurtosis	254.39	3909.06	13.42	4.82

11.2.7	Block Model and Grade Estimation

Grade block model was generated utilizing Maptek Vulcan. The block model parameters are shown in Table 27.

Table 20: Summary of the Block Model Parameters

Direction	Model origin	No. Of Blocks	Block Size	Sub Block Size
x	36820.192	4350	100	2
y	34563.049	7700	100	2
z	5348.89	600	100	2

The grade variables for the Ag, Pb and Zn were estimated using Nearest Neighbor (NN), Inverse Distance to the second power (IVD2) and ordinary kriging (OK). The Au variable was only interpolated using NN and IVD2 as the parameters for the OK could not be optimized satisfactorily. Search ranges varied according to the data within each vein, however where possible certain parameters were adjusted for optimal results.

The Silver Equivalent estimate was calculated for each block based on the estimated metal results and the methodology is explained further in Section 11.5.1

11.2.8	Block Model Validation

Validation of the block model estimates for the estimated metals included a visual comparison of block model and composite grades in plan and section.

In addition to this, swath plots were generated for the estimated variables utilizing Ordinary kriging, Inverse Distance squared and Nearest Neighbor, along with a global comparison of mean grades were utilized (Figure 26). No material grade bias issues were identified.

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Figure 26: Example of a Swath plot showing estimated grades utilizing OK, NN and the point avg.

11.3	MINERAL RESOURCE CLASSIFICATION

The results for the Rainbow Block estimation have been classified as Inferred Mineral Resources. The results of the AgEq estimate is based on 4 metal variables. The classification of the combined estimates have been classified as inferred, as all of the metal variables could not be classified with equal confidence based on their sampling and estimation method within the constrained geological model.

According to §229.1300 (Item 1300) Definitions, an Inferred Mineral Resource is defined as that part of a Mineral Resource for which quantity and grade, or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is only sufficient to establish that geological grade or quality continuity are more likely than not.

An inferred mineral resource has the lowest level of geological confidence, preventing the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a mineral reserve.

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11.4	DEPLETION

The historically mined out areas on the veins within the Rainbow Block have been excluded from the Mineral Resource Estimate.

The historically mined out areas were combined from historical records by the Silver Bow Mining geologists and modelled so that the “mined-out” areas can be used to flag blocks within the block model as “mined”, and “unmined” and “only unmined” for purposes of the Mineral Resource statement.

11.5	REASONABLE PROSPECTS OF ECONOMIC EXTRACTION FOR MINERAL RESOURCES

The forward-looking assumptions for this Mineral Resource Estimate are wholly based on major factors related to establishing the prospects of economic extraction of Mineral Resources for the Rainbow Block. Main assumptions for economic extraction are based on historical material factors that may cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections, including cutoff grade assumptions, costing forecasts and product pricing forecasts.

Historical extraction of ore in the Butte Mining District has had reasonable success based on economic factors at the time where operations had sufficient grade, quantity, and geological understanding. The current Mineral Resource estimate is based on historical sampling and drilling data obtained within the Rainbow Block. The geological model has been updated and is well constrained around this data.

The estimate was completed within the hard boundaries of the modelled mineralized veins and a AgEq was calculated from each of these estimated variables. The commodity prices applied within the calculation are based on current trends.

A 4 opt cutoff applied to the AgEq Mineral resource is calculated based on a silver price of $25/oz at an assumed mining and processing cost of $90/ton and overall metallurgical recovery applied of 90%. Individual metal prices received are also utilised in the estimation of the AqEq Mineral Resource but not the individual metal recoveries at this stage of the study.

For extraction of the ore, historical underground mining has taken place through longhole stoping and the further reliable techniques for recovery will be applied. These mineral processing methodologies are assumed to utilize traditional methods including crushing and grinding, followed by bulk flotation of lead, copper, silver, and gold, and subsequent zinc flotation. A gravity concentrator circuit may also be included to assess the coarse gold. Overall metallurgical recoveries of 90% are possible through the application of these methodologies and included in the cut-off calculation.

The Qualified Person is satisfied that the AgEq estimate correlates with mined out historical production data supplied by the registrant.

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11.5.1	Input Assumptions

Silver Equivalent is calculated from the 4 metal variables, Ag, Au, Pb and Zn.

The silver equivalent variable (AgEq) is calculated per block based on the estimated grade variables; and a number steps were used:

1)	Conversion of Pb% and Zn% to pounds.

2)	Convert metal grades to dollar value.

Pbvalue/ton = Pbpounds/ton *$0.90/lbs

Znvalue/ton = Znpounds/ton *$1.31/lbs

Agvalue/ton = Agounce/ton *$25/oz

Auvalue/ton = Auounce/ton *$2500/oz

3)	Combine the new factors to calculate Silver Equivalent (AgEq) grade:

AgEq = (((Agvalue/ton)+ (Auvalue/ton) + (Znvalue/ton) + (Pbvalue/ton)/$25.00/oz

The calculation assumes commodity prices listed in Table 21.

Table 21: Commodity prices and recoveries utilized.

Metal	Unit	Price (US$)
Au_opt	oz	$2,500
Ag_opt	oz	$25.00
Zn_pct	lb	$1.31
Pb_pct	lb	$0.90
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11.5.2	Commodity Price

The commodity pricings utilized for the calculation of the silver equivalent estimate for the Mineral Resource of the Rainbow block are indicated in Table 21 .

11.5.3	Cut-off

The Silver Equivalent break-even grade sensitivity is displayed in Figure 27 against the possible extraction and processing costs. This was modelled by utilizing the silver price of $25/oz and an assumed recovery of 90%. The total mining and processing cost is assumed to be approximately $90/ton.

In this way, the Silver Equivalent cutoff applied to the Mineral Resource was allocated at 4 opt (ounces per ton).

Silver Bow Mining as this stage has not completed a cash flow assessment for this stage of the Rainbow Block Project. Initial costs, economic and technical assumptions, including metallurgical recoveries, for the generation of potentially economical mining limits are not yet finalised at the required level.

Figure 27: Break-Even cut-off grade vs Proposed mining & processing cost

The resultant grade-tonnage curve (Figure 28) for the Mineral Resource Estimate for the Rainbow Block indicates that to operate at a break-even cut-off of 4 opt AgEq, the estimate would contain 11.48 Mt at an average grade of 14.8 opt AgEq.

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Figure 28: Silver Equivalent (AgEq) Grade Tonnage curve.

The grade tonnage curves for each metal used in the silver equivalent calculation (Ag, Au, Pb, Zn) are shown below.

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Figure 29: Silver (Ounce per Ton) Grade Tonnage curve.

Figure 30: Gold (Ounce per Ton) Grade Tonnage curve.

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Figure 31: Lead (Percent) Grade Tonnage curve

Figure 32: Zinc (Percent) Grade Tonnage curve.

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Table 22 provides cutoffs and grades if evaluating the grade tonnage curves for the silver, gold, lead, and zinc on an individual basis. These cutoffs have not been applied to the current Mineral Resource Estimate for AgEq.

Table 22: Recommended cuttoff's for estimated metals

Metal	Cutoff	Grade
Ag (Silver)	4 opt	8.02 opt
Au (Gold)	0.02 opt	0.07 opt
Pb (Lead)	2.02%	3.06%
Zn (Zinc)	1.52%	6.17%

11.6	MINERAL RESOURCE STATEMENT

The Mineral Resource estimate was calculated on an in-situ basis and constrained within the geological modelling of veins, the topographic surface and the basement limit aligned with the water table, all within the Rainbow Block areal limits. The Mineral Resource estimate has considered the break-even cut-off grade of 4 opt for silver equivalent. Assumptions of metal price was utilised for the Silver Equivalent (AgEq) calculation. No further cost analysis and infrastructure limitations have been considered.

Table 23: Mineral Resource Statement at 31st December 2024, for the Rainbow Block reported on an in-situ basis.

	Vein	AgEq
Category	Mt	M oz	opt
Inferred	11.48	170.01	14.8
Total	11.48	170.01	14.8

Average individual metal grades and contained metal for the individual metals included in the AgEq calculation within the AgEq Mineral Resource for the Rainbow Block are shown in table 31 using a cut-off grade of 4 opt AgEq. Cut-off grades for individual metals have not been applied in determining average grade and contained metal.

The AgEq estimate was calculated for each block based on the estimated metal results and the methodology as explained further in Section 11.5.1

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Table 24: Average Grade by Metal and Contained Metal in the AgEq Mineral Resource Statement 31st December 2024, for the Rainbow Block

Average Grade by Metal and Contained Metal in the AgEq Mineral Resource
Vein Material	Ag (Silver)		Au (Gold)		Pb (Lead)		Zn (Zinc)
Tons (M)	Ounces	(opt)	Ounces	(opt)	lbs (M)%		lbs (M)%
11.48	49,155,194	4.28	553,549	0.05	287	1.25	1,053	4.59

11.7	QUALIFIED PERSON STATEMENT

The confidence classification of the Mineral Resource estimate has been classified as an Inferred Mineral Resource.

The Mineral Resource estimate will be influenced by metallurgical studies and further exploration and infill drill drilling and may increase or decrease as the data dictates.

11.8	MINERAL RESOURCE UNCERTAINTY DISCUSSION

The economic viability of the Project is not necessarily demonstrated by the Mineral Resources estimate. The certainty that all or any part of the estimate can be converted into a viable economic plan can not be guaranteed and depends heavily on key assumptions relevant for the conversion of Mineral Resources into Mineral reserves.

At this stage of the Project has been classified as an Inferred Mineral Resource. Even though the geological model is well constrained through hard boundary definition of the vein contacts, the data and the resulting mineral resource estimate and subsequent classification cannot guarantee a higher degree of confidence. Key economic assumptions can be considered partially speculative and required more advance data collection and economic reworking to convert practically into mineral reserves. The metallurgical recoveries utilized in the calculation of the cut-off grade require further analysis and study to confirm the applicability within the Rainbow Block. However previous mining and processing of similar vein material on the Rainbow block by Anaconda Company indicates that the mineralization is amenable to economic extraction.

Mineral resource estimates are materially affected by the quality of data, geological variability, mineralization variability, extraction planning and metallurgical recovery. Combining historical data in the way that Silver Bow Mining has done through detailed analytical work and geological foundation is not sufficient in part to define the economic assumptions supporting reasonable prospects for economic extraction including metal prices, and mining as well as the processing costs.

More data is required along several of the veins defined within the geological constraints. The Mineral Resource Estimate has allowed for the identification of key areas where confidence in the Mineral Resource can be improved upon within the Project parameters of the Rainbow Block.

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12	MINERAL RESERVE ESTIMATE

This section is not applicable to this TRS.

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13	MINING METHODS

There is no current mining activity on the Rainbow Block.

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14	PROCESS AND RECOVERY METHODS

There are no detail Process and Recovery Methods to discuss on the Rainbow Block at this stage.

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15	INFRASTRUCTURE

This section is not required for this TRS.

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16	MARKET STUDIES
16.1	MARKET ANALYSIS
16.1.1	Overview

After market analysis explores the performance of important metals copper, silver, zinc, and gold (as well as lead as a potential byproduct), all of which have been historically mined by previous owners of the Rainbow Block.

Mining within the United States is projected to show growth in the next few years, particularly in metals present within the Rainbow Block. Further exploration of the property will be key to the development of the Rainbow Block and determining what potential resources and reserves will be present on these claims.

16.1.2	Commodity Price Projections

The following information was reviewed and reported on between the dates of November 6th and November 9th, 2024. Any information which may have been published after these dates may not be captured in this report. Analysis of these metals includes statements from current market analysts, but no information here should be taken as a forward-looking statement only as a possible interpretation of current market opinion - which may give perspective for the logistics of furthering the exploration on the Rainbow Block claims.

16.1.2.1	Silver

The Rainbow Block hosts significant silver mineralization, predominantly as native silver, electrum and primary and secondary silver sulfides within the veins of the Intermediate and Peripheral Zones. Historical mining by Anaconda focused primarily on the copper-rich Central Zone, leaving substantial silver-rich veins in the Intermediate and Peripheral areas less developed. These veins, documented in Anaconda's 1978 Ore Reserves and Resources report, extend to great depths and represent a significant exploration target. The Peripheral Zone, which contains the highest silver grades, encompasses approximately 70% of the Rainbow Block claims currently controlled by Silver Bow Mining.

Silver shows more price volatility than base metals like copper and zinc, being influenced by both industrial demand and investment sentiment. During the 2020 pandemic-related market disruption, silver prices reached nearly $30 USD/ounce, approaching levels last seen in 2013. Since then, prices have traded in a range between $20 to $30 USD/ounce (Figure 33), responding to both industrial and investment demand factors.

Unlike gold, which is primarily driven by investment demand, silver maintains a significant industrial demand component. Over 50% of annual silver consumption comes from industrial applications including:

●	Electronics and electrical contacts
●	Photovoltaic cells for solar energy
●	Medical devices and antimicrobial applications
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●	Automotive sensors and electrical systems
●	Photography and specialized optical equipment

This dual role as both an industrial metal and an investment vehicle contributes to silver's price dynamics and potential value to the Project.

Figure 33: Silver Commodity Price January 31, 2014, to April 30, 2024 (IMF, 2024)

Investment demand significantly influences silver prices, particularly during periods of dollar weakness and low interest rates, when the opportunity cost of holding non-yielding assets decreases. During inflationary periods, investors often turn to silver as an alternative to fiat currency (Newman et al., 2023). Market analysts project continued upward price momentum, with forecasts ranging from $34 to $50 USD/ounce in 2025 (PR, 2024; Beauchamp, 2024). These projections reflect several macro factors:

●	Ongoing geopolitical tensions
●	Anticipated U.S. monetary policy changes
●	Political uncertainty surrounding the U.S. presidential election
●	Evolving international trade policies

Supply constraints are also supporting higher silver prices. Global silver production has declined in recent years, while U.S. production has remained relatively flat. Secondary supply from recycling provides some market balance, with approximately 1,100 tons recovered from new and old scrap materials in 2023 (USGS, 2024). However, recycling volumes have not offset the decline in mine production.

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The silver market outlook suggests continued price strength with volatility linked to global political and economic conditions. While precise price forecasts are inherently uncertain, the fundamental supply-demand dynamics appear supportive of prices above historical averages. The Rainbow Block's significant silver mineralization, documented but largely unmined by previous operators, positions the Property to potentially help address market supply constraints while benefiting from favorable price conditions.

16.1.2.2	Zinc

Historical production reports 2,226,396 total tonnes of zinc material from the district (Table 4 ( Section 5.3)) While mainly mined as a by-product of more lucrative metals copper and silver, the material abundance is still significant.

Zinc’s main usage occurs in the steel industry in galvanized steel coated and bonded with zinc. This chemical process protects the metal from corrosion - leading to a longer lifespan of the material with a low environmental impact (Wood, 2024). Because of this, the demand of zinc is heavily tied to rapid industrialization, urban expansion, and infrastructure ventures. Aside from this, consumer goods, automobiles, electronics, and green energy solutions such as solar panels, wind turbines, and evolution of zinc-ion batteries require significant supply of zinc. Previously, zinc has seen relatively stable prices nearing $2,000 to $2,500 USD/ton, with few periods of spikes and downturns most often related to changes in geopolitical climate and times of highs and lows in the industrial building and construction sector (Figure 34).

Figure 34: Zinc Commodity Price January 1, 2014 to September 1, 2024 (IMF, 2024)

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China is a key driver in the zinc market, particularly with its recent announcement of new stimulus measures to begin rebuilding its failing property sector. These measures would require a large demand for construction material and galvanized steel. General predictions of the market project a small, positive rebound of the metal price following this rebuilding, succeeded by a continued downtrend in the long term (Belder, 2024).

Several points add to the downturn of the metal’s price and demand. Overall, zinc is currently in oversupply, with production from the U.S., Australia, China, India and Peru continuing to saturate the abundance of the metal (USGS, 2024). The metal is recyclable, with several significant recycling companies currently establishing themselves in the industry. Zinc is also easily substituted by other available metals such as aluminum and magnesium (ChemAnalyst, 2024). With demand low, and stock of material high and consistent, smelters are also experiencing a difficult time holding their treatment charges for metal refining at a level where profit margins are met (Wulandari, 2024).

It is most likely here, as stated by market analysts, that zinc prices will remain relatively constant with a slight downward trend over time for the next few years, with dependence on demand and the status of total supply (Home, 2024).

16.1.2.3	Lead

Production of lead on the Butte District historically is much lower than zinc, coming in at only 427,400 tonnes total during all past production operations (Table 4 of Section 5.3). However, it is still worth noting as a potential metal as a lead concentrate will likely be considered in future processing studies.

The lead market has dominantly been controlled by the battery and automotive industries, with 86% of total lead consumption going to producing lead-acid batteries used in motorized vehicles, storage of energy generated by photovoltaic cells and wind turbines, and backup power supply (FMI, 2024). The metal also has high demand from the construction and plumbing industries, as well as minor uses in various home products, ammunition, and electronics.

In recent years, more hesitancy related to lead usage has been regarded in modern industry due to its high toxicity and polluting nature (Sazzini, 2024). In the past, the metal has shown regularly fluctuating high and low values related to demand in the battery industry, with some influence from the push of industrial expansion (Figure 35).

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Figure 35: Lead Commodity Price January 1, 2014 to September 1, 2024 (IMF, 2024)

Lead has recently recovered from a significant oversupply which was present for the metal from 2016 to 2017 and has now seen more equilibrium between supply and demand (Home, 2024). Similar to zinc, lead treatment charges have recently dropped to the point where smelters are struggling to make return.

Overall, a consensus among market analyst groups states that lead will remain consistent and stable at market prices of $1,800 to $2,400 USD/ton with some potential to a modest increase related to demand within the battery storage industry associated with the shift to green energy (Kaitwade, 2024).

16.1.2.4	Gold

While gold is not a main commodity of the Rainbow Block, the presence of the precious metal is significant. Historical gold production in the district totaled 2.92 million ounces (Table 4 of Section 5.3). However, this production figure may not represent the full gold potential of the Property, as The Anaconda Company did not routinely include gold in their regular assaying program. Gold assays were typically performed only when visible gold was noted or in specific areas known to carry higher gold values. This limited sampling approach was economically rational at the time, given that gold prices were fixed at $20 per ounce until 1934, and then at $35 per ounce until 1971. With current gold prices exceeding $2,600 per ounce (Figure 36), zones that were historically uneconomic or untested for gold may now represent significant value.

Some of the vein-hosted, peripheral mineralization present at the deposit may have the potential for high-grade gold occurrences. This potential remains largely untested, as historical sampling practices focused primarily on silver, zinc, copper, and lead. Modern exploration, with comprehensive multi- element analyses, will be required to fully evaluate the gold potential across the Property.

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Figure 36: Gold Commodity Price January 31, 2014, to April 30, 2024 (IMF, 2024)

Market analyst predictions expect the value to continue with an upward trend as rising inflation and increased investors beginning to diversify portfolios into gold (Goldman Sachs, 2024). However, some stabilization may occur in the coming months into the end of the year, following the end of the election in the U.S. (Bieber, 2024).

16.2	CONTRACTS

Silver Bow Mining Corp. has not entered into any material contracts or agreements related to the Rainbow Block. As the Property is at the exploration stage, no production-related contracts are currently required. The Company will evaluate appropriate contractual arrangements as Project development advances.

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17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS
17.1	BASELINE AND SUPPORTING STUDIES

The main environmental issues in the Project area are water quality and subsidence from historical underground mining operations. These issues continue to be studied, remediated, and addressed by state, federal, and private entities. Any future exploration and mining related activities are governed by environmental regulations and subject to strict oversight by state and federal regulatory agencies.

New Butte Mining commissioned an Environmental Impact Study (EIS) along with a Hardrock Mining Impact Plan for their operation in the Project area. This resulted in the issuance of a 1,500 ton per day mine operating permit from the state of Montana in 1989.

Silver Bow Mining submitted an application for a mineral exploration license submitted under the Metal Mine Reclamation Act (MMRA) on June 15, 2021, and the last notable change to the Project was submitted on August 25, 2021. The Montana Department of Environmental Quality (DEQ) issued a Final Environmental Assessment on October 4, 2021, which summarizes potential physical and biological effects of the exploration Project. In that assessment, the DEQ did not identify any significant impacts associated with the proposed exploration activities for any environmental resource or the quality of the human environment. The DEQ also stated that they did not believe that the proposed exploration activities by Silver Bow Mining have any growth-inducing or growth- inhibiting aspects or conflict with any local, state, or federal laws, requirements, or formal plans. Based on consideration of the criteria set forth in Administrative Rules of Montana (ARM) 17.4.608, the DEQ believed an environmental impact statement would not be required.

Silver Bow Mining obtained a license to conduct exploration activities, including drilling, on its Rainbow Block in October 2021. The permit also allowed for the rehabilitation of the Chief Joseph ramp and underground workings.

17.2	SITE CONTEXT

The Property is situated within Silver Bow County, Montana. The Property lies in a historically significant mining region, specifically within the Butte Mining District, which has been an epicenter of mining activity for over a century. Previous and upcoming exploration activities are located near Butte and Walkerville on private land. The Property is characterized by its proximity to existing urban and industrial zones, including historical mining disturbances. The Property is also located near major landmarks such as the Berkeley Pit and Continental Pit.

The Project site is within the boundaries of the Silver Bow Creek/Butte Area Superfund site, specifically the Butte Mine Flooding Operable Unit (BMFOU) and the Butte Priority Soils Operable Unit (BPSOU). As such, it is subject to regulatory oversight from local, state, and federal agencies. Additionally, the site is in the Butte-Anaconda National Historic Landmark District, containing multiple historic properties associated with the region's mining legacy.

Exploration activities occur entirely on private land avoiding new road construction by utilizing existing roads and overland routes. The area is predominantly zoned for residential and conservation use, with portions intersecting urban neighborhoods. Water for the Project will be sourced from the Butte-Silver Bow public water system, and infrastructure such as temporary office and maintenance trailers will be installed on-site.

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17.3	ENVIRONMENTAL AND SOCIO-ECONOMIC SETTING

The Rainbow Block is situated within the Butte Mining District in Silver Bow County, Montana. This region is characterized by its long-standing mining heritage and unique environmental conditions shaped by both natural and anthropogenic factors. The project area overlaps with the Butte- Anaconda National Historic Landmark District, highlighting the region’s rich mining history. Several historic properties, primarily related to past mining operations, are located near the project, necessitating careful consideration of cultural resources.

The Property is located at elevations ranging from approximately 6,000 to 6,400 feet above sea level. The climate is semi-arid, with average annual precipitation of about 12.5 inches, mostly falling as snow. The rugged terrain and historical mining activities have resulted in a patchwork of disturbed and reclaimed land, interspersed with urban development.

The soils on the Property and in the surrounding area have been heavily influenced by past mining activities, with some areas showing high levels of lead and arsenic contamination. Soil testing and reclamation efforts are integral to future projects, ensuring that disturbed areas are restored to stable and safe conditions.

The Property lies near significant hydrological features such as the Berkeley Pit and the Yankee Doodle tailings Impoundment. These water bodies are remnants of historical and current mining operations and are part of the ongoing Butte Priority Soils Operable Unit (BPSOU) cleanup efforts under the Superfund program. Surface water is sparse due to the altered flow patterns from historical mining. Groundwater in the area flows toward the Berkeley Pit, which is actively managed to prevent contamination spread. No natural wetlands or riparian areas exist within the immediate project vicinity.

Vegetation in the area is typical of a semi-arid, montane environment and includes Rocky Mountain subalpine-upper montane grassland and montane sagebrush steppe. The project area is home to common species of wildlife, including deer, squirrels, and various bird species. Habitat for species of concern is present but limited due to urban encroachment and historical disturbance. Habitat for these species is common and not unique to the project area.

The Property falls within the Silver Bow Creek/Butte Area Superfund site, specifically within the Butte Mine Flooding Operable Unit (BMFOU) and BPSOU. These areas are under strict environmental oversight to manage contamination and ensure reclamation aligns with broader environmental remediation goals.

17.4	STOCKPILES AND WASTE ROCK STORAGE

Silver Bow Mining has no current plans for creating stockpiles or creating waste rock storage for production purposes. The Stockpiles mentioned in their exploration permit refer to remediation material.

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The Exploration License the Company acquired in 2021 outlines plans for the creation of stockpiles and waste rock pile to support exploration and reclamation activities. Specifically, growth media will be salvaged and stockpiled to facilitate site restoration following exploration. Approximately 900 cubic yards of growth media will be salvaged from the footprint of the proposed waste rock pile and stored directly north of the waste rock area. The Silver Bow Mining Exploration Project will generate approximately 21,000 cubic yards of waste rock from underground exploration activities, specifically from extending the Chief Joseph decline. This waste rock will be placed on a designated surface area located about 300 to 400 feet east-southeast of the Chief Joseph portal.

The waste rock pile will occupy a site accessed via an existing road and a newly constructed 225-foot road segment. Before placing the waste rock, approximately 900 cubic yards of growth media will be salvaged from the pile's footprint and stockpiled nearby for later use in reclamation.

The waste rock pile will be contoured to blend with the surrounding terrain and covered with the salvaged growth media during reclamation. The area will then be reseeded to promote vegetation regrowth. Best Management Practices (BMPs) such as erosion control structures will be employed to minimize environmental impacts during the pile's active and reclamation phases.

The stockpiles will be located on previously disturbed land to minimize environmental impact. These materials will be used to backfill and recontour disturbed areas, ensuring effective reclamation. Best Management Practices (BMPs), including erosion control measures such as berms, silt fences, and straw wattles, will be implemented to prevent sediment runoff from the stockpiles onto existing mine tailings during the project's duration.

17.5	PERMITS AND REGULATORY CONTEXT

Mineral exploration, development and mining on patented claims in Montana are regulated by the DEQ, Hardrock Mining Bureau. (https://deq.mt.gov/Mining/hardrock). As noted in Section 4.7, the Hardrock Mining Bureau has separate programs for hardrock exploration and hardrock mining. Hardrock exploration requires a license to perform drilling and trenching and other activities to determine if an economical Mineral Resource is present. Hardrock mining can occur under a Small Miner Exclusion Statement (SMES) or under an Operating Permit. Small Miner Exclusion limits mining has the limitation of not more than 2 ha (five acres) of disturbance at any one time. Mining that cannot be limited to 2 ha (five acres) of disturbance under SMES, can only be done under an Operating Permit. In some circumstances multiple sites may be permitted under a single Operating Permit.

An Operating Permit from the DEQ is required for an applicant that plans to mine and disturb more than five acres, as defined under the Montana Metal Mine Reclamation Act. Several restrictions apply pertaining to wetlands, water, tailings impoundment, acid drainage, endangered species, and historical features or landmarks. More information about applying for and obtaining an Operating Permit may be found at the Montana DEQ website:. https://deq.mt.gov/mining/Programs/hardrock

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17.6	COMMUNITY RELATIONS

The Rainbow Block's location within the historic Butte Mining District, including areas beneath the town of Walkerville, and will require a comprehensive and proactive approach to community engagement. Silver Bow Mining recognizes its responsibility as a steward of this historically significant Property and acknowledges the community's deep connection to mining heritage spanning more than a century.

17.7	WATER MANAGEMENT

Regional groundwater management in the Butte Mining District operates under the Butte Mine Flooding Operable Unit (BMFOU) Consent Decree of 2002. Montana Resources and ARCO maintain water levels, well below what is deemed the critical water level, in the Berkeley Pit through continuous pumping operations, creating a cone of depression that prevent contaminated groundwater from migrating toward Silver Bow Creek and into alluvial aquifers. The extracted water undergoes treatment at the Horseshoe Bend Water Treatment Plant, operated by Montana Resources.

The Property's location within this larger hydrologic system benefits from the established water management infrastructure. Currently, no separate surface water management systems are required within the Rainbow Block boundaries, as the existing infrastructure effectively manages water flow through the area.

The regional surface water management system encompasses several interconnected components. Surface water North of Butte via Yankee Doodle Creek flows into the Moulton Reservoir. From there, it enters Montana Resources' Yankee Doodle tailings facility, where it becomes part of their process water circuit. Downstream flows from the tailings facility area, infiltrate through bedrock toward the Berkeley Pit. Montana Resources treats this water through their treatment system, with a portion recycled for process use and the remainder undergoing additional polishing before discharge to Silver Bow Creek under their permitted discharge system.

Surface water management on the western side incorporates three main control systems. The primary collection ditch along Seraph Point Road captures ridge-top drainage and directs it toward the Berkeley Pit system. Surface water from the upper Walkerville area flows into the Alice Pit, eventually reaching the Berkeley Pit via the Alice Shaft. In the lower Walkerville area, the Missoula Gulch drainage system collects surface water into the Syndicate Pit for settling. This water ultimately reaches the Berkeley Pit through the Anselmo Shaft and connecting underground workings.

This comprehensive water management system, maintained and operated by multiple parties under regulatory oversight, effectively controls both surface and groundwater flow throughout the District. Any future mining operations at the Rainbow Block would need to integrate with this existing system while maintaining compliance with current water management requirements and discharge permits.

The Property's location within this larger hydrologic system benefits from the established water management infrastructure. Currently, no separate water management systems are required within the Rainbow Block boundaries, as the existing infrastructure effectively manages water flow through the area.

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17.8	QUALIFIED PERSONS OPINION ON ADEQUACY OF CURRENT PLAN.

If Silver Bow Mining Corp is to re establish mining operations, the necessary permitting for expansion of operations on the Property will need to be completed. Planned exploration drilling is proposed to continue surface and underground via a new underground decline.

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18	CAPITAL AND OPERATING COSTS

This section is not applicable to this Technical Report Summary.

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19	ECONOMIC ANALYSIS

This section is not applicable to this Technical Report Summary

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20	ADJACENT PROPERTIES

In addition to the Rainbow Block, Silver Bow Mining owns mineral rights to approximately 2,469 acres in the Butte Mining District, including approximately 390 acres of surface rights.

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21	OTHER RELEVANT DATA & INFORMATION

The Author is not aware of any other relevant data or information needed to make this Technical Report understandable and not misleading.

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22	INTERPRETATION & CONCLUSIONS

22.1	INTRODUCTION

An initial assessment of the Mineral Resource of the Rainbow Block was compiled utilising the geological model and data supplied by the registrant.

22.2	PROPERTY DESCRIPTION AND OWNERSHIP

The Rainbow Block is located in the Butte Mining District, Silver Bow County, Montana, USA. The mineral rights for the Rainbow Block is held directly by Ferry Lane Limited, a wholly owned subsidiary of Silver Bow Mining Corp.

22.3	MINERAL TENURE,SURFACE RIGHTS, WATER RIGHTS, ROYALTIES AND AGREEMENTS

The Rainbow block area consists of 129 patented mining claims totaling approximately 878 acres. Additional water use permits will need to be acquired if development of the Property advances. There is a 2% of Net Smelter Returns royalty from all products produced from the Rainbow Block.

22.4	GEOLOGY AND MINERALIZATION

The Cretaceous Butte Quartz Monzonite hosts two of this classic porphyry copper deposits.

The main stage mineralization is well represented by polymetallic veining that is extensive across the butte mining district. The mineralization is concentrically zoned with copper being dominant closer to the main porphyry and transitioning out to copper-zinc and then with silver-zinc-lead- manganese-gold then dominating the outer Peripheral zone. The Rainbow Block is in the Peripheral zone of the Butte Mining District, where extensive veining is present on the Property.

22.5	HISTORY

The Butte Mining District a well-known mining district, historically mined economically for an extensive period. Mining operations within the Rainbow Block generated extensive channel sample data and drill hole information, some of which has been utilised for the compilation of the vein geological models and the estimation of the Mineral Resource. Silver Bow Mining plans to continue the exploration within the Rainbow Block from both surface and from underground platforms.

22.6	EXPLORATION

The Rainbow Block has been explored over many decades, targeting underground mineralization ahead of the previous mining fronts. The value in improving confidence in the estimated Mineral Resource lies in further targeting of available blocks in unmined areas to understand the complexity of the mineralized vein systems.

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22.7	DATA VERIFICATION

Historical drill hole and channel sampling has been collated by the Silver Bow Mining geologists in a manner representative of the ore body and suitable for use in the Mineral Resource estimate.

22.8	MINERAL RESOURCES

The Inferred Mineral Resource of the Rainbow block for the Silver Equivalent is estimated to be 11.48 Mt containing 170.01 Moz at an average grade of 14.8 opt.

22.9	MINERAL RESERVES

No Mineral Reserve is defined for this project.

22.10	MINING METHODS

The mining methodology has not been discussed in this TRS.

22.11	METALLURGICAL TESTING AND MINERAL PROCESSING

The metallurgical and processing details has not been discussed in this TRS.

22.12	INFRASTRUCTURE

Limited infrastructure was observed on the property but none that were discussed in this report.

22.13	ENVIRONMENTAL STUDIES, PERMITTING, SOCIAL OR COMMUNITY IMPACTS

The DEQ has issued an exploration licence #00857 to Butte Blackjack Operating LLC. (Silver Bow Mining Corp) on October 4th, 2021. The proposed exploration activities should not significantly impact the quality of the human environment. The DEQ believed that further preparation of an environmental impact statement would not be required.

22.14	MARKET STUDIES

The markets related to the metal of interest within the Rainbow Block show trends that support the eventual economic extraction of the Mineral Resource.

22.15	CAPITAL AND OPERATING COSTS AND ECONOMIC EVALUATION

No economic analysis have been discussed for the Rainbow Block.

22.16	CAPITAL COST ESTIMATES

No cost estimates have been discussed for the Rainbow Block.

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22.17	ECONOMIC COST ESTIMATE

No cost estimates are available for the Rainbow Block.

22.18	ECONOMIC ANALYSIS

No economic analysis was available from Silver Bow Mining at the time of this report.

22.19	RISK AND OPPORTUNITIES

This is an exploration project and there is no guarantee that current or future exploration activities will result in the delineation of an economic Mineral Resource.

The low confidence classification of the Mineral Resource requires additional sample points to delineate the estimation ahead of the current mined out areas. Although the geological model is well constrained based on historical channel sampling complimented by exploration drill holes, more data is required in the reported blocks.

22.20	CONCLUSIONS

The initial assessment is fair representation of the geological understanding and grade distribution across the Rainbow Block. The grade interpretation was conducted in a reasonable manner, commonly practised for the estimation of this type of resource within the industry. The classification of the Mineral Resource is consistent with common industry practise.

Further exploration, process and economic analysis is required for the registrant to migrate the project to the next phases.

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23	RECOMMENDATION
23.1	INTRODUCTION

The declaration of a Mineral Resource Estimate for the Rainbow Block can be materially impacted by any future changes in the break-even cut-off grade, potentially resulting from updates to costs, metallurgical processing recoveries, or metal price assumptions or from changes in geological knowledge because of new exploration data.

23.2	GEOLOGY AND MINERAL RESOURCES

The geological and historical knowledge has been appropriately used to develop the existing models and to guide the exploration, modelling and estimation processes utilised by the Silver Bow Mining Corp.

The data utilised is considered reasonably reliable, representative, and it is the QPs view that it is fit for purpose in developing a geological model and for the preparation of Mineral Resource estimates.

The geological interpretation and modelling methodology is appropriate for the style of mineralization. The modelling methodology followed current industry standard practices.

This Mineral Resource Estimate was completed after including data collated from historical stope sheets and channel sampling. The silver equivalent (AgEq) was calculated from the individual metal estimations.

The classification of Mineral Resources is based on the limited confidence associated with where possible the estimation and estimated confidence of the Ordinary Krig estimate within each vein. The metals were estimated for the Silver Equivalent calculation. The confidence of the estimate is limited by data continuity for the different metal and more work is required for the understanding of the geological controls on mineralization, ands the impact to metal content estimation.

23.3	MINING AND MINERAL RESERVES

The QP confirms that no Mineral Reserve has been declared for this project due to limited availability of the following key technical and economic parameters.

The Company intends to consider narrow-vein underground mining technologies in future studies for the Rainbow Block.

To support future Mineral Reserve estimation, the QP recommends:

●	Geotechnical drilling and rock mass characterization
●	Detailed hydrogeological studies
●	Mining method trade-off studies
●	Infrastructure assessment
●	Environmental baseline studies
●	Preliminary economic analysis
●	Metallurgical testing program
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23.4	MINERAL PROCESSING

The QP has determined that comprehensive metallurgical testing is required before the Project can advance to more advanced stages. Historical processing data from Anaconda operations provides general guidance, but modern testing is needed to confirm recoveries and optimize processing methods.

23.5	ENVIRONMENTAL STUDIES, PERMITTING, SOCIAL OR COMMUNITY IMPACTS

The QP notes that the Rainbow Block presents unique environmental and social considerations due to its location within both the Butte Area Superfund site and an established urban community. The following key areas require comprehensive study and stakeholder engagement:

Regulatory Framework:

●	BPSOU Consent Decree (2020) requirements
●	BMFOU Consent Decree (2002) obligations
●	Existing agreements with ARCO and Montana Resources
●	Integration with ongoing Superfund remediation efforts

Environmental Studies:

●	Baseline Characterization

o   Ground and surface water quality monitoring

o   Air quality and dust monitoring

o   Noise and vibration studies

o   Subsidence risk assessment

o   Soil contamination mapping

●	Impact Assessment

o   Groundwater impacts on existing BMFOU system

o   Potential surface subsidence near residential areas

o   Cumulative effects with adjacent mining operations

o   Noise and vibration impacts on nearby structures

o   Traffic and access considerations

Permitting Strategy:

●	Near-term Requirements

o   DEQ exploration license amendments

o   Water management permits

o   Air quality permits

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●	Long-term Planning
o	Operating permit application

o	Coordination with EPA Superfund requirements

o	Integration with existing ARCO agreements

o	Stakeholder engagement

Community Engagement:

The Rainbow Block's unique position within an established urban area requires a comprehensive and thoughtful approach to community engagement. The Property sits at the intersection of multiple stakeholder interests, including local residents living above historical and potential future underground workings, adjacent property owners, and the consolidated City-County government of Butte-Silver Bow. The presence of active mining operations by Montana Resources and ongoing environmental management by ARCO adds additional complexity to stakeholder relationships.

Special attention must be given to developing and maintaining positive relationships with existing operators and environmental managers in the District. Coordination with Montana Resources' active operations and ARCO's ongoing environmental programs will be essential for achieving community acceptance and operational success. This collaborative approach should extend to emergency response planning, shared infrastructure utilization, and cumulative impact management.

23.6	ECONOMICS ANALYSIS

 Table 25. Estimated Costs of Recommended Work

Recommended Program	Description	Estimated Budget
Exploration	25,000 ft surface drilling targeting expansion of the inferred mineral resource, and collection of vein material for Metallurgical test work	$2,500,000
Metallurgical Test Work	Preliminary metallurgical study to better inform metals recovery estimates and cut-off grade estimates	$100,000
Environmental Baseline Studies	Collection baseline data to be used in a future Mining Permit application including air quality and dust monitoring, noise and vibration studies, subsidence risk assessment, soil contamination mapping	$150,000

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24	REFERENCES

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Beauchamp, C. 2024. Silver Price Predictions – What’s Next for the Precious Metal?: https://www.ig.com/en/news-and-trade-ideas/silver-price-predictions--what-s-next-for-the- precious-metal--240920 (November 2024)

Belder, D. (2024) Zinc Price Update: H1 2024 in Review: https://investingnews.com/daily/resource- investing/base-metals-investing/zinc-investing/zinc-forecast/ (November 2024)

Bieber, C. (2024) What’s the gold price forecast for November 2024: https://www.cbsnews.com/news/whats-the-gold-price-forecast-for-november-2024/ (November 2024)

Blake, W.P. 1887. The Rainbow Lode, Butte City, Montana. American Institute of Mining and Metallurgical Engineering Transactions 16, 38-45.

ChemAnalyst (2024) Zinc Market Analysis – Industry Market Size, Plant Capacity, Production, Operating Efficiency, Demand & Supply Gap, End-Use Application, Sales Channel, Regional Demand, Company Share, Manufacturing Process, Foreign Trade, 2015-2034: https://www.chemanalyst.com/industry-report/zinc-market-3114#:~:text=Testimonials%20Disruption%20Tracker- ,Description,its%20abundance%20and%20versatile%20applications (November 2024)

Cole, A. (2024) Copper Pries in 2024 and 2025: a Global Overview and Analysis: https://www.fastmarkets.com/insights/copper-prices-in-2024-and-2025-a-global-overview- and-analysis (November 2024)

Cooke, D.R., Hollings, P. and Walsh, J.L. (2005) Giant Porphyry Deposits: Characteristics, Distribution, and Tectonic Controls. Economic Geology, 100, 801-818.

Cutkovic, M. (2024) Silver Price Forecasts/Predictions for 2024-2050: https://www.axi.com/int/blog/education/commodities/silver-price-forecasts (November 2024)

Czehura, S.J. 2006. Butte: A World Class Ore Deposit, paper presented at session on: Classic Geology and Mining Deposits, Society for Mining, Metallurgy & Exploration, Annual Meeting and Exhibit

Dudás, F.Ö., Isplatov, V.O., Harlan, S.S., Snee, L.W., 2010. 40Ar/39Ar geochronology and geochemical reconnaissance of the Eocene Lowland Creek Volcanic filed, west-central Montana. J. Geol. 118, 295–304.

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FMI (2024) Lead Market: https://www.futuremarketinsights.com/reports/global-lead-market (November 2024)

Folger, J. (2024) What Drives the Proce of Gold:
https://www.investopedia.com/financial- edge/0311/what-drives-the-price-of-gold (November 2024)

Gammons, C.H., Synder, D.M., Poulson, S.R. and Petriz, K. 2009. Geochemistry and Stable Isotopes of the Flooded Underground Mine Workings of Butte, Montana. Economic Geology 104, 1213-1234.

Gammons C.H., Szarkowski J. and Stevenson R. 2016. New Investigations of the Mineralogy of Silver in the World-Class Porphyry-Lode Deposits of Butte, Montana. Mining Engineering, Web Exclusive, June 2016.

Goldman Sachs (2024) Gold Predicted to Climb Higher than Expected as Records Shatter:
https://www.goldmansachs.com/insights/articles/gold-predicted-to-climb-higher-than- expected-as-records-shatter (November 2024)

Guilbert, John M. (1986). The Geology of Ore Deposits, W. H. Freeman & Company

S. GEIGER. (2002). New insights from reactive transport modelling: the formation of the sericitic vein envelopes during early hydrothermal alteration at Butte, Montana

Home, A. (2024) Zinc Facing Supply Deficit as Mine Output Falls Again:
https://www.reuters.com/markets/commodities/zinc-facing-supply-deficit-mine-output-falls- again-2024-10-09/ (November 2024)

Home, A. (2024) Zinc Market Shifts to Oversupply but Where’s the Metal?:
https://www.reuters.com/markets/commodities/zinc-market-shifts-oversupply-wheres- metal-2023-10-18/ (November, 2024)

Houston, R. (2001). Geology and Structural History of the Butte District, Montana.

Houston, R.A., Dilles, J.H. (2013). Structural Geologic Evolution of the Butte District, Montana, Economic Geology, v. 108, pp. 1297-1424

International Monetary Fund (IMF) (2024) IMF Primary Commodity Pricing:
https://www.imf.org/en/Research/commodity-prices (November 2024)

Kaitwade, N. (2024) Lead Market Overview (2022 to 2032):
https://www.futuremarketinsights.com/reports/global-lead-market (November 2024)

Kitco (2024) https://www.kitco.com/charts (November 2024)

Lund, K et al. (2002). Two-event lode-ore deposition at Butte, USA: 40Ar/39Ar and U-Pb documentation of Ag-Au-polymetallic lodes overprinted by younger stockwork Cu-Mo ores and penecontemporaneous Cu lodes.

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Lv, A. and Nguyen, M. (2024) UBS Expects Copper Price to Average $10,500 in 2025:
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Meyer, C., Shea, E.P., Goddard, C.C., Jr., (1968) Ore Deposits at Butte, Montana, in Ridge, J.D., ed., Ore Deposits of the United States, 1933-1967 (Graton Sales Volume): New York, American Institute of Mining, Metallurgical and Petroleum Engineers, v. 2, p. 1363-1416.

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Ostenburg, T. (2022) Mineralogy and fluid inclusions study of the Marget Ann mine of the Butte Mining district, Silver Bow County, Montana., Graduate Theses & Non-Theses. 283.

Peet, M., 2010, Structures in the Continental pit—a porphyry Cu-Mo deposit, Butte, Montana: Unpublished M.Sc. thesis, Butte, Montana, Montana Tech of the University of Montana, 78 p.

PR (2024) JP Morgan Expects Silver Prices to Average $36/oz in 2025:
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Proffett, J.M. 1973. Structure of the Butte District, Montana, in Miller, R., ed., Guidebook for the Butte Field Meeting of the Society of Economic Geologists: Butte, Montana. The Anaconda Company, p. G-1 to G-12, plus Figures

Proffett, J. (1973) The Role of Geologic Mapping in Mineral Exploration.

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Seal, R. (2012). Geologic and Environmental Characteristics of Porphyry Copper Deposits with Emphasis on Potential Future Development in the Bristol Bay Watershed, Alaska.

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Wood, L. (2024) Global Zinc Strategic Industry Report 2023-2030 – Increasing Demand in Galvanization and Coating Applications, Rising Adoption in Automotive and Transportation Sectors:

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Wulandari, F. (2024) Silver Price Forecast 2024-2030: Will it Test New Highs: https://www.techopedia.com/investing/silver-price-forecast (November 2024)

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25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT.

Information regarding the following sections was supplied in the most part by the Registrant as currently exploration stopped in 2022 and the Company engaged with digitisation of historical channel sampling for this Mineral Resource Estimate.

The QP relied on input from the registrant on the following sections.

●	Section 5- History
●	Section 6- Geology
●	Section 7 - Exploration
●	Section 8 – Sample preparation, analysis and security
●	Section 10 – Mineral Processing and Metallurgical testing

The reliance of the QP on the above sections is based on the matter that the information covered is historical and that the QP did not have first-hand knowledge with the data collection, however the QP considers the information supplied by the registrant applicable for the technical report summary and can be relied upon.

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26	DATE & SIGNATURE PAGE

The technical report summary, entitled the “RAINBOW BLOCK, Butte Mining District, Silver Bow County. Montana, USA” is current at December 31st 2024. This report was prepared by Dahrouge Geological Consulting.

Dahrouge Geological Consulting	/s/ Dahrouge Geological consulting

Dated at Denver, Colorado

05/27/2025
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